   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              GLOBALCENTER, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
        DELAWARE                     4813                    86-0647072
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                              GLOBALCENTER, INC.
                            1154 EAST ARQUES AVENUE
                              SUNNYVALE, CA 94086
                                (408) 328-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               DOUGLAS T. HICKEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              GLOBALCENTER, INC.
                            1154 EAST ARQUES AVENUE
                              SUNNYVALE, CA 94086
                                (408) 328-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                  Copies to:
            ALAN K. AUSTIN                        ANDREI M. MANOLIU
           MARK L. REINSTRA                        KARYN R. SMITH
          CRAIG A. SHELBURNE                    MITCHELL R. TRUELOCK
          MICHAEL W. HAUPTMAN                    COOLEY GODWARD LLP
   WILSON SONSINI GOODRICH & ROSATI        ONE MARITIME PLAZA, 20TH FLOOR
       PROFESSIONAL CORPORATION             SAN FRANCISCO, CA 94111-3580
          650 PAGE MILL ROAD                       (415) 693-2000
       PALO ALTO, CA 94304-1050
            (650) 493-9300
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

===========================================================================================
                                                    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF SECURITIES           AGGREGATE OFFERING         AMOUNT OF
                TO BE REGISTERED                        PRICE (1)          REGISTRATION FEE
-------------------------------------------------------------------------------------------
Common Stock, $.001 par value...................      $34,500,000              $10,455
===========================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED OCTOBER 16, 1997

PROSPECTUS

                                       SHARES

                     [LOGO OF GLOBALCENTER APPEARS HERE]

                                  COMMON STOCK

  Of the            shares of Common Stock offered hereby,           shares are
being sold by GlobalCenter, Inc. ("GlobalCenter" or the "Company") and
          shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

  Prior to this offering, there has been no public market for Common Stock of the Company. It is currently estimated that the initial public offering price
will be between $         and $         per share. See "Underwriting" for a
discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol GCTR.

                                   --------

  THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                             COMMENCING ON PAGE 6.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                    PROCEEDS TO
                                  PRICE TO UNDERWRITING PROCEEDS TO   SELLING
                                   PUBLIC  DISCOUNT(1)  COMPANY(2)  STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share.......................    $          $           $            $
--------------------------------------------------------------------------------
Total...........................   $          $            $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the several Underwriters.
(2) Before deducting expenses payable by the Company estimated at $          .
(3) The Company and certain Selling Stockholders have granted the Underwriters
    a 30-day option to purchase up to            additional shares of Common
    Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to
    Company and Proceeds to Selling Stockholders will be $          ,
    $          , $           and $          , respectively. See "Underwriting".

                                   --------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about    , 1997, at the office of the agent of Hambrecht &
Quist LLC in New York, New York.

HAMBRECHT & QUIST                                   VOLPE BROWN WHELAN & COMPANY

     , 1997

                               [ARTWORK TO COME]


  GlobalCenter is a trademark of the Company. This Prospectus also includes tradenames and trademarks of companies other than GlobalCenter.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE COMPANY

  GlobalCenter, Inc. ("GlobalCenter" or the "Company") is a leading provider of digital distribution services to organizations conducting business over the Internet, including some of the world's premier content providers. GlobalCenter's scalable, comprehensive Digital Distribution solution is a combination of proprietary software technology, content management services, multiple Media Distribution Centers and public and private peering arrangements. According to Zona Research, the number of Internet users worldwide is expected to increase from an estimated 38 million in 1996 to 206 million by the year 2000. GlobalCenter currently manages over one billion page views per month, over 100 million content requests per day and up to 250,000 software package downloads per day. GlobalCenter's customers include Yahoo!, Inc., Netscape Communications Corp., Playboy Enterprises, Inc., Cox Interactive and SOFTBANK Interactive Marketing.

  A primary component of the Company's Digital Distribution solution is its proprietary software, which enables the intelligent and reliable distribution of Internet content, circumvents bottlenecks and expedites delivery to end users. The Company offers a comprehensive suite of products and services for businesses of all sizes, ranging from Express Lane, a maximum performance, multiple-server Digital Distribution service for rapid delivery of robust content, to PrimeWeb, an entry-level, shared server Digital Distribution service. In addition, the Company has developed Software Express and Event Express, services designed for customers with occasional requirements for high bandwidth distributions to a large number of end users, such as software downloads or live media coverage of public events.

  GlobalCenter coordinates content delivery via the Company's network platform, consisting of five Media Distribution Centers linked to a fully meshed ATM backbone connecting ten major metropolitan area hubs. Customers of the Company can place dedicated servers with replicated content at multiple Media Distribution Centers, increasing routing efficiencies and protecting against delivery delays and the loss of data. In addition to its Media Distribution Centers and ATM backbone, the Company maintains public peering arrangements with key service providers and has established private peering relationships with major carriers, including UUNET Technologies, Inc., MCI Communications Corp., Sprint Corporation, AT&T Corporation and @Home Corporation, to minimize dependence on public exchange points.

  GlobalCenter manages content delivery for some of the world's most trafficked web sites, providing state-of-the-art services and facilities and efficient, high-speed distribution of content to end users. For businesses with mission-critical applications, GlobalCenter enables continual high-speed content management via dedicated servers while providing substantial additional bandwidth capacity on short notice. Finally, for those companies just establishing an Internet presence, GlobalCenter offers access to shared or individual servers, providing reliable, high-performance content delivery in a cost-effective manner.

  The Company's objective is to become the leading provider of Digital Distribution services to the world's premier content providers, businesses utilizing the Internet for mission-critical functions and small to medium-sized businesses. The Company's strategies to accomplish this objective include providing comprehensive Digital Distribution solutions to its customers, expanding its service and product offerings, increasing its customer base, leveraging relationships with current and future channel partners, pursuing strategic acquisitions and partnerships and expanding internationally.

  Upon completion of the acquisition of Voyager Networks, Inc., the Company will add two Media Distribution Centers in New York to its content distribution network and intends to continue to provide services to Voyager's existing customers, including Sony Corporation and Wit Capital. The Company has also recently established co-marketing relationships with leading corporations, including Pitney Bowes Inc. and AccountingNet/Automatic Data Processing, to provide coordinated Internet business services to these corporations' customers.

  The Company was incorporated in October 1993. The Company's executive offices are located at 1154 East Arques Avenue, Sunnyvale, California 94086. The Company's telephone number is (408) 328-6000. The Company's World Wide Web site is located at www.globalcenter.net. Information contained in the Company's web site shall not be deemed to be a part of this Prospectus.

                                  THE OFFERING

Common Stock offered by the Company.............          shares
Common Stock offered by the Selling
 Stockholders...................................          shares
Common Stock to be outstanding after the
 offering.......................................          shares (1)(2)
Use of proceeds................................. For general corporate purposes, including future acquisitions,
                                                 facilities expansion, repayment of debt,
                                                 working capital and capital
                                                 expenditures. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......... GCTR

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     PRO FORMA
                                                      SIX MONTHS     SIX MONTHS
                            YEAR ENDED DECEMBER         ENDED          ENDED
                                    31,                JUNE 30,     JUNE 30, (2)
                           -----------------------  --------------  ------------
                            1994    1995    1996     1996   1997        1997
                           ------  ------ --------  ------ -------  ------------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
 Revenue.................  $3,872  $6,702 $ 12,950  $5,477 $ 9,967    $11,396
 Operating income (loss).       5     564  (19,661)    220  (5,798)    (7,259)
 Net income (loss).......      (3)    319  (19,739)     94  (5,914)    (7,401)
 Net income (loss) per
  share..................
 Shares used to compute
  net income (loss) per
  share (3)..............

                                                           JUNE 30, 1997
                                                    ----------------------------
                                                                  PRO FORMA
                                                    ACTUAL    AS ADJUSTED (2)(4)
                                                    -------  -------------------
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents......................... $   527
 Working capital (deficit).........................  (5,607)
 Total assets......................................  14,276
 Long-term debt....................................   2,949
 Total stockholders' equity........................   1,531

--------
(1) Based on shares outstanding as of June 30, 1997. Excludes an aggregate of shares of Common Stock reserved for future issuance pursuant to the
    Company's employee benefit plans, of which options to purchase    shares
    were outstanding as of June 30, 1997. See "Management--Stock Plans," "Description of Capital Stock" and Note 7 of Notes to Consolidated Financial Statements of GlobalCenter, Inc.
(2) Pro forma to give effect to the acquisition of Voyager Networks, Inc. to be completed by the end of October 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) See Notes    and    of Notes to Consolidated Financial Statements of
    GlobalCenter, Inc. for an explanation of shares used to compute net income
    (loss) per share.
(4) As adjusted to give effect to the sale of the     shares of Common Stock
    offered by the Company hereby at an assumed initial public offering price
    of $   per share and the receipt of the estimated net proceeds therefrom.
    See "Use of Proceeds" and "Capitalization."

                                ----------------
  Except as otherwise noted herein, all information in this Prospectus (i) assumes consummation of the acquisition of Voyager Networks, Inc. and (ii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.

  Limited Operating History; Expectation of Future Losses. The Company has a limited history operating as a consolidated business upon which to base an investment decision. The Company experienced operating losses for the year ended 1996 and for the six months ended June 30, 1997. As of June 30, 1997, the Company had an accumulated deficit of $25.3 million. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet products and services. To address these risks, the Company must, among other things, continue to respond to competitive developments; attract, retain and motivate qualified personnel; implement and successfully execute its business strategy; develop and successfully market additional products; continue to upgrade its technologies; and commercialize products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks. Although the Company has experienced revenue growth in recent periods, there can be no assurance that the Company's revenues will continue to increase or will be sustained at current levels. The limited operating history of the Company makes the prediction of future results of operations difficult or impossible and, therefore, the recent revenue growth experienced by the Company should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. The Company believes that period to period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. The Company currently expects to significantly increase its operating expenses to expand its network architecture, to increase its sales and marketing operations, to fund greater levels of product development and to develop and commercialize additional products. In addition, the Company anticipates increased operating expenses as a result of future acquisitions, if any such acquisitions are completed. As a result of the foregoing factors, the Company expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. See "--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Associated with Acquisitions; Impact on Financial Statements. The Company has completed two acquisitions within the past 12 months and expects to complete the acquisition of Voyager Networks, Inc. ("Voyager") in October 1997. As a result of the consummation of these acquisitions, the Company's operating expenses have increased significantly. The combination of these entities has presented and will continue to present numerous risks and uncertainties, including difficulties related to the assimilation of acquired operations, realization of operational synergies, integration of distinct corporate cultures, diversion of management's attention from other business concerns, customer retention, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired companies. No assurance can be given as to the ability of the Company to integrate successfully any operations, personnel or products that have been acquired or that might be acquired in the future in a timely fashion, or at all. Any failure to successfully complete the integration of acquired businesses in a timely fashion or to generate sufficient revenues from any such acquired business could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company regularly evaluates acquisition opportunities and is likely to make acquisitions in the future, which could result in potentially dilutive issuances of equity securities and the incurrence of debt and contingent liabilities. In addition, any such acquisition could be accounted for using the purchase method of accounting, which could require the Company to record substantial amounts of goodwill with respect to such acquisition. Any goodwill recorded by the Company would be required to be amortized over its useful life. For example, the Company anticipates that it will record approximately $8.2 million in goodwill in connection with the Voyager acquisition, which will be amortized over five years. The dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and the amortization of goodwill could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Potential Fluctuations in Quarterly Results; Factors Affecting Operating Results. The Company's operating results have fluctuated significantly in the past and will likely continue to fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the timing and costs associated with new customer acquisitions, customer retention, fluctuations in bandwidth used by customers, the timing of software distributions, the timing of marketing efforts and service rollouts by channel partners, capital expenditures and other costs relating to the expansion of operations, the costs associated with and other effects of acquisitions, increased competition in the Company's markets, the timing of new service and product announcements, changes in the pricing policies of the Company and its competitors, market acceptance of new and enhanced versions of the Company's services and products, increases in operating expenses (including telecommunication costs), changes in the Company's strategy, personnel changes, economic conditions specific to the Internet industry and other general economic factors. For example, the Company realized greater than expected revenues during the second quarter of 1997 due in part to the distribution of a new software release by one of its customers. In addition, a relatively large portion of the Company's expenses are fixed, and therefore the Company's operating margins are particularly sensitive to fluctuations in revenues. For these and other reasons, in some future quarters, the Company's operating results may fall below the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Company's Common Stock.

  The Company has established Media Distribution Centers in five locations and plans to increase the number of such centers in the near future. The establishment of a Media Distribution Center typically requires the Company to expend substantial resources for leases or acquisitions of real estate, improvements to such facilities, purchase of equipment, implementation of multiple telecommunications capabilities, and the hiring of network, administrative, customer service and sales and marketing personnel. Many of these costs are fixed in the short term and as a new center begins operations it typically is, and could remain, underutilized until the Company is able to add sufficient customers at that Media Distribution Center. There can be no assurance that the Company will be able to anticipate accurately the customer demand for such additional Media Distribution Centers or that the Company will be able to attract sufficient customers to such facilities. The Company's inability to attract a sufficient number of customers to a new Media Distribution Center in a timely manner, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Continued Growth of Internet Usage; Dependence on New
Market. The Company's future success will be substantially dependent on the continued growth of the Internet, particularly with respect to its commercialization. Rapid growth in the use of and interest in the Internet is a recent phenomenon, and there can be no assurance that such growth will continue at the same rate or at all, or that commerce over the Internet will become widespread. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as a reliable network, or timely development of performance improvements, including the development or adoption of new standards and protocols required to handle increased levels of Internet activity. In addition, issues concerning the commercial use of these technologies (including security, cost, ease of use and quality of service) remain largely unresolved and may have a negative impact on the growth of Internet activities or commercial organizations that use these technologies. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet. Demand and market acceptance for recently introduced Internet products and services are subject to a high level of uncertainty and are dependent on a number of factors, including the growth in consumer access to and acceptance of new interactive technologies and the development of technologies that facilitate interactive communication between organizations and targeted audiences. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support the growth that may occur, the Company's business, financial condition and results of operations could be materially and adversely affected.

  The market for comprehensive web hosting and Internet content distribution services has only recently begun to develop, is evolving rapidly and likely will be characterized by an increasing number of market entrants. There is significant uncertainty as to whether this market will ultimately prove to be viable or, if it becomes viable, that it will grow. The Company's future growth, if any, will be dependent on its ability to market its digital distribution solutions in a cost-effective manner to a sufficiently large number of customers. There can be no assurance that the market for the Company's products and services will develop, that the Company's products and services will be adopted or that businesses or end users will use the Internet or other interactive media for commerce and communication. If this market fails to develop, or develops more slowly than expected, or if the Company's products do not achieve market acceptance, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business--Industry Background."

  Unproven Network Scalability; Risk of Systems Failure. If the Company is required to expand its network due to increased usage, additional stress will be placed upon the Company's network hardware and traffic management systems. Due to the limited deployment of the Company's services to date, the ability of the Company's network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown, and the Company faces risks related to the network's ability to be scaled up to its expected customer levels while maintaining superior performance. If the number of customers increases, the Company will need to make additional investments in its infrastructure to maintain adequate downstream data transmission speeds, the cost of which may be significant. There can be no assurance that the Company's network will be able to achieve or maintain a sufficiently high speed of data transmission, especially if the number and size of the Company's customers increases, and the Company's failure to achieve or maintain high-speed data transmission could significantly reduce consumer demand for its services and have a material adverse effect on its business, financial condition and results of operations.

  The Company's network infrastructure is susceptible to damage from fire, earthquakes, floods, power loss, telecommunications failures and similar events. Despite precautions taken by the Company, the occurrence of a natural disaster or other unanticipated problems at one or more of the Company's Media Distribution Centers could result in interruptions in the Company's services. In addition, failure of any of the Company's telecommunications providers to provide sufficient data communications when required by the Company could result in interruptions in the Company's services. Any damage to or failure of the Company's systems could result in reductions in, or terminations of, services requested by the Company's customers, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--GlobalCenter Digital Distribution Technology."

  Risks Relating to Operation of Network. The Company relies on a number of public and private networks to distribute content to end users. In particular, the Company leases its ATM backbone from WorldCom, Inc. ("WorldCom") and is dependent on WorldCom to maintain the operational integrity of that backbone and provide sufficient bandwidth for the Company's operations. In addition, the Company receives a substantial portion of inbound information requests via public networks. The public networks require the Company to utilize Peering Points such as the Metropolitan Area Ethernets or Network Access Points to exchange Internet traffic. These Peering Points are operated by several carriers, including WorldCom, PacificBell, Inc. ("PacBell") and Sprint Corporation ("Sprint"). If these carriers were to discontinue their support of the Peering Points and no alternative providers emerged or such alternative providers increased the costs of utilizing the public network, the distribution of content over the public networks, including content distributed by the Company, would be significantly constrained. Furthermore, as traffic over the public networks increases, the Company's ability to deliver content rapidly and reliably over these networks will be adversely affected if commensurate increases in bandwidth are not added. In addition to the public networks, the Company relies on a number of private networks to distribute its content. Many of the operators of such networks are competitors of the Company. If these organizations were to increase the pricing associated with utilizing these networks, or if these organizations increased their utilization of these private networks, the Company may be required to identify alternative networks through which it could distribute its content. If the Company were unable to access alternative networks to distribute its customers' content or pass through any additional costs of utilizing these networks to its customers, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business-- Competition," "--GlobalCenter Digital Distribution Technology."

  Dependence on Channel Partners. An important element of the Company's marketing and distribution strategy is to develop and leverage its relationships with current and future channel partners, if any. The Company does not have the sales and marketing resources to effectively reach the small and medium-sized businesses targeted in its channel distribution strategy without the assistance of these channel partners. The Company has recently implemented its channel distribution strategy and has no experience in coordinating such efforts. There can be no assurance that the Company's efforts will be successful, that the Company will be able to attract additional small and medium-sized businesses or that the costs associated with attracting and retaining such customers will not exceed the revenue the Company receives from these customers. Furthermore, there can be no assurance that the Company's current channel partners will continue their relationships with the Company or that the Company will be successful establishing additional channel partner relationships. If any of the Company's channel partners were to discontinue their relationships with the Company or the efforts of the Company and its channel partners are unsuccessful in attracting new small and medium-sized businesses, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Sales and Marketing; Channel Partners."

  Competition. The market for Internet content distribution and connectivity is extremely competitive. There are no substantial barriers to entry and the Company expects that competition will intensify in the future. The Company's ability to compete successfully will depend on a number of factors, including market presence, reliability, performance, technical expertise and functionality, pricing policies of competitors, the timing of introductions of new products and services, customer support, the variety of services offered, sales and marketing activities and industry and general economic trends.

  Many companies provide products or services that compete, directly or indirectly, with the Company's products and services, including: (i) web hosting and data warehousing companies; (ii) in-house MIS departments; (iii) connectivity providers, including Internet service providers ("ISPs") such as BBN Corporation, Earthlink Network, Inc., MindSpring Enterprises, Inc., Netcom On-Line Communications Services, Inc. and PSInet Inc.; Regional Bell Operating Companies ("RBOCs"); and long distance inter-exchange carriers, including AT&T Corporation ("AT&T"), MCI Communications Corporation ("MCI"), Sprint and WorldCom; and (iv) content management companies, including on-line service providers such as America Online, Inc. ("AOL"), CompuServe Corporation ("Compuserve"), Microsoft's Microsoft Network and Prodigy, Inc. ("Prodigy").

  Many of the Company's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company. As a result, certain of these competitors may be able to develop and expand their network infrastructures more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than can the Company. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortiums to provide additional services competitive with those provided by the Company.

  Certain of the Company's competitors may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of their services relative to the Company's. There can be no assurance that the Company will be able to offset the effects of any such price reductions. In addition, the Company believes that the businesses in which the Company competes are likely to encounter consolidation in the near future, which could result in increased price and other competition, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

  Delays in Introduction of New Services; Rapid Technological Change. The Company's future success will depend, in part, on its ability to develop leading technology, enhance its existing products and services, develop and introduce new services that address the increasingly sophisticated and varied needs of its current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The markets for the Company's products and services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to economically incorporate such advances into its business. Moreover, technological advances may have the effect of encouraging certain of the Company's current or future customers to rely on in-house personnel and equipment to furnish the services currently provided by the Company. In addition, keeping pace with technological advances in the Company's business may require substantial expenditures and lead time. There can be no assurance that the Company will be successful in effectively using new technologies, adapting its services to emerging industry standards or developing, introducing and marketing service enhancements or new services, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If the Company incurs increased costs or is unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner in response to changing market conditions or customer requirements, or if new services do not achieve market acceptance in a timely manner or at all, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business --Product Development and Engineering."

  The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its products and services with products and architectures offered by various vendors. Although the Company intends to support emerging standards, there can be no assurance that industry standards will be established or, if they become established, that the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. The failure of the Company to anticipate the prevailing standard, or the failure of a common standard to emerge could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that products, services or technologies developed by others will not render the Company's products, services or technology uncompetitive or obsolete.

  System Security Risks. Despite the implementation of network security measures, the core of the Company's content distribution infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or Internet users, which could lead to interruptions, delays or cessation in service to the Company's customers. Furthermore, such inappropriate use of the network by third parties could potentially jeopardize the security of confidential information, such as credit card and bank account numbers, stored in the computer systems of the Company and its customers, which could result in liability to the Company, result in loss of existing customers or deter potential customers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that any such measures implemented by the Company will not be circumvented in the future. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive and the efforts to address such problems could result in interruptions, delays or cessation of service to the Company's customers, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Management of Growth; Dependence on Key Personnel. The Company has recently experienced rapid expansion of its operations through acquisitions of other businesses, which has placed, and is expected to continue to place, significant demands on the Company's administrative, operational and financial personnel and systems. The Company's future operating results will depend substantially on the ability of its officers and key employees to manage changing business conditions and to implement and improve operational, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, its business, financial condition and results of operations could be materially adversely affected.

  The Company's success also will depend to a significant degree on the continuing contributions of its key management and technical personnel, as well as its ability to attract and retain highly skilled personnel in all job categories. Competition for qualified personnel is intense, particularly with respect to qualified technical personnel. The Company has at times experienced, and continues to experience, difficulty in recruiting sufficient numbers of qualified personnel. Although certain members of the Company's senior management have entered into employment agreements with the Company, there can be no assurance that any one of these officers will not voluntarily terminate their employment with the Company. The loss of the services of any senior management or other key employee or the inability to attract and retain additional personnel as required could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business--Competition," "--Employees" and "Management."

  Dependence on Key Customers. An important element of the Company's sales and marketing activities is the ability to reference certain of the Company's key customers who are leading Internet content providers. None of the Company's customers accounted for more than five percent of revenue during fiscal 1996 or the six months ended June 30, 1997. If any of these customers were to choose an alternative content distribution provider for any reason, the Company would be unable to reference these companies when seeking new customers. In addition, a widely publicized disruption of content distribution to end users of any of these customers could have an adverse impact on the Company's reputation. The loss of any of these key customers or any negative impact on the Company's reputation could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Case Studies."

  Liability for Information Retrieved and Replicated; Government Regulation and Legal Uncertainties. Based on the Company's activities in distributing content for its customers, it is possible that claims may be made against the Company under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials. In particular, copyright and trademark laws are evolving both domestically and internationally, and there is uncertainty regarding how broadly the rights afforded under these laws will be applied to the Internet environment.

  The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for the Company's products and services, increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, financial condition and results of operations. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, as the Company's products and services are available over the Internet in multiple states and foreign countries, and as the Company facilitates sales by its customers to end users located in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state and foreign country. The Company is qualified to do business in only a limited number of states, and failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business, could have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Proprietary Rights; Litigation. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on trademark, trade secret and copyright law to protect its technology. The Company presently has no patents. Despite the Company's efforts to control access to its proprietary information, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technologies without authorization, or to develop similar or superior technologies independently. In addition, effective copyright, trade secret and patent protection may be unavailable or limited in certain foreign countries.

  Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. In addition, although the Company does not believe that it infringes the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against the Company in the future or that any such claims will not be successful. Furthermore, parties making claims against the Company could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block the Company's ability to market or license its products in the United States or elsewhere. Any litigation, regardless of the outcome, could result in substantial costs to the Company and diversion of managerial resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Risks Associated with International Operations. The Company currently has an international office in London, England, and plans to open offices in Tokyo, Japan; Melbourne, Australia; and Stockholm, Sweden in the near future. In addition, a component of the Company's long-term strategy is to expand into other international markets. If revenue generated by any current or future international operations is not adequate to offset the expense of establishing and maintaining any such international operations, the Company's business, financial condition and results of operations could be materially adversely affected. To date, the Company has provided limited services in international locations to certain of its customers headquartered in North America, but has only minimal direct international experience. There can be no assurance that the Company will be able to successfully market, sell and deliver its services outside the United States. In addition to the uncertainty as to the Company's ability to expand into international markets, there are certain risks inherent in conducting business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing foreign operations, employment laws and practices in foreign countries, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, imposition of currency exchange controls, seasonal reductions in business activity, and potentially adverse tax consequences, any of which could adversely impact the Company's international operations. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's current or future international operations and, consequently, on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will be able to compete effectively in international markets.

  Use of Proceeds for General Corporate Purposes. The Company will have broad discretion in the use of the net proceeds of this offering. The Company currently expects to use the net proceeds for general corporate purposes, including future acquisitions, facilities and network expansion, repayment of debt, investments in working capital and capital expenditures. The Company's management will have the discretion to allocate the net proceeds to uses that stockholders may not deem desirable. There can be no assurance that the net proceeds can or will be invested to yield a significant return. See "Use of Proceeds."

  Requirements for Additional Capital. The Company is investing significantly in the development of its digital distribution architecture and hiring new personnel in anticipation of potential growth in its business, which is still at a very early stage. The Company believes that the net proceeds from this offering, together with existing cash, cash equivalents, short-term cash investments and capital lease financing, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds prior to this time. Moreover, the Company will likely require substantial additional funds to continue to fund its Digital Distribution architecture investment, including the establishment of additional Media Distribution Centers, as well as product development, marketing, sales and customer support needs. There can be no assurance that any such funds will be available as needed or on terms acceptable to the

Company. If adequate funds are not available, or are not available on acceptable terms, the Company may not be able to continue to invest in its Digital Distribution architecture, to develop new products and services or otherwise respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  No Prior Trading Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price of the Common Stock will be determined by negotiations among the Company, the Selling Stockholders and the Representatives and may not be indicative of the market price of the Common Stock after the offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

  The market price for the Common Stock may be significantly affected by factors such as the announcement of new products or services by the Company or its competitors, technological innovation by the Company or its competitors, quarterly variations in the Company's operating results or the operating results of the Company's competitors, changes in earnings estimates by analysts or reported results that vary materially from such estimates. In addition, the stock market has experienced significant price fluctuations that have particularly affected the market prices of equity securities of many high technology and emerging growth companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may materially and adversely affect the market price of the Company's Common Stock. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company and its officers and directors. Any such litigation against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Shares Eligible for Future Sale. Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering,
the Company will have outstanding an aggregate of      shares of Common Stock,
based upon the number of shares outstanding as of June 30, 1997. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the
Securities Act ("Affiliates"). The remaining      shares of Common Stock held
by existing stockholders (the "Restricted Shares") are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and Rule 701, additional shares will be
available for sale in the public market as follows: (i)       Restricted
Shares will be eligible for immediate sale on the date of this Prospectus;
(ii)      Restricted Shares will be eligible for sale 90 days after the date
of this Prospectus; (iii)       Restricted Shares will be eligible for sale
upon expiration of lock-up agreements effective until 180 days after the date of this Prospectus; and (iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of applicable holding periods under Rule 144. In addition, certain of the Restricted Shares are subject to vesting.

  As of September 30, 1997, options to purchase 1,814,151 shares of Common
Stock were outstanding, of which options to purchase       shares were then
exercisable. The Company intends to file a Form S-8 registration statement under the Securities Act shortly after the date of this Prospectus to register 3,602,768 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan, the Amended and Restated 1997 Stock Plan and the 1997 Employee Stock Purchase Plan. In addition, as of September 30, 1997, warrants to purchase 75,300 shares of Common Stock were outstanding, all of which will be eligible for sale 180 days after the date of this Prospectus.

  Pursuant to agreements between the Company and certain stockholders,
approximately       shares of Common Stock are entitled to certain
registration rights under the Securities Act. See "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

  Immediate and Substantial Dilution to New Investors. The initial public offering price will be substantially higher than the pro forma net tangible book value per share of the Common Stock immediately after the offering. Investors purchasing Common Stock in the offering will, therefore, incur
immediate and substantial dilution of approximately $     per share of Common
Stock, assuming a public offering price of $                . See "Dilution."

  Anti-Takeover Effects of Certificate of Incorporation and Delaware Law. Upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, upon completion of this offering, the Company will become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 could have the effect of delaying or preventing a change of control of the Company. The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") will not permit cumulative voting. These provisions, and other provisions of the Restated Certificate, the Company's bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the   shares of Common
Stock being offered by the Company hereby are estimated to be approximately $ million (approximately $ million if the Underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $ per share and after deducting estimated underwriting discounts and commissions and offering expenses. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders." The principal purposes of this offering are to obtain additional capital, to create a public market for the Company's Common Stock and to facilitate future access by the Company to public equity markets. The Company expects to use approximately $2.8 million of the net proceeds from this offering to repay certain indebtedness, which consists of (i) approximately $2.4 million pursuant to a term loan, which is due and payable upon the closing of this offering and has an interest rate equal to the prime rate, plus 2% ( % as of September 30, 1997) and (ii) approximately $450,000 of the $2,450,000 outstanding on its line of credit as of September 30, 1997, which expires December 1998 and bears interest at the prime rate, plus .75%. The balance of the net proceeds will be used for general corporate purposes, including future acquisitions, facilities expansion, working capital and capital expenditures. Other than the Voyager acquisition, the Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any acquisitions. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations.

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its Common Stock or other securities. The Company currently anticipates that it will retain all of its future earnings, if any, for use in the expansion and operation of its business, and the Company does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1997 (i) on an actual basis, (ii) on a pro forma basis to reflect the Company's sale of preferred stock in July 1997, the Company's issuance of shares in connection with the Voyager acquisition and the conversion of all
outstanding shares of preferred stock into     shares of Common Stock upon
closing of this offering and (iii) as adjusted to reflect the sale of the shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of GlobalCenter, Inc. and the Notes thereto included elsewhere in this Prospectus.

                                                        JUNE 30, 1997
                                                --------------------------------
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                (IN THOUSANDS, EXCEPT SHARES)
Long term indebtedness, less current portion
 (1)........................................... $  2,949  $  3,212      $
                                                --------  --------      ----
Stockholders' equity:
 Preferred Stock: $0.001 par value;
  shares authorized,
           shares issued and outstanding on an
  actual basis;
           shares issued and outstanding on a
  pro forma basis;
  5,000,000 authorized, no shares issued and
  outstanding on an as adjusted basis..........        4         6
 Common Stock, $0.001 par value; 20,000,000
  shares authorized, 7,978,415 shares issued
  and outstanding, on an actual basis;
  shares issued and outstanding on a pro forma
  basis; 50,000,000 shares authorized,
  shares issued and outstanding, on an as
  adjusted basis (2)...........................        8        10
 Additional paid-in capital....................   28,942    46,701
 Notes receivable for common shares purchased..      (15)      (15)
 Deferred compensation.........................   (2,062)   (2,062)
 Deficit.......................................  (25,346)  (25,346)
                                                --------  --------      ----
  Total stockholders' equity...................    1,531    19,294
                                                --------  --------      ----
   Total capitalization........................ $  4,480  $ 22,506      $
                                                ========  ========      ====

--------
(1)  See Note 4 of Notes to Consolidated Financial Statements of GlobalCenter,
     Inc.
(2) Excludes     shares of Common Stock reserved for issuance under the
    Company's stock option plans, of which     shares were subject to
    outstanding options as of June 30, 1997 at a weighted average exercise
    price of $    per share. See "Management--Stock Option Plans" and Note 7 of Notes to Consolidated Financial Statements of GlobalCenter, Inc.

                                   DILUTION

  As of June 30, 1997, the Company had a net tangible book value of
approximately $           or $   per share of Common Stock on a pro forma
basis, after giving effect to the Voyager acquisition and the issuance of shares of preferred stock to entities affiliated with SOFTBANK Corporation. Pro forma net tangible book value per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company by the number of shares of Common Stock outstanding on a pro forma basis, after giving effect to the conversion of all outstanding shares of preferred stock into shares of Common Stock. After giving effect to the issuance and sale of
the     shares of Common Stock offered by the Company hereby (at an assumed
initial public offering price of $    per share), the Company's adjusted net
tangible book value at June 30, 1997 would have been approximately $     or
$   per share. This represents an immediate increase in pro forma net tangible
book value of $     per share to existing stockholders and an immediate
dilution of $   per share to new investors. The following table illustrates the per share dilution:

   Assumed initial public offering price per share.................       $
    Pro forma net tangible book value per share as of June 30,
     1997.......................................................... $
    Increase per share attributable to new investors...............
                                                                    -----
   Adjusted net tangible book value per share after the offering...
                                                                          -----
   Dilution per share to new investors.............................       $
                                                                          =====

  The following table summarizes, on a pro forma basis as of June 30, 1997, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                         SHARES PURCHASED    TOTAL CONSIDERATION
                         -----------------   ---------------------  AVERAGE PRICE
                         NUMBER   PERCENT     AMOUNT     PERCENT      PER SHARE
                         -------  --------   ---------  ----------  -------------
Existing
 stockholders(1)........                   % $                    %     $
New investors(1)........                                                $
                          -------  --------  ---------   ---------
 Total..................              100.0% $               100.0%
                          =======  ========  =========   =========

  The foregoing computations assume no exercise of outstanding stock options or warrants after June 30, 1997. As of June 30, 1997, options to purchase shares of Common Stock were outstanding, with a weighted average exercise
price of $    per share. To the extent these options are exercised, there will be further dilution to new investors. See "Management--Stock Option Plans" and
Note 7 of Notes to Consolidated Financial Statements of GlobalCenter, Inc.

--------
(1) Sales by Selling Stockholders in this offering will reduce the number of
    shares held by existing stockholders to     shares, or approximately  % of
    the total shares of Common Stock outstanding after this offering
    (   shares, or approximately  % if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new
    investors to     shares, or approximately  % of the total shares of Common
    Stock outstanding after this offering (   shares or approximately  % if
    the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below as of the four years ended December 31, 1996 and for the period from inception (October 10, 1993) to December 31, 1993 and for the three years ended December 31, 1996 are derived from the Consolidated Financial Statements of GlobalCenter, Inc., which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data presented below as of and for the six months ended June 30, 1996 and 1997 are derived from GlobalCenter's unaudited consolidated financial statements. The selected consolidated financial data for the six months ended June 30, 1996 and 1997, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation for such periods. The historical results of operations for the six months ended June 30, 1997 are not necessarily indicative of results to be expected for the entire year. The pro forma consolidated statement of operations data for the six months ended June 30, 1997 give effect to the acquisition of Voyager as if it had occurred on January 1, 1997. The pro forma consolidated balance sheet data give effect to the acquisition of Voyager and the Company's sale of preferred stock in July 1997 as if each had occurred on June 30, 1997. The pro forma financial data do not purport to be indicative of the financial position or results of operations of the Company had the above transactions actually occured on the dates indicated, nor are they indicative of the Company's future financial position or results of operations. These selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of GlobalCenter, Inc. and the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Combined Financial Statements and the Notes thereto, included elsewhere herein.

                           PERIOD FROM                                                  PRO FORMA
                         OCTOBER 10, 1993                                SIX MONTHS     SIX MONTHS
                           (INCEPTION)                                     ENDED          ENDED
                         TO DECEMBER 31,  YEARS ENDED DECEMBER 31,        JUNE 30,       JUNE 30,
                         ---------------- ---------------------------  ---------------  ----------
                               1993        1994     1995      1996      1996    1997       1997
                         ---------------- -------- -------- ---------  ------  -------  ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenue:
 Service................       $ --       $   205  $ 4,399  $  11,484  $4,644  $ 9,127   $10,555
 Customer premise
  equipment.............        370         3,667    2,303      1,466     833      840       841
                               ----       -------  -------  ---------  ------  -------   -------
   Total revenue........        370         3,872    6,702     12,950   5,477    9,967    11,396
Costs and expenses:
 Cost of revenue:
 Service................         --            78    1,930      5,547   2,147    6,496     7,398
 Customer premise
  equipment.............        322         3,174    2,069      1,176     706      685       686
 Sales and marketing....         56           116      162        640     240    2,584     2,744
 Research and
  development...........         --            --       --         --      --    1,632     1,632
 General and
  administrative........         26           455    1,793      5,301   1,755    2,569     3,574
 Noncash compensation...         --            --       --         --      --      466       466
 Depreciation...........         --            44      184      1,014     409    1,101     1,101
 Amortization of
  goodwill..............         --            --       --         --      --      232     1,054
 Write-off of in-process
  research and
  development...........         --            --       --     18,933      --       --        --
                               ----       -------  -------  ---------  ------  -------   -------
   Total costs and
    expenses............        404         3,867    6,138     32,611   5,257   15,765    18,655
                               ----       -------  -------  ---------  ------  -------   -------
Income (loss) from
 operations.............        (34)            5      564    (19,661)    220   (5,798)   (7,259)
Other expense...........         (2)           (5)     (15)      (118)    (46)    (169)     (194)
                               ----       -------  -------  ---------  ------  -------   -------
Income (loss) before
 income taxes...........        (36)           --      549    (19,779)    174   (5,967)   (7,453)
Provision (benefit) for
 income taxes...........        (18)            3      230        (40)     80      (53)      (53)
                               ----       -------  -------  ---------  ------  -------   -------
Net income (loss).......       $(18)      $    (3) $   319  $ (19,739) $   94  $(5,914)  $(7,400)
                               ====       =======  =======  =========  ======  =======   =======
                                                                                        PRO FORMA
                                        DECEMBER 31,                      JUNE 30,       JUNE 30,
                         --------------------------------------------  ---------------  ----------
                               1993        1994     1995      1996      1996    1997       1997
                         ---------------- -------- -------- ---------  ------  -------  ----------
                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............       $ 54       $    16  $    37  $   6,463  $  153  $   527   $10,070
Working capital
 (deficit)..............         32          (165)    (928)    12,233    (745)  (5,607)    2,281
Total assets............        187           502    2,823     15,778   5,285   14,276    35,297
Long-term debt..........         65            51       --      2,527     725    2,949     3,212
Total stockholders'
 equity (deficit).......         (8)           11      831      6,957   2,113    1,531    19,293

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements of Global Center, Inc. and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

OVERVIEW

  GCIS, Inc. ("GCIS") was founded in January 1996 as a wholly owned subsidiary of Global Village Communication, Inc. ("Global Village") to provide value-added Internet services to small and medium-sized businesses. Prior to its incorporation, GCIS operated as a division of Global Village. In July 1996, Douglas Hickey joined GCIS as its President and Chief Executive Officer and began to assemble the Company's executive management team. In January 1997, GCIS merged with Primenet Services for the Internet, Inc. ("Primenet"), a Phoenix, Arizona-based provider of Internet access and web hosting services. Primenet was the surviving entity in the merger and subsequently changed its name to "GlobalCenter, Inc." Primenet was founded in October 1993 to assemble and sell personal computers and computer peripherals and to provide network engineering services. In response to increasing demand for Internet access from its customers, Primenet began to offer Internet access and other value-added Internet services in June 1994. The merger with GCIS was accounted for under the purchase accounting method, and therefore results of operations of GCIS are not included in the historical financial statements of the Company for periods prior to January 1, 1997.

  As a combined entity, the Company focused on providing a full suite of easy-to-implement, scalable Internet solutions to growing businesses. In May 1997, the Company acquired I-Systems, Inc. ("ISI"), a Sunnyvale, California-based provider of high-end content management and distribution services, to capitalize on the emerging market for highly reliable, high-speed, content management and distribution services. The ISI acquisition was accounted for under the pooling of interests method of accounting.

  With the acquisition of ISI, the Company began to focus on providing Digital Distribution services, consisting of a full suite of web content management and distribution, web hosting, design and development and various connectivity services. The Company currently manages over one billion page views per month, over 40 million content requests per day and up to 250,000 software package downloads per day.

  In September 1997, the Company agreed to acquire Voyager, a New York City-based provider of content management and distribution services. Upon completion of the acquisition of Voyager, the Company will add two Media Distribution Centers in New York to its content distribution network and intends to continue to provide services to Voyager's existing customers, including Sony and Wit Capital.

  The Company has completed two acquisitions within the past 12 months and expects to complete the acquisition of Voyager by the end of October 1997. The Company regularly evaluates acquisition opportunities and is likely to make acquisitions in the future, which could result in potentially dilutive issuances of equity securities and the incurrence of debt and contingent liabilities. In addition, any such acquisition could be accounted for using the purchase method of accounting, which could require the Company to record substantial amounts of goodwill with respect to such acquisition. The goodwill recorded by the Company would be required to be amortized over its useful life. For example, the Company anticipates that it will record approximately $8.2 million in goodwill in connection with the Voyager acquisition, which will be amortized over five years. The dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and the amortization of goodwill could materially adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Risks Associated with Acquisitions; Impact on Financial Statements."

  The Company has established Media Distribution Centers in five locations and plans to increase the number of such centers in the near future. The establishment of a Media Distribution Center typically requires the Company to expend substantial resources for leases or acquisitions of real estate, improvements to such facilities, purchase of equipment, implementation of multiple telecommunications capabilities, and the hiring of network, administrative, customer service and sales and marketing personnel. Many of these costs are fixed in the short term, and as a new center begins operations, it typically is, and could remain, underutilized until the Company is able to add sufficient customers at that Media Distribution Center. There can be no assurance that the Company will be able to anticipate accurately the customer demand for such additional Media Distribution Centers or that the Company will be able to attract sufficient customers to such facilities. The Company's inability to attract a sufficient number of customers to a new Media Distribution Center in a timely manner, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Potential Fluctuations in Quarterly Results; Factors Affecting Operating Results."

  The Company currently has a Media Distribution Center in London, England, and plans to establish operations in Tokyo, Japan; Melbourne, Australia; and Stockholm, Sweden in the near future. In addition, a component of the Company's long-term strategy is to expand into other international markets. If revenue generated by any current or future international operations is not adequate to offset the expense of establishing and maintaining any such international operations, the Company's business, financial condition and results of operations could be materially adversely affected. To date, the Company has provided limited services in international locations to certain of its customers headquartered in North America, but has only minimal direct international experience. There can be no assurance that the Company will be able to successfully market, sell and deliver its services outside the United States. In addition to the uncertainty as to the Company's ability to expand into international markets, there are certain risks inherent in conducting business on an international level. See "Risk Factors--Risks Associated with Internet Operations."

  The Company has recorded unearned compensation and compensation expense for the difference between the exercise price and the deemed fair value of the Company's Common Stock with respect to shares issuable upon exercise of certain stock options granted in 1997. These amounts have been initially recorded as unearned compensation and will be amortized to expense over the vesting periods of the options, generally four years. Unearned compensation amortized to expense in the six months ended June 30, 1997 was $466,000. Amortization of unearned compensation will adversely affect the Company's reported operating results through the year 2002. See Note 7 of Notes to Consolidated Financial Statements of GlobalCenter, Inc.

  The Company incurred net operating losses for the year ended December 31, 1996 and for the six month period ended June 30, 1997. Accordingly, the Company recorded no provision for federal or state income taxes during those periods. As of December 31, 1996, the Company had net operating loss carryforwards totaling $2.9 million that expire in various years beginning in 2011. Portions of the net operating loss carryforwards are restricted as to the amount available for use in any given year due to change of control limitations imposed by Section 382 of the Internal Revenue Code of 1986.

  The Company has a limited history operating as a consolidated business upon which to base an investment decision. As of June 30, 1997, the Company had an accumulated deficit of $25.3 million. Although the Company has experienced revenue growth in recent periods, there can be no assurance that the Company's revenues will continue to increase or will be sustained at current levels. The limited operating history of the Company makes the prediction of future results of operations difficult or impossible and, therefore, the recent revenue growth experienced by the Company should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. The Company believes that period to period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. The Company currently expects to significantly increase its operating expenses to expand its network architecture, to increase its sales and marketing operations, to fund greater levels of product development and to develop and commercialize additional products. In addition, the Company anticipates increased operating expenses as a result of future acquisitions, if any such acquisitions are completed. As a result of the foregoing factors, the Company expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. See "Risk Factors--Limited Operating History; Expectation of Future Losses."

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage relationship of certain items from the Company's statement of operations to total revenue, except as noted:

                                                           SIX MONTHS ENDED
                             YEAR ENDED DECEMBER 31,           JUNE 30,
                             ---------------------------   ------------------
                              1994      1995      1996       1996      1997
                             -------   -------  --------   --------  --------
Revenue:
  Service...................     5.3%     65.6%     88.7%      84.8%     91.6 %
  Customer premise
   equipment................    94.7      34.4      11.3       15.2       8.4
                             -------   -------  --------   --------  --------
      Total revenue.........   100.0     100.0     100.0      100.0     100.0
Costs and expenses:
  Cost of revenue:
    Service (as a percentage
     of service revenue)....    37.6      43.9      48.3       46.2      71.2
    Customer premise
     equipment (as a
     percentage of customer
     premise equipment
     revenue)...............    86.6      89.8      80.2       84.8      81.5
      Total cost of revenue
       (as a percentage of
       total revenue).......    84.0      59.7      51.9       52.1      72.0
  Sales and marketing.......     3.0       2.4       5.0        4.4      25.9
  Research and development..      --        --        --         --      16.4
  General and
   administrative...........    11.8      26.8      40.9       32.0      25.8
  Noncash compensation......      --        --        --         --       4.7
  Depreciation..............     1.1       2.7       7.8        7.5      11.1
  Amortization of goodwill..      --        --        --         --       2.3
  Write-off of in-process
   research and development.      --        --     146.2         --        --
                             -------   -------  --------   --------  --------
      Total costs and
       expenses.............    99.9      91.6     251.8       96.0     158.2
                             -------   -------  --------   --------  --------
Income (loss) from
 operations.................     0.1       8.4    (151.8)       4.0     (58.2)
Other expense...............    (0.1)     (0.2)     (0.9)      (0.8)     (1.7)
                             -------   -------  --------   --------  --------
Income (loss) before income
 taxes......................      --       8.2    (152.7)       3.2     (59.9)
Provision (benefit) for
 income taxes...............     0.1       3.4      (0.3)       1.5      (0.5)
                             -------   -------  --------   --------  --------
Net income (loss)...........    (0.1)%     4.8%   (152.4)%      1.7%    (59.3)%
                             =======   =======  ========   ========  ========

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996

  Revenue. Service revenue includes one-time set-up fees and monthly fees charged to customers for content distribution and web hosting services as well as fees for connectivity services. Service revenue is recognized as the service is provided. Customer premise equipment revenue consists of revenue derived from the sale of computers, computer peripherals and networking equipment. Customer premise revenue is recognized when installation of the equipment is completed. A significant majority of service revenue is recurring revenue, while customer premise equipment revenue is nonrecurring.

  Fees charged to customers for content distribution services are based on monthly contracted bandwidth consumption with additional charges for peak bandwidth usage. Web hosting fees are based on predetermined monthly disk space and bandwidth consumption with additional charges for excess usage. Monthly connectivity fees are based on the speed of the connection provided to the customer.

  Total revenue increased 82% to $10.0 million for the six months ended June 30, 1997 from $5.5 million for the six months ended June 30, 1996, primarily as a result of an increase in service revenue. Service revenue increased 98% to $9.1 million for the six months ended June 30, 1997 from $4.6 million for the six months ended June 30, 1996. The change in revenue mix was primarily the result of an increase in the number of customers, as well as an increase in services offered by the Company.

  Content distribution and web hosting revenue increased 352% to $2.8 million for the six months ended June 30, 1997 from $620,000 for the six months ended June 30, 1996, primarily as a result of an increase in the Company's customer base and a significant increase in traffic at the web sites of the Company's content distribution customers. Content distribution and web hosting revenue increased as a percentage of service revenue to 31% for the six months ended June 30, 1997 from 13% for the six months ended June 30, 1996, primarily as a result of the Company's expansion of its content distribution and web hosting activities.

  Internet connectivity revenue increased 58% to $6.3 million for the six months ended June 30, 1997 from $4.0 million for the six months ended June 30, 1996. The increase was attributable to the Company's network expansion that occurred during 1996, as well as the Company's increased focus on the commercial segment of the Internet market. Internet connectivity revenue decreased as a percentage of service revenue to 69% for the six months ended June 30, 1997 from 87% for the six months ended June 30, 1996, primarily as a result of the Company's expansion of its content distribution and web hosting activities.

  Cost of Revenue. Cost of service revenue includes telecommunication costs, depreciation of Media Distribution Centers, related leasehold improvements and network equipment, and personnel costs associated with network administration and customer support. Cost of customer premise equipment revenue consists of the cost of equipment sold to customers.

  Cost of service revenue increased 206% to $6.5 million for the six months ended June 30, 1997 from $2.1 million for the comparable period in 1996, and increased as a percentage of service revenue to 71% from 46% during these periods. This increase was due primarily increased telecommunications costs associated with the increase in the size of the Company's network and the number of its Media Distribution Centers, as well as the increase in the number of network administration and customer support personnel.

  Cost of customer premise equipment revenue decreased 3% to $685,000 for the six months ended June 30, 1997 from $706,000 for the six months ended June 30, 1996, and remained relatively stable as a percentage of customer premise equipment revenue, decreasing to 82% from 85% for such periods.

  Sales and Marketing Expense. Sales and marketing expense consists of personnel costs associated with the direct sales force, the internal telesales group and product marketing employees, as well as costs associated with marketing programs, collateral material, external telemarketing costs and corporate marketing activities, including public relations. Prior to the merger with GCIS in January 1997, the Company did not have a direct sales force or a marketing program or department. Sales and marketing expense increased 983% to $2.6 million for the six months ended June 30, 1997 from $240,000 for the comparable period in 1996, primarily as a result of increased personnel costs associated with the expansion of the direct sales force, marketing efforts dedicated towards building the Company's channel marketing strategy, and to a lesser extent, increased spending on public relations and marketing programs and materials. The Company expects that sales and marketing expense will increase in absolute dollars as it continues to grow its direct sales force and increase its marketing efforts.

  Research and Development Expense. Research and development expense consists primarily of personnel costs associated with the Company's software engineering group. Prior to the merger with GCIS in January 1997, the Company did not engage in research and development activities. Research and development expense totaled $1.6 million for the six months ended June 30, 1997. The Company did not incur any research and development expense during the six months ended June 30, 1996.

  General and Administrative Expense. General and administrative expense consists primarily of personnel costs associated with corporate management, finance and accounting, facilities-related costs and professional fees. General and administrative expense increased 44% to $2.6 million for the six months ended June 30, 1997 from $1.8 million for the same period in 1996, primarily as a result of increased personnel costs due to the hiring of additional management, administrative and accounting personnel and enhanced benefits programs, and to a lesser extent, higher costs for facilities and acquisition related costs. General and administrative expense decreased as a percentage of total revenue to 26% for the six months ended June 30, 1997 from 32% for the six months ended June 30, 1996. The Company expects that general and administrative expense will continue to grow in absolute dollars. If the Company continues to implement its acquisition strategy, general and administrative expense may fluctuate as a percentage of total revenue from quarter to quarter due to merger related expenses and increased expenses associated with duplicate facilities and personnel until the operations of the merged companies can be effectively integrated.

  Noncash Compensation Expense. During the six months ended June 30, 1997, the Company recorded noncash compensation expense totalling $466,000 related to certain stock options granted with option prices below fair market value on the date of grant. No such charge was recorded during the six months ended June 30, 1996. See Note 7 of Notes to Consolidated Financial Statements of GlobalCenter, Inc.

  Depreciation Expense. Depreciation expense consists of depreciation of Media Distribution Centers, related leasehold improvements, network equipment and other fixed assets. Depreciation expense increased 169% to $1.1 million for the six months ended June 30, 1997 from $409,000 for the same period of 1996, primarily as a result of the Company's expansion of existing Media Distribution Centers, opening of two new Media Distribution Centers and increased investment in network equipment.

  Amortization of Goodwill. The Company's merger with GCIS in January 1997 was accounted for as a purchase business combination. The Company recorded goodwill totaling $2.3 million in connection with the merger, which is being amortized over a five-year period using the straight-line method. If the Company continues to implement its acquisition strategy, it may record substantial amounts of goodwill that would be required to be amortized over its useful life.

  Interest Income and Interest Expense. Interest income increased to $62,000 for the six months ended June 30, 1997 from $7,000 for the six months ended June 30, 1996, due to increased cash balances available for investing. Interest expense increased to $231,000 from $53,000 for the same periods due to increased equipment lease financing in 1997 related to the expansion of the Company's network, borrowings under the Company's line of credit and borrowings from related parties. See "Certain Transactions."

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

  Revenue. Total revenue increased 94% to $13.0 million for the year ended December 31, 1996 from $6.7 million for the year ended December 31, 1995, primarily as a result of an increase in service revenue, partially offset by a decrease in customer premise equipment revenue. Service revenue increased as a percentage of total revenue to 89% in 1996 from 66% in 1995 as a result of the Company's continued focus during 1996 on providing content distribution, web hosting and connectivity services.

  Content distribution and web hosting revenue increased to $2.5 million for the year ended December 31, 1996 from $224,000 for the year ended December 31, 1995, primarily as a result of growth in the customer base and increased traffic at the web sites of the Company's content distribution customers. Content distribution and web hosting revenue increased as a percentage of service revenue to 22% in 1996 from 5% in 1995, primarily as a result of the Company's expansion of its content distribution and web hosting activities.

  Internet connectivity revenue increased 125% to $9.0 million for the year ended December 31, 1996 from $4.0 million for the year ended December 31, 1995, primarily as a result of the expansion of the Company's network.

  Cost of Revenue. Cost of service revenue increased 189% to $5.5 million for the year ended December 31, 1996 from $1.9 million for the year ended December 31, 1995, and increased as a percentage of service revenue to 48% from 44% for the same periods. This increase was due primarily to increased telecommunications expenses associated with the expansion of the Company's network, as well as an increase in the number of network administration and customer support personnel.

  Cost of customer premise equipment revenue decreased 43% to $1.2 million for the year ended December 31, 1996 from $2.1 million for the year ended December 31, 1995, and remained relatively stable as a percentage of customer premise equipment revenue, decreasing to 66% from 90% for such periods.

  Sales and Marketing Expense. Sales and marketing expense increased 296% to $641,000 for the year ended December 31, 1996 from $162,000 for the year ended December 31, 1995, primarily due to increased print advertising.

  General and Administrative Expense. General and administrative expense increased 194% to $5.3 million for the year ended December 31, 1996 from $1.8 million for the year ended December 31, 1995, primarily due to increased personnel costs associated with the hiring of additional management, administrative and accounting personnel and costs related to the opening of the Company's Phoenix, Arizona facility in the first quarter of 1996. General and administrative expense increased as a percentage of total revenue to 43% for the year ended December 31, 1996 from 27% for the year ended December 31, 1995.

  Depreciation Expense. Depreciation expense increased 434% to $1.0 million for the year ended December 31, 1996 from $184,000 for the year ended December 31, 1995, primarily due to increased investment in network equipment in 1996.

  Write-off of In-Process Research and Development. In connection with the Company's merger with GCIS, the Company recorded a write-off of in-process research and development of $18.9 million. If the Company continues to implement its acquisition strategy, it may record similar write-offs in future periods.

  Interest Income and Interest Expense. Interest income increased to $23,000 for the year ended December 31, 1996 from $1,000 for the year ended December 31, 1995, due to increased cash balances resulting from the sale of preferred stock in January 1996. Interest expense increased to $142,000 for the year ended December 31, 1996 from $16,000 for the year ended December 31, 1995, primarily due to borrowings related to the Company's purchase of its Phoenix, Arizona facility.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

  Revenue. Service revenue increased to $4.4 million for the year ended December 31, 1995 from $205,000 for the year ended December 31, 1994, and customer premise equipment revenue decreased to $2.3 million from $3.7 million for the same periods. The change in revenue mix was a result of the Company's increased focus on providing connectivity solutions.

  Cost of Revenue. Cost of service revenue increased to $1.9 million for the year ended December 31, 1995 from $78,000 for the year ended December 31, 1994, primarily due to increased telecommunications and network equipment depreciation costs associated with providing connectivity services to a larger customer base. Cost of customer premise equipment revenue decreased to $2.1 million for the year ended December 31, 1995 from $3.2 million for the year ended December 31, 1994, primarily due to decreased sales of computers and computer peripherals.

  General and Administrative Expense. General and administrative expense increased to $1.8 million for the year ended December 31, 1995 from $455,000 for the year ended December 31, 1994, primarily due to increased personnel costs and costs associated with larger facilities.

  Depreciation Expense. Depreciation expense increased 309% to $184,000 for the year ended December 31, 1995 from $45,000 for the year ended December 31, 1994, primarily due to increased investment in network equipment in 1995.

SELECTED QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited quarterly results of operations data for each of the most recent six quarters ended June 30, 1997, as well as such data expressed as a percentage of the Company's total revenue, except as noted, for the periods indicated. This data has been derived from the Company's unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information for the periods presented when read in conjunction with the Consolidated Financial Statements of GlobalCenter, Inc., and the Notes thereto included elsewhere herein. The operating results for any quarter are not necessarily indicative of the results of the full year or any future quarter.

                                              QUARTER ENDED
                          ------------------------------------------------------------
                          MAR. 31, JUNE 30,  SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,
                            1996     1996      1996       1996       1997       1997
                          -------- --------  ---------  --------   --------   --------
                                              (IN THOUSANDS)
Revenue:
 Service................   $2,185   $2,459    $3,401    $  3,439   $ 4,069    $ 5,057
 Customer premise equip-
  ment..................      426      406       272         362       494        347
                           ------   ------    ------    --------   -------    -------
  Total revenue.........    2,611    2,865     3,673       3,801     4,563      5,404
Costs and expenses:
 Cost of revenue:
 Service................      909    1,179     1,730       1,729     2,863      3,633
 Customer premise equip-
  ment..................      381      325       212         258       388        297
 Sales and marketing....       69      170       218         183       959      1,624
 Research and develop-
  ment..................       --       --        --          --       786        847
 General and administra-
  tive..................      828    1,081     1,436       1,956     1,222      1,347
 Noncash compensation ..       --       --        --          --       313        153
 Depreciation ..........      203      274       233         304       495        606
 Amortization of good-
  will..................       --       --        --          --       116        116
 Write-off of in-process
  research and develop-
  ment..................       --       --        --      18,933        --         --
                           ------   ------    ------    --------   -------    -------
  Total costs and ex-
   penses...............    2,390    3,029     3,829      23,363     7,142      8,623
                           ------   ------    ------    --------   -------    -------
Income (loss) from oper-
 ations.................      221     (164)     (156)    (19,562)   (2,579)    (3,219)
Other expense...........      (23)     (23)      (35)        (37)      (65)      (104)
                           ------   ------    ------    --------   -------    -------
Income (loss) before in-
 come taxes.............      198     (187)     (191)    (19,599)   (2,644)    (3,323)
Provision (benefit) for
 income taxes...........       90      (40)      (90)         (1)       10        (63)
                           ------   ------    ------    --------   -------    -------
Net income (loss).......   $  108   $ (147)   $ (101)   $(19,600)  $(2,654)   $(3,260)
                           ======   ======    ======    ========   =======    =======
                                     AS A PERCENTAGE OF TOTAL REVENUE
                          ------------------------------------------------------------
                          MAR. 31, JUNE 30,  SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,
                            1996     1996      1996       1996       1997       1997
                          -------- --------  ---------  --------   --------   --------
Revenue:
 Service................     83.7%    85.8%     92.6%       90.5%     89.2%      93.6%
 Customer premise equip-
  ment..................     16.3     14.2       7.4         9.5      10.8        6.4
                           ------   ------    ------    --------   -------    -------
  Total revenue.........    100.0    100.0     100.0       100.0     100.0      100.0
Costs and expenses:
 Cost of revenue:
 Service (as a percent-
  age of service reve-
  nue)..................     41.6     47.9      50.9        50.3      70.4       71.8
 Customer premise equip-
  ment (as a percentage
  of customer premise
  equipment revenue)....     89.5     80.0      77.9        71.3      78.5       85.6
  Total cost of revenue
   (as a percentage of
   total revenue).......     49.4     52.5      52.9        52.3      71.2       72.7
 Sales and marketing....      2.6      6.0       5.9         4.8      21.0       30.1
 Research and develop-
  ment..................       --       --        --          --      17.2       15.7
 General and administra-
  tive..................     31.7     37.7      38.9        50.9      26.8       24.9
 Noncash compensation ..                         0.2         0.6       6.9        2.8
 Depreciation ..........      7.8      9.5       6.3         8.0      10.9       11.2
 Amortization of good-
  will..................       --       --        --          --       2.5        2.2
 Write-off of in-process
  research and develop-
  ment..................       --       --        --       498.1        --         --
                           ------   ------    ------    --------   -------    -------
  Total costs and ex-
   penses...............     91.5    105.7     104.2       614.7     156.5      159.6
                           ------   ------    ------    --------   -------    -------
Income (loss) from oper-
 ations.................      8.5     (5.7)      4.2      (514.7)    (56.5)     (59.6)
Other expense...........     (0.9)    (0.8)     (0.9)       (1.0)     (1.4)      (1.9)
                           ------   ------    ------    --------   -------    -------
Income (loss) before in-
 come taxes.............      7.6     (6.5)     (5.1)     (515.7)    (57.9)     (61.5)
Provision (benefit) for
 income taxes...........      3.4     (1.4)     (2.4)        --       0.2        (1.2)
                           ------   ------    ------    --------   -------    -------
Net income (loss).......      4.2%    (5.1)%    (2.7)%    (515.7)%   (58.2)%    (60.3)%
                           ======   ======    ======    ========   =======    =======

  Beginning January 1, 1997, the results of operations of GCIS were included with those of the Company. This had a significant effect on the Company's results of operations for the quarters ended March 31 and June 30, 1997, including the cost of service revenue, sales and marketing expense and research and development expense components.

  The Company principally measures revenue performance with reference to the increase in service revenue. The Company expects that customer premise equipment revenue may fluctuate on a quarterly basis depending on the mix of customers initiating or expanding service during the quarter. Quarterly results may also be effected by future acquisitions, if any, accounted for using the purchase method of accounting, which could require the Company to record substantial amounts of goodwill or record a substantial write-off of in-process research and development, or both, in connection with any such acquisitions. Any goodwill recorded by the Company would be required to be amortized over its useful life and could adversely affect quarterly results of operations.

  The Company's operating results have fluctuated significantly in the past and will likely continue to fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the timing and costs associated with new customer acquisitions, customer retention, fluctuations in bandwidth used by customers, the timing of software distributions, the timing of marketing efforts and service rollouts by channel partners, capital expenditures and other costs relating to the expansion of operations, the costs associated with, and the other effects of, potential acquisitions, increased competition in the Company's markets, the timing of new service and product announcements, changes in the pricing policies of the Company and its competitors, market acceptance of new and enhanced versions of the Company's services and products, increases in operating expenses (including telecommunication costs), changes in the Company's strategy, personnel changes and other general economic factors. For example, the Company realized greater than expected revenues during the second quarter of 1997 due in part to the distribution of a new software release by one of its customers. In addition, a relatively large portion of the Company's expenses are fixed, and therefore the Company's operating margins are particularly sensitive to fluctuations in revenues. For these and other reasons, in some future quarters, the Company's operating results may fall below the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Company's Common Stock. See "Risk Factors--Potential Fluctuations in Quarterly Results; Factors Affecting Operating Results."

PRO FORMA QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited pro forma quarterly results of operations data for each of the two quarters in the period ended June 30, 1997, as well as such data expressed as a percentage of the Company's total revenues for the periods indicated, as if the acquisition of Voyager had occurred on January 1, 1997. This data has been derived from the Company's unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information for the periods presented when read in conjunction with the Consolidated Financial Statements of GlobalCenter, Inc. and the Notes thereto included elsewhere herein. The operating results for any quarter are not necessarily indicative of results to be expected for any subsequent period. The pro forma adjustments include an adjustment to remove revenue and costs directly associated with Voyager's voice services business, which was discontinued in the third quarter of 1997, and to include amortization expense associated with the goodwill expected to be recorded as a result of the acquisition. The results of operations reflected below are not necessarily indicative of the results of operations of the Company had the acquisition actually occurred on January 1, 1997.

                                                     PRO FORMA QUARTER ENDED
                                                       (AS A PERCENTAGE OF
                         PRO FORMA QUARTER ENDED         TOTAL REVENUE)
                         -------------------------   ---------------------------
                          MAR. 31,      JUNE 30,      MAR. 31,        JUNE 30,
                            1997          1997          1997            1997
                         -----------   -----------   -----------     -----------
                         (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE
                                              DATA)
Revenue:
 Service................ $     4,734   $     5,821           90.6 %          94.4 %
 Customer premise
 equipment..............         494           347            9.4             5.6
                         -----------   -----------    -----------     -----------
   Total revenue........       5,228         6,168          100.0           100.0
Costs and expenses:
 Cost of revenue:
  Service...............       3,308         4,090           63.3            66.3
  Customer premise
  equipment.............         388           298            7.4             4.8
 Sales and marketing....       1,046         1,698           20.0            27.5
 Research and
 development............         786           846           15.0            13.7
 General and
 administrative.........       1,567         1,993           30.0            32.3
 Noncash compensation ..         313         1,053            6.0            17.1
 Depreciation ..........         495           606            9.5             9.8
 Amortization of
 goodwill...............         527           527           10.1             8.5
                         -----------   -----------    -----------     -----------
   Total costs and
   expenses.............       8,430        11,111           1.62            1.80
                         -----------   -----------    -----------     -----------
Loss from operations....      (3,202)       (4,943)         (61.2)          (80.1)
Other expense...........         (76)         (118)          (1.5)           (1.9)
                         -----------   -----------    -----------     -----------
Loss before income
 taxes..................      (3,278)       (5,061)         (62.7)          (82.0)
Provision (benefit) for
 income taxes...........          21           (60)           (.4)            1.0
                         -----------   -----------    -----------     -----------
Net loss................ $    (3,299)  $    (5,001)         (63.1)%         (81.0)%
                         ===========   ===========    ===========     ===========

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has funded its operations and expansion through a combination of private sales of securities, cash acquired in business combinations, debt and lease financing. Most recently, the Company completed a $9.0 million equity financing in July 1997. Net cash used in operating activities totaled $5.0 million for the six months ended June 30, 1997, as compared to cash provided by operating activities of $1.3 million for the same period of 1996. The significant use of cash in operating activities for the first six months of 1997 was due primarily to a net loss for the period of $5.4 million. Increases in noncash expenses such as depreciation and amortization, provision for doubtful accounts and deferred income taxes and an increase in accounts payable were offset by increases in accounts receivable and inventories and a decrease in accrued liabilities. For the year ended December 31, 1996, cash provided by operating activities totaled $1.7 million as compared to $353,000 for the year ended December 31, 1995. Cash provided by operating activities during 1996 was primarily the result of increases in accounts payable and accrued liabilities, partially offset by an increase in accounts receivable and a decrease in income taxes payable.

  The Company's investing activities have consisted primarily of equipment purchases and facilities improvements for new and expanded Media Distribution Centers and network expansion as well as the purchase of the Phoenix, Arizona facility for approximately $1.1 million in December 1995. Purchases of property and equipment totaled $2.9 million and $2.3 million for the six months ended June 30, 1997 and 1996, respectively, and $2.7 million and $1.7 million for the years ended December 31, 1996 and 1995, respectively. Cash provided by financing activities totaled $3.0 million and $7.5 million for the six months ended June 30, 1997 and 1996, respectively, and $7.5 million and $1.4 million for the years ended December 31, 1996 and 1995, respectively. For the six months ended June 30, 1997, cash provided by financing activities consisted of proceeds of $4.2 million from notes payable, primarily borrowings under the bank line of credit and capital lease financing, partially offset by repayments of notes payable of $1.2 million. Cash provided by financing activities for the year ended December 31, 1996 included the sale of preferred stock by the Company for $1.2 million, the sale of preferred stock by ISI for $3.1 million, and cash received in the merger of the Company and GCIS of $3.3 million. Cash provided by financing activities for the year ended December 31, 1995 included the issuance of preferred stock for $492,000 and proceeds of $832,000 from notes payable, primarily to finance the purchase of the Phoenix, Arizona facility.

  As of June 30, 1997, the Company's cash balances totaled $527,000 and the Company had a working capital deficit of $3.9 million. In July 1997, the Company sold preferred stock for $9.0 million in a private offering. As of September 30, 1997, the Company had $5.0 million in cash, cash equivalents and short-term investments. The Company believes that the net proceeds from this offering, together with existing cash, cash equivalents, short-term cash investments and capital lease financing, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds prior to this time. Moreover, the Company will likely require substantial additional funds to continue to fund its Digital Distribution architecture investment, including the establishment of additional Media Distribution Centers, as well as product development, marketing, sales and customer support needs. There can be no assurance that any such funds will be available as needed or on terms acceptable to the Company. If adequate funds are not available, or are not available on acceptable terms, the Company may not be able to continue to invest in its Digital Distribution architecture, to develop new products and services or otherwise respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, financial condition and results of operations.

                                   BUSINESS

  The following Business section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  GlobalCenter is a leading provider of Digital Distribution services to organizations conducting commercial activities over the Internet, including some of the world's premier content providers. The Company currently manages over one billion page views per month, over 100 million content requests per day and up to 250,000 software package downloads per day. These content requests and downloads are distributed to end users through the Company's high volume content distribution network, consisting of an ATM backbone linked to five geographically disbursed Media Distribution Centers and multiple private networks and public Peering Points. The network is designed to route content directly from multiple Media Distribution Centers, thereby locating content closer to the requesting end user and circumventing bottlenecks in the public networks.

  GlobalCenter's scalable, comprehensive Digital Distribution solutions combines its proprietary software technology and content management services with its network architecture to deliver a full range of services to its customers, large and small. The Company's customers include Yahoo!, Netscape, Playboy, Cox Interactive and SOFTBANK Interactive Marketing. Upon completion of the acquisition of Voyager, the Company will add two Media Distribution Centers in New York and intends to continue to provide services to Voyager's existing customers, including Sony and Wit Capital. The Company has also recently established co-marketing relationships with leading corporations, including Pitney Bowes Inc. ("Pitney Bowes") and Accounting Net/Automatic Data Processing ("AccountingNet/ADP"), to provide coordinated Internet business services to these corporations' customers.

INDUSTRY BACKGROUND

  The Internet, a network of thousands of interconnected, separately-administered public and commercial networks, has emerged as a global communications medium enabling millions of people to share information and conduct business electronically. According to Zona Research, the number of Internet users worldwide is expected to increase from an estimated 38 million in 1996 to 206 million by the year 2000. The emergence of the Internet has created significant opportunities for organizations to interact with their customers as well as engage in commercial activities over the Internet. Many new businesses have emerged that rely on the Internet as an exclusive medium to conduct business, such as companies that provide Internet search functions, browsers, advertising, electronic commerce and electronic securities trading. Other organizations have incorporated the Internet into their mission-critical functions, such as sales, distribution and customer service. Still other companies have recognized the need for an Internet presence to communicate with prospective customers but have yet to incorporate the Internet as a critical part of their business models.

  Internet-centric organizations and businesses that rely on the Internet for mission-critical applications are increasingly facing problems delivering their content to end users quickly and reliably. The dramatic increase in the number and complexity of Internet information requests has created congestion in the content delivery network, resulting in delivery delays or loss of data. In addition to network congestion, the increased complexity of content places additional strains on servers, potentially resulting in the unavailability of content. A further constraint to the effective integration of Internet operations is the inability of national organizations to deliver regionalized content to end users. Current technology does not allow organizations to identify the physical location of an end user requesting information, effectively prohibiting large organizations from customizing their content and advertisements to specific end users. Similarly, local or regional businesses have been constrained in their ability to reach their target audiences via the Internet because it is not cost effective to pay for national advertisements that are directed at specific, local audiences.

  Few organizations have the industry expertise, technology or personnel necessary to design and manage a complete content distribution solution that efficiently routes Internet traffic, to select and configure multiple servers with replicated content or to scale operations as Internet activities expand. In addition, the pace of technological innovations in the Internet industry has created a need to continually invest in leading technologies, which may prove to be prohibitive to organizations seeking to expand their Internet activities. As competition intensifies and organizations increasingly focus on their core competencies, companies have sought the assistance of third parties to perform their non-core functions, including their Internet operations. Forrester Research estimates that by the year 2000, approximately 42% of Internet and intranet sites will be outsourced, and estimates that revenues associated with the growth in outsourcing are expected to increase from approximately $200 million in 1996 to approximately $5.4 billion by the year 2000.

  Traditionally, Internet-centric businesses and those businesses that rely on the Internet for mission-critical functions have chosen from data warehousing companies, web-hosting companies and ISPs when electing to outsource their Internet operations. Data warehousing companies typically provide a physical space in which to place servers with high-speed Internet bandwidth but lack multiple host locations necessary for the efficient distribution of replicated content. Smaller organizations and those whose web sites are not intended to draw a large number of viewers may choose to have their web sites hosted by web hosting companies or ISPs. These organizations typically provide a shared-server hosting environment where the web sites of many customers are hosted on one server. Although they provide inexpensive hosting services, web hosting companies and ISPs often fail to deliver the quality of service necessary to conduct business over the Internet, to allow for the delivery of feature rich content to end users in an efficient manner and are limited in their ability to scale operations as a customer's Internet needs increase.

  Data warehousing companies, web hosting companies and ISPs typically route the Internet traffic from their facilities over one or a limited number of connections to the Internet and through the public Peering Points. The Peering Points are connections between different networks and are operated by a number of different private organizations. With the dramatic increase in Internet traffic, these Peering Points have become congested, increasing the likelihood of transmission delays or data unavailability as the popularity or functionality of a web site increases. Additionally, these providers typically distribute the customers' content from a single geographic point to the end user, regardless of location, resulting in inefficient traffic routing and potential downtime as well as an inability to regionalize distribution of content. The Company believes that a significant opportunity exists for providers of comprehensive Internet solutions who can accommodate the migration from the initial shared-server environment to a multiple, geographically dispersed, dedicated-server environment that delivers complex content reliably and cost-effectively.

THE GLOBALCENTER SOLUTION

  GlobalCenter's scalable, comprehensive Digital Distribution solution combines its proprietary software technology, content management services, multiple Media Distribution Centers and public and private peering arrangements to deliver a full range of services to its customers, large and small. GlobalCenter manages content delivery and web sites for some of the world's largest Internet content providers, providing state-of-the-art services and facilities and efficient, high-speed distribution of content to end users. For businesses with mission-critical applications, GlobalCenter enables continual high-speed content management via dedicated servers while providing substantial additional bandwidth capacity on short notice. Finally, for those companies just establishing an Internet presence, GlobalCenter offers access to shared or individual servers, providing reliable and high-performance content management in a cost-effective manner.

  A primary component of the Company's Digital Distribution solution is its proprietary software which enables the intelligent and reliable distribution of Internet content, circumvents bottlenecks and expedites delivery to the end user. The Company offers a comprehensive suite of services for businesses of all sizes, ranging from Express Lane, a maximum performance, multiple server Digital Distribution service for rapid delivery of robust content, to PrimeWeb, an entry-level, shared server Digital Distribution service. In addition, the Company has developed Software Express and Event Express, services designed for customers with occasional requirements for high bandwidth distributions to a large number of end users, such as software downloads or live media coverage of public events.

  GlobalCenter's proprietary software coordinates content delivery via the Company's network platform, consisting of five Company-owned Media Distribution Centers linked to a fully meshed ATM backbone connecting ten major metropolitan area hubs. Customers of the Company can place dedicated servers with replicated content at multiple Media Distribution Centers, increasing routing efficiencies and protecting against delivery delays and loss of data. In addition to its Media Distribution Centers and ATM backbone, the Company maintains public peering arrangements with key service providers and has established private peering relationships with major carriers, including UUNET, MCI, Sprint, AT&T and At Home Corporation ("@Home"), to minimize dependence on public exchange points.

  In addition to its connectivity and distribution capabilities, GlobalCenter is dedicated to providing high quality and timely support to its customers, 24 hours a day, seven days a week. The Company's technical support personnel, Network Operations Center personnel and Technical Account Managers work closely with customers, monitoring system performance and recommending changes to keep pace with a customer's developing Internet operations and strategy.

BUSINESS STRATEGY

  The Company's objective is to become the leading provider of Digital Distribution services to the world's premier content providers, businesses utilizing the Internet for mission-critical applications and small to medium-sized businesses. To achieve this goal, the Company has implemented a business strategy focused on the following key principles.

  Provide Comprehensive Digital Distribution Solutions. The Company is committed to delivering a fully- integrated suite of content distribution products and services to provide a comprehensive Digital Distribution solution to its customers. The Company provides its customers with high-performance solutions by leveraging the knowledge base of its engineers and Technical Account Managers, who have developed Digital Distribution solutions for some of the world's premier content providers.

  Increase Services to Existing Customers. The Company believes there is significant opportunity to market additional products and services to its existing customers. As the Company's customers increase their usage of and dependence on the Internet, the Company anticipates that these customers will migrate towards more comprehensive Digital Distribution solutions. The Company believes that an increase in the level of services and products provided to a customer strengthens the relationship and facilitates customer retention.

  Expand Customer Base. The Company intends to continue adding to its customer base by expanding its direct sales and technical account teams. The increase in the sales force will take place concurrently with the Company's development of Media Distribution Centers domestically and internationally. The Company believes that the expansion of its sales force combined with its past experience, including its major Internet customers, will enhance its ability to attract new customers. The Company also believes that by attracting a large number of the world's most trafficked web sites, it will be able to effectively provide additional performance enhancements by linking content directly between content providers located in the same Media Distribution Centers.

  Leverage Relationships with Channel Partners. The Company has recently established co-marketing relationships with leading providers of business services, including Pitney Bowes and AccountingNet/ADP. These corporations have extensive sales, marketing and support organizations and provide an opportunity for the Company to co-brand its products and services with its partners' products and services. The Company believes these relationships will provide a cost-effective vehicle to reach a larger market for its full range of products and services that scale with the customers' growth.

  Pursue Strategic Acquisitions and Partnerships. The Company intends to pursue strategic acquisitions and partnerships to expand the range of services it offers, to increase its customer base, to add industry and technical expertise and to acquire complementary facilities and technologies. Since its inception, the Company has acquired both GCIS and ISI and plans to complete the Voyager acquisition by the end of October 1997. In addition, the Company has established strategic alliances with SOFTBANK Corporation and @Home to further strengthen its products and services and increase its customer base.

  Continue to Develop Products for Efficient Distribution of Content. The Company believes that it will become increasingly important to deliver content to end users quickly and reliably. The Company is developing next generation products that will enable the Company's customers to better identify the location of end users requesting content. The Company believes that this will enable it to deliver content from its Media Distribution Centers in the shortest possible time while enabling the Company's customers to localize the information delivered, including advertising to specific audiences.

  Expand Internationally. The Company believes that there is a significant opportunity to attract new customers and increase services to existing customers through its strategy of establishing Media Distribution Centers internationally as well as domestically. With a broad geographic presence, the Company will be able to offer Company's customers the ability to build country or region specific content and have it distributed in an efficient manner. To date, the Company has opened a Media Distribution Center in London, England and has plans to open facilities in Tokyo, Japan; Melbourne, Australia; and Stockholm, Sweden.

  The Company's ability to execute its business strategy is subject to numerous risks and uncertainties. There can be no assurance that the Company will be successful in implementing its strategy or that its strategy, even if implemented, will lead to successful achievement of the Company's objectives. If the Company is unable to implement its strategy effectively, the Company's business, financial condition and results of operations would be materially adversely affected. See "Risk Factors."

PRODUCTS AND SERVICES

  The Company's products and services are designed to provide customers with a complete Digital Distribution solution, ranging from comprehensive, customized, content delivery services to simple connectivity. The following chart summarizes the Company's current products and services, with a brief description of the principal features and benefits, pricing policies and representative users:

         PRODUCT            DESCRIPTION         PRICING          BENEFITS          CUSTOMERS
-----------------------------------------------------------------------------------------------
  Site Express           Distribution      Priced on a       Premium,          Internet-centric
                         product designed  monthly basis     multiple server   and mission
                         to efficiently    for committed     solution          critical
                         deliver media-    bandwidth with    distributing      Internet users;
                         rich content to   incremental       content from      Yahoo!, Playboy,
                         end users         increases for     Media             USAToday, Net
                                           peak usage        Distribution      Gravity, Cox,
                                                             Centers           PacBell,
                                                                               Quote.com
-----------------------------------------------------------------------------------------------
  Software Express       Software          Priced on per     Reduces delivery  Software
                         distribution      download basis    costs             distributors;
                         product allowing                                      Netscape,
                         rapid                                                 BackWeb, Sausage
                         downloading of                                        Software
                         software by end
                         users worldwide
-----------------------------------------------------------------------------------------------
  Event Express          Designed for      Priced on a per   Permits massive   Users with
                         high-bandwidth,   use or per hour   bandwidth         occasional
                         short-term        basis             distribution      mission-critical
                         events lasting                      services for      applications;
                         from a day to a                     periodic, short   Silicon
                         week or more                        term events       Graphics' Mars
                                                                               Pathfinder
                                                                               Landing; NBC's
                                                                               "ER" Live
-----------------------------------------------------------------------------------------------
  Site Express Solo      Content           Priced based on   Cost-effective    Medium-sized
                         distribution      a fixed monthly   service for       businesses;
                         product designed  rate for rack     single server,    TravelVision,
                         for single        space,            higher volume     Digital Think,
                         server            connectivity and  applications;     Vital Signs
                         environment       bandwidth         step-up from
                                                             virtual hosting
                                                             services
-----------------------------------------------------------------------------------------------
  PrimeWeb               Entry level,      Priced as a one   Entry point for   Small and
                         shared server     time set-up fee,  digital           medium-sized
                         package designed  with monthly      distribution;     businesses
                         for entities      billing and       low pricing for
                         just              incremental       businesses
                         establishing an   charges for       sharing a server
                         Internet          performance
                         presence          enhancements
-----------------------------------------------------------------------------------------------
  Express Lane           Intelligent       Priced as value-  Intelligently     Site Express
                         routing software  added option on   determines most   customers;
                         that analyzes     top of monthly    efficient path    Playboy,
                         network           fees for Site     for content to    Keynote, Motley
                         structure for     Express           end user          Fool
                         most efficient    customers
                         content
                         distribution
-----------------------------------------------------------------------------------------------
  Express Mirror         Allows for        Priced as value-  High              Site Express
                         review of server  added option on   availability and  customers;
                         operations and    top of monthly    redundancy among  Playboy
                         content           fees for Site     multiple local
                         integrity within  Express           servers
                         multiple servers  customers
-----------------------------------------------------------------------------------------------
  Express Control        Provides real     Bundled with      Provides the      All Express
                         time traffic and  Site Express,     ability to        product line
                         monitoring        Site Express      monitor           customers
                         statistics        Solo and Event    bandwidth and
                                           Express           performance; and
                                                             reboot the
                                                             system remotely
-----------------------------------------------------------------------------------------------
  Internet Connectivity  Internet access   Priced on         Provides          Over 50,000
                         via modem or      monthly basis     connectivity      customers
                         dedicated high-   for bandwidth     ranging from
                         speed line        used              28.8 kbps to
                                                             multiple T1
                                                             lines
-----------------------------------------------------------------------------------------------
  Consulting Services    Content           Priced on an      Leverages the     Playboy, Yahoo!,
                         distribution and  hourly basis      expertise of      Motley Fool
                         web design and                      distributing
                         development                         content from
                         consulting                          some of the
                                                             world's largest
                                                             web sites

 Digital Distribution Services

  The Company's Digital Distribution services are fully scalable to allow customers maximum flexibility as their needs progress and are comprised of the following products and services:

  Site Express. Site Express is the Company's premium Digital Distribution service designed for companies that rely on the Internet as a distribution channel to deliver media-rich content and products to their customers. Site Express customers can leverage the Company's network capabilities by placing their dedicated servers at one or more of the Company's Media Distribution Centers. The placement of multiple servers ensures the Company's customers that their content, software or information is available and will be intelligently routed to their end users. In addition, Site Express customers are offered the Company's Express Lane, Express Control and Express Mirror software to maximize performance and monitor the status of the network. Site Express is priced on a monthly basis with incremental increases for a customer's maximum bandwidth utilization during the monthly billing cycle.

  Software Express. Software Express is a transaction-based content Digital Distribution service targeted specifically to software companies. Software Express provides bandwidth-on-demand to enable software companies to deliver their products efficiently and cost-effectively. These organizations may have sufficient capacity for their day to day operations but lack the incremental capacity to roll out updates or new programs timely and cost-effectively to a large number of end users. Software Express simplifies the software distribution process by establishing a single, "virtual" download link, minimizing confusion among end users often encountered during product downloads. Software Express, when coupled with Express Lane, decreases download time by routing content to end users from the closest Media Distribution Center. In addition to Software Express, which is priced on a per download basis, the Company provides these customers with additional value added services, including file delivery confirmation and support for online transactions.

  Event Express. Event Express is designed for customers who need to deliver high bandwidth, high-quality content to end users for short-term events. These organizations typically lack the massive bandwidth necessary to serve the requests of end users during critical events, such as product launches, press conferences and live event coverage. Alternatively, some organizations require connectivity during emergency relocations of Internet servers. Event Express allows a customer to bring an Internet site online to handle enormous bandwidth requirements with little or no advance planning. Event Express is sold to customers based on bandwidth utilized and the number of days the services are required, providing customers with a cost-effective solution without requiring the purchase of unnecessary or underutilized hardware.

  Site Express Solo. The Company's single server product, Site Express Solo, is designed as an entry-level Digital Distribution service for businesses that are beginning to leverage the Internet for commercial activities. Customers choosing the Company's Site Express Solo service are often sensitive to variable costs associated with excessive bandwidth utilization. Site Express Solo offers customers a fixed monthly rate for rack space, connectivity and desired bandwidth at one of the Company's five Media Distribution Centers. Site Express Solo offers a connection shared with no more than 12 servers while providing up to 10 Mbps burst capabilities.

  PrimeWeb. PrimeWeb is designed for organizations that are in the initial stage of developing an Internet presence. PrimeWeb provides access to a shared server and easy-to-use tools to create, publish, maintain and expand a basic business web site. PrimeWeb also offers services for lower-volume electronic commerce hosting, and has established a relationship with iCat Corporation to integrate and deliver electronic cataloging services. As their Internet needs progress, PrimeWeb customers may utilize additional disk space, tools and domain name services or may migrate to Site Express Solo or Site Express as their Internet needs progress.

 Digital Distribution Software

  The Company offers its customers several software products designed to optimize content distribution to the end user.

  Express Lane. Express Lane is an intelligent routing software package that decreases download time by dynamically interpreting throughput to determine the most expedient path between the Company's Media Distribution Centers and the end user. This service allows customers with highly viewed, content-rich sites to deliver content to end users more efficiently and reliably. This service is provided to customers who have chosen the Company's Site Express service and elected to place their servers at more than one of the Company's Media Distribution Centers.

  Express Mirror. Express Mirror enables a customer to monitor the integrity of content on servers at the Company's Media Distribution Centers, as well as the operation of the server itself. With Express Mirror, a customer can continuously monitor applications and services, detect problems with the integrity of content and update the data on multiple servers from a single server. Express Mirror is offered as a value-added option for Site Express customers.

  Express Control. Express Control provides real-time, web-based monitoring of a customer's utilization from a remote site. In addition, Express Control can report on bandwidth availability and allow a customer to reboot their system via a web-based link. Express Control is provided to all Site Express, Software Express and Site Express Solo customers.

 Internet Connectivity Services

  The Company's connectivity services, PrimeConnect, PrimeLAN and PrimeDirect, provide Internet connectivity with a range of speeds from dial-up 28.8 Kbps via a modem to dedicated T1 (1.445 Mbps) leased lines. The Company provides its Internet connectivity services over a network that serves more than 200 local calling areas. PrimeConnect is designed for individual professionals, companies and channel partners with multiple end-user connectivity requirements and provides an easy-to-use interface for Internet access, browsing, e-mail and FTP transfer. PrimeLAN and PrimeDirect are designed for businesses ranging from five users to hundreds of users and provide connectivity for office local area networks either through dial-up connections or dedicated leased lines. These Internet connectivity services do not require significant up-front capital costs for customers and are easy to use and install, combining connectivity, software and hardware in a single package.

 Consulting Services

  The Company offers customers consulting services from its staff of in-house consultants and Technical Account Managers. The Company provides consulting services to customers seeking advice on expanding their Internet operations or considering one-time Internet events or distributions. In addition, a portion of these consulting services are designed for customers who choose not to implement a basic web design with standard templates and graphics, and do not possess the internal skills to design and develop a web site. All of the Company's consulting services are priced on an hourly basis.

CASE STUDIES

 Yahoo!

  The Company began its relationship with Yahoo! in 1995, at which time Yahoo! received less than a million page views per day from its servers at the Company's Sunnyvale Media Distribution Center. Yahoo! is now one of the world's largest content providers and the number one search site on the Internet, receiving on average more than 50 million page views per day. The Company handles all of Yahoo!'s domestic traffic, which represents approximately 92% of Yahoo!'s total traffic. Yahoo! uses the Company's Site Express solution on its dedicated servers located at the Company's Sunnyvale, California; Mountain View, California; and Washington, D.C. Media Distribution Centers.

 Playboy

  In 1994, Playboy selected GlobalCenter's Site Express Solo service to support the high volume of content Playboy was distributing. As its customer traffic increased by 200% on an annual basis, Playboy converted to Site Express, augmented by the Company's Express Lane software. The Company has provided extensive consulting services to assist Playboy in developing a Digital Distribution solution as its Internet operations have increased. All of Playboy's Internet content is currently distributed through the Company's multiple Media Distribution Centers, including its Washington, D.C., London and Sunnyvale locations.

 LiveWorld

  LiveWorld Productions, Inc., a customer of the Company since 1996, provides on-line chat services. To host these online conversations, chat servers must handle high volumes of data, and send and receive messages instantaneously. In less than a year, LiveWorld has migrated from Site Express Solo to Site Express. The Company's technical support personnel monitor LiveWorld's servers 24 hours per day.

 Netscape

   In 1995, Netscape selected GlobalCenter's Software Express to distribute Netscape's software products over the Internet. GlobalCenter provided a majority of the download services for Netscape's release of three versions of its Internet browser, as well as other Netscape beta software releases. In addition to Software Express, Netscape uses the Company's Site Express service as a back-up for its in-house home page servers, with dedicated servers located at the Company's Sunnyvale and Washington, D.C. Media Distribution Centers.

  An important element of the Company's sales and marketing activities is the ability to reference certain of the Company's key customers who are leading Internet content providers. If any of these customers were to choose an alternative content distribution provider for any reason, the Company would be unable to reference these companies when seeking new customers. In addition, a widely publicized disruption of content distribution to end users of any of these customers could have an adverse impact on the Company's reputation. The loss of any of these key customers or any negative impact on the Company's reputation could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Key Customers."

GLOBALCENTER DIGITAL DISTRIBUTION TECHNOLOGY

  The GlobalCenter Digital Distribution network is comprised of a high-speed, fully meshed ATM backbone connecting the Company's own geographically dispersed Media Distribution Centers and ATM hubs to both public and private networks. Combined with proprietary intelligent routing software, this redundant network architecture allows for the logical and reliable distribution of traffic over the network, circumventing bottlenecks, expediting delivery by locating data closer to the end user and minimizing the impact of any single point of failure on the network.

 Media Distribution Centers

  The Company currently operates Media Distribution Centers in Sunnyvale, California; Mountain View, California; Phoenix, Arizona; Washington, D.C.; and London, England, and intends to add additional Media Distribution Centers in New York, New York; Tokyo, Japan; Melbourne, Australia; and Stockholm, Sweden in the near future. Each Media Distribution Center has a minimum of two external network connections and one or more connections to public Peering Points, in addition to a connection to the GlobalCenter ATM backbone. At the Sunnyvale, Mountain View, and Washington, D.C. Media Distribution Centers, these connections are DS-3 level or faster private exchanges with major backbone providers, including AT&T, MCI, Sprint and UUNET. These redundant private peering arrangements allow GlobalCenter to increase network reliability and reduce latency by bypassing the congested public Peering Points and ensure that in the event of a complete circuit failure of one carrier, circuits from a second carrier will remain functional.

  The internal Media Distribution Center architecture is centered around a combination of full-duplex FastEthernet, full-duplex FDDI rings and SONET interconnections. Each facility has multiple interconnecting Cisco Catalyst 5000-series switches and 7500-series routers. Each Media Distribution Center environment is secured by fault tolerant systems, which include uninterruptible power supplies, temperature control systems, raised floors and advanced fire suppression equipment.

  To enable the reliable replication of content at multiple Media Distribution Centers, the Company has developed technology that enables a customer to originate content from a single source, regardless of the number of servers or Media Distribution Centers used by that customer. The Company's proprietary software then simultaneously distributes the content to each of the customer's servers at the various Media Distribution Centers. Finally, the Company verifies the integrity of content delivered to the customer's servers by testing the data when received at each server. The Company believes that delivering content updates in this manner allows it to more easily monitor the integrity of transmitted data and rectify discrepancies, ensuring that end users receive the most recent content available.

 Backbone Architecture

  The GlobalCenter Digital Distribution network platform employs a high-speed, fully meshed ATM backbone directly linking its Media Distribution Centers with ten geographically dispersed ATM hubs. The network platform supports a daily average of 350 Mbps with an available Internet capacity of up to 2.0 Gbps. Total network capacity is approximately 8.0 Gbps. The Company's ATM backbone, leased from WorldCom, is augmented by direct 45 Mbps connections to both private and public networks. Currently, the Company peers with approximately 100 ISPs and telco carriers at ten public exchanges (domestic and international), and has private peering arrangements with six providers. This "Tier-One" public peering status permits the Company to exchange internal traffic with nationwide ISPs. If any of these carriers were to discontinue their support of the Peering Points and no alternative providers emerged, or such alternative providers increased the costs of utilizing the public network, the distribution of content over the public networks, including content distributed by the Company, would be significantly constrained. Furthermore, as traffic over the public networks increases, the Company's ability to deliver content rapidly and reliably over these networks will be adversely affected if bandwidth is not increased commensurately. See "Risk Factors--Risks Relating to Operation of Network."

  WorldCom provides the Company with data communication facilities and fiber capacity for its ATM backbone. Under co-location arrangements with the Company, WorldCom leases to GlobalCenter physical space for the Company to install Company-owned switches, routers, modems and other equipment at WorldCom's locations throughout the United States. Similarly, the Company has entered into co-location and leased line agreements with other fiber carriers, such as Bell Atlantic, ICG, PacificBell, Sprint, WorldCom and Qwest, in order to reduce the Company's dependency on any one carrier.

  If the Company is required to expand its network due to increased usage, additional stress will be placed upon the Company's network hardware and traffic management systems. Due to the limited deployment of the Company's services to date, the ability of the Company's network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown, and the Company faces risks related to the network's ability to be scaled up to its expected customer levels while maintaining superior performance. If the number of customers increases, the Company will need to make additional investments in its infrastructure to maintain adequate downstream data transmission speeds, the cost of which may be significant. There can be no assurance that the Company's network will be able to achieve or maintain a sufficiently high speed of data transmission, especially if the number and size of the Company's customers increases, and the Company's failure to achieve or maintain high-speed data transmission could significantly reduce consumer demand for its services and have a material adverse effect on its business, financial condition and results of operations. See "Risk Factors--Unproven Network Scalability; Risk of System Failure."

SALES AND MARKETING

 Direct Sales Force

  The Company markets its Digital Distribution services primarily through its direct sales force, comprised of 27 salespeople located in cities where the Company maintains Media Distribution Centers. This direct sales force targets major content providers, software companies and channel partners. The direct sales force is comprised of individuals with substantial experience and relationships in the Internet market and focuses on solution sales, web channel strategies, consulting, design and development, as well as web marketing program assistance. In addition to its direct sales force, the Company augments its marketing strategy through telesales and direct mail selling efforts.

  The Company believes that attracting and retaining customers with the most trafficked web sites will result in a significant marketing advantage as it approaches companies that aspire to develop a successful Internet presence. The Company also believes that by attracting these customers, it will be able to effectively provide additional performance enhancements by linking content directly between content providers located in the same Media Distribution Centers. For example, companies that provide advertising banners or hyper-text links to content providers located within the same Media Distribution Centers can realize significant performance improvements.

  The Company's Technical Account Managers work closely with the direct sales force from the inception of the customer relationship. The TAMs have broad industry expertise, having worked on the development of some of the world's most trafficked web sites. TAMs proactively monitor customer's systems and recommend changes that will keep those systems running at maximum performance. The Company believes that the integration of its TAMs with its sales force assists in both the establishment of customer relationships as well as the migration of customers to more advanced products and services.

 Channel Partners

  In addition to its sales efforts, the Company's direct sales force seeks to identify, establish and maintain distribution channel partners. The Company has targeted as potential channel partners organizations with a large customer base of growing businesses as well as a large sales force. Current channel partners include Pitney Bowes and AccountingNet/ADP. The Company believes that by leveraging the sales forces of its channel partners, it can attract and retain customers for its services in a cost-effective manner, as well as provide co-branded Internet service offerings for its channel partners. By providing a full range of products and services that scale with a customer's growth, the Company believes that it has the opportunity to market additional services to a broad customer base. The Company believes that its channel partner relationships may also turn into opportunities to provide services to its channel partners.

  Pitney Bowes. GlobalCenter established its relationship with Pitney Bowes in September 1997. Pitney Bowes is a multi-national company providing businesses of all sizes with a variety of messaging solutions, including postage systems, direct mail and shipping systems, as well as faxes, copiers and mail room outsourcing services. GlobalCenter is partnering with Pitney Bowes to establish the Internet as a strategic distribution channel for a new suite of Internet products. Initially, the Company is working with Pitney Bowes' Small Office/Home Office unit to co-market a Personal Mailing Solutions Internet CD that is targeted for initial release by the end of 1997. It is anticipated that the Personal Mailing Solutions Internet CD will contain a number of products designed to provide the Small Office/Home Office business customer with a complete suite of mailing and Internet solutions, including the Company's PrimeWeb product.

  AccountingNet/ADP. GlobalCenter established a relationship with AccountingNet in April 1997. AccountingNet is an Internet content provider for the accounting industry with over 200,000 pages of content for certified public accountants ("CPAs"). ADP is working with AccountingNet and GlobalCenter, through its agreement with AccountingNet, to provide turnkey web solutions for the estimated 400,000 CPAs in the U.S.

market. The agreement between ADP and AccountingNet provides for ADP's telemarketers and field sales force to begin contacting CPAs beginning in November 1997.

  The Company also utilizes the services of internal and contracted third party telesales groups to augment the efforts of its channel partners' direct sales forces. The internal telesales group focuses primarily on closing sales leads that have been qualified by the sales forces of channel partners. In addition to providing assistance to the Company's efforts with its channel partners, the contracted third party telesales group contacts new customers to make these customers aware of other services provided by the Company.

  The Company does not have the sales and marketing resources to effectively reach the small and medium-sized businesses targeted in its channel distribution strategy without the assistance of these channel partners. The Company has recently implemented its channel distribution strategy and has no experience in coordinating such efforts. There can be no assurance that the Company's efforts will be successful, that the Company will be able to attract additional small and medium-sized businesses or that the costs associated with attracting and retaining such customers will not exceed the revenue the Company receives from these customers. Furthermore, there can be no assurance that the Company's current channel partners will continue their relationships with the Company or that the Company will be successful establishing additional channel partner relationships. If any of the Company's channel partners were to discontinue their relationships with the Company or the efforts of the Company and its channel partners are unsuccessful in attracting new small and medium-sized businesses, the Company's business, financial condition and results of operations could be materially adversely affected. See "Risk Factors-- Dependence on Channel Partners."

STRATEGIC RELATIONSHIPS

 SOFTBANK Corporation

  The Company's relationship with SOFTBANK Corporation began in July 1997 when SOFTBANK Corporation agreed to make a private equity investment in the Company. In connection with that investment, and as part of a continuing relationship, SOFTBANK Corporation agreed to use its best efforts to encourage each entity in which SOFTBANK Corporation has an investment, including Ziff Davis and SOFTBANK Interactive Marketing, to use GlobalCenter products and services. In addition, SOFTBANK Corporation has agreed to assist in the establishment of the Company's planned Media Distribution Center in Tokyo. The Company believes that this relationship will significantly enhance its ability to expand in Asia.

 @Home

  The Company's relationship with @Home, established in 1997, includes a private peering connection and marketing agreement. The @Media division of @Home has selected GlobalCenter to provide hosting and distribution services for content distributors currently operating on the @Home network. Through the private peering relationship, @Home users are afforded direct access to the content located at the Company's Media Distribution Centers.

CUSTOMER SERVICE

  The Company believes that expert, effective and prompt customer support is critical to retaining its customers. The Company employs over 65 customer support professionals dedicated to providing high quality and timely support to the Company's customers, 24 hours a day, seven days a week. The Company's customer service includes technical support, the Network Operations Center ("NOC") and Technical Account Managers. The Company's technical support personnel provide continuous support to customers, primarily regarding connectivity and shared server issues.

  The NOC offers a broad range of services to ensure the reliable, high-performance operation of servers managed by GlobalCenter. The NOC staff operates 24 hours a day, seven days a week to provide maximum responsiveness to customer concerns. Using a combination of internally developed management tools and industry standard packages, the NOC staff monitors servers, web sites, backbone paths, routers, power systems, weather, world news and other events or conditions that could affect the delivery of customers' content.

  In addition to handling problems that cannot be rectified by NOC personnel, TAMs proactively monitor customer's systems and recommend changes to keep those systems running at maximum performance. The TAMs leverage their experiences gained in managing some of the world's most trafficked web sites in attracting new customers and enhancing services. Customers are offered the option of assigning a dedicated TAM solely to their account to provide additional support, especially during mission-critical events. For particularly complicated problems or during mission-critical operations, the Company relies upon its engineering group consisting of top technical experts who have developed specialized software for internal and customer use.

  The Company plans to increase customer service personnel in line with customer base growth. However, there can be no assurance that the Company's customer service resources will be sufficient to manage the expansion, if any, of the Company's customer base. A failure to adequately meet customer service needs could adversely affect the Company.

COMPETITION

  The market for Internet content distribution and connectivity is extremely competitive. There are no substantial barriers to entry and the Company expects that competition will intensify in the future. The Company's ability to compete successfully will depend on a number of factors, including market presence, reliability, performance, technical expertise and functionality, pricing policies of competitors, the timing of introductions of new products and services, customer support, the variety of services offered, sales and marketing activities and industry and general economic trends.

  Many companies provide products or services that compete, directly or indirectly, with the Company's products and services, including: (i) web hosting and data warehousing companies; (ii) in-house MIS departments; (iii) connectivity providers, including ISPs such as BBN Corporation, Earthlink Network, Inc., MindSpring Enterprises, Inc., Netcom On-Line Communications Services, Inc. and PSInet Inc.; RBOCs; long distance inter-exchange carriers, including AT&T, MCI, Sprint and WorldCom; and (iv) content management companies, including on-line service providers such as AOL, CompuServe, Microsoft's Microsoft Network and Prodigy.

  Many of the Company's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company. As a result, certain of these competitors may be able to develop and expand their network infrastructures more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than can the Company. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortiums to provide additional services competitive with those provided by the Company.

  Certain of the Company's competitors may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of their services relative to the Company's. There can be no assurance that the Company will be able to offset the effects of any such price reductions. In addition, the Company believes that the businesses in which the Company competes are likely to encounter consolidation in the near future, which could result in increased price and other competition, which could have a material, adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

PRODUCT DEVELOPMENT AND ENGINEERING

  The Company's product development and engineering efforts focus on the design and development of new technologies and products to effectively distribute content and increase performance for customers and other Internet end users. In addition, the Company is modifying services and integrating third-party technology to support products for its channel partners.

  The Company believes that localization of content, a concept similar to local television programming, is becoming an increasingly important for commercialization of the Internet. GlobalCenter believes that delivering localized content to consumers will be a valuable service for its customers, particularly with respect to advertisers. The Company's product development team is currently evaluating techniques to associate Internet Protocol addresses with specified geographic regions. Through enhancements to Express Lane, GlobalCenter anticipates working with partners who maintain geographical information to deliver localized content to end users.

 Technical Advisory Board

  The Company's Technical Advisory Board ("TAB") was established to create a forum to discuss future technological developments, new potential service offerings and marketing strategies for new customers. The TAB consists of technical leaders from GlobalCenter's strategic partners and customers, including Silicon Graphics, Inc., Netscape, Yahoo! and Web Monsters, a user group comprised of several of the world's most trafficked web sites. Additionally, TAB members provide support to GlobalCenter's engineers and TAMs regarding specific products.

  The Company's future success will depend, in part, on its ability to develop leading technology, enhance its existing products and services, develop and introduce new services that address the increasingly sophisticated and varied needs of its current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The markets for the Company's products and services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to economically incorporate such advances into its business. See "Risk Factors--Delays in Introduction of New Services; Rapid Technological Change."

INTELLECTUAL PROPERTY

  The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on trademark, trade secret and copyright law to protect its technology. The Company presently has no patents. Despite the Company's efforts to control access to its proprietary information, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technologies without authorization, or to develop similar or superior technologies independently. In addition, effective copyright, trade secret and patent protection may be unavailable or limited in certain foreign countries.

  Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. In addition, although the Company does not believe that it infringes the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against the Company in the future or that any such claims will not be successful. Furthermore, parties making claims against the Company could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block the Company's ability to market or license its products in the United States or elsewhere. Any litigation, regardless of the outcome, could result in substantial costs to the Company and diversion of managerial resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

  The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for the Company's products and services, increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, financial condition and results of operations. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, as the Company's products and services are available over the Internet in multiple states and foreign countries, and as the Company facilitates sales by its customers to end users located in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state and foreign country. The Company is qualified to do business in only a limited number of states, and failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business, could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of September 30, 1997, GlobalCenter had 216 employees including 51 people in sales and marketing, 23 in product development 67 in customer support and 41 in finance and administrative functions. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to identify, attract and retain such personnel in the future. None of the Company's employees is represented by a labor union, and management believes its employee relations are good.

FACILITIES

  The Company's executive offices are located in Sunnyvale, California, and leased pursuant to an agreement that expires in May 1999. The Company also owns a facility in Phoenix, Arizona consisting of approximately 27,000 square feet for office space and a Media Distribution Center. The Company leases the facilities for its Media Distribution Centers located in Sunnyvale, California; Washington, D.C.; and London, England pursuant to lease agreements expiring in November 2001, December 2000 and February 2000, respectively. The Company is currently negotiating a lease renewal for its Media Distribution Center located in Mountain View, California. The Company believes that its current facilities are sufficient to support its operational needs for the foreseeable future.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  Executive officers, directors and other key employees of the Company, and their ages as of October 15, 1997, are as follows:

 NAME                      AGE POSITION
 ----                      --- --------
 Douglas T. Hickey (3)....  42 President, Chief Executive Officer and Director
 Wayne A. Pratt...........  36 Senior Vice President, Finance and
                                Administration, Chief Financial Officer and
                                Secretary
 William H. Rinehart......  33 Senior Vice President and General Manager,
                               Content Distribution
 Joel A. Davis, Sr........  35 Senior Vice President and General Manager,
                               Channel Management
 Dan M. Rasmussen.........  35 Senior Vice President, International Operations
 Nathan F. Raciborski.....  30 President, GlobalCenter Telecom Services
 Jonathan G. Heiliger.....  21 Senior Vice President and Chief Technology
                               Officer
 John Hummer (1)(2)(3)....  49 Director
 Michael Moritz (1)(2)(3).  43 Director
 Eric Hippeau.............  46 Director
 Timothy Koogle...........  45 Director

--------
(1) Member of the Compensation Committee of the Board of Directors of the Company.

(2) Member of the Audit Committee of the Board of Directors of the Company.

(3)Member of the Executive Committee of the Board of Directors of the Company.

  Douglas T. Hickey has been Chief Executive Officer and a director of the Company since the acquisition of GCIS in January 1997 and President of the Company since August 1997. Prior to that time, Mr. Hickey was President and Chief Executive Officer of GCIS from July 1996 to January 1997. From December 1994 to July 1996, Mr. Hickey was President of MFS Datanet, Inc., a subsidiary of MFS Communications Company, Inc. ("MFS"). From September 1990 to November 1994, Mr. Hickey held various positions with Ardis Company, a subsidiary of Motorola, Inc. ("Ardis"), including General Manager of North American Sales and Field Operations from October 1992 to November 1994.

  Wayne A. Pratt has been Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary of the Company since September 1997 and was Vice President, Finance and Administration, Chief Financial Officer and Secretary of the Company from December 1995 to September 1997. Mr. Pratt was also Treasurer of the Company from December 1995 to December 1996. From August 1994 to December 1995, Mr. Pratt was Director of Financial Reporting and Compliance at Swift Transportation Co. Inc., a publicly held transportation company. From July 1986 to July 1994, Mr. Pratt held various positions with KPMG Peat Marwick, LLP, including Senior Manager, from July 1992 to July 1994.

  William H. Rinehart has been Senior Vice President and General Manager, Content Distribution since October 1997. Prior to that time, Mr. Rinehart was Senior Vice President, Sales for the Company from June 1997 to October 1997. From July 1996 to June 1997, Mr. Rinehart held various positions at Genuity, Inc., an Internet Services Company most recently as Vice President of Sales. From February 1995 to July 1996, Mr. Rinehart was Vice President and General Manager of the Internet Division of MFS. From December 1992 to February 1995, Mr. Rinehart was a Senior Account Executive at Ardis.

  Joel A. Davis has been Senior Vice President and General Manager, Channel Management of the Company since August 1997. Prior to that time, Mr. Davis was Senior Vice President, Sales and Marketing of the Company from January 1997 to August 1997. From November 1996 to January 1997, Mr. Davis was Senior Vice President, Sales and Marketing of GCIS. From September 1995 to October 1996, Mr. Davis was Vice President, Sales and Support for Netmanage Inc., a network management company. From January 1994 to June 1995, Mr. Davis was Vice President of Sales and Marketing at Artisoft, Inc., a software publishing company. From August 1989 to January 1994, Mr. Davis held various positions with Ingram Micro Inc., a computer product distribution company, including Vice President, Sales and Service from October 1992 to January 1994.

  Dan M. Rasmussen has been Senior Vice President, International Operations since October 1997. Prior to that time, Mr. Rasmussen was Senior Vice President and General Manager, Content Distribution, and a director of the Company from the acquisition of ISI in May 1997 to October 1997. Mr. Rasmussen was President of ISI from April 1995 to May 1997 and President and a co-founder of Internet Connection, an Internet services company, from July 1994 to April 1995.

  Nathan F. Raciborski, a co-founder of the Company, has been President, GlobalCenter Telecom Services of the Company since August 1997. Mr. Raciborski was President of the Company from October 1993 to August 1997, Chief Executive Officer of the Company from October 1993 to January 1997 and a director of the Company from October 1993 to October 1997.

  Jonathan G. Heiliger has been Senior Vice President and Chief Technology Officer of the Company since May 1997. Prior to that time, Mr. Heiliger was Vice President, Engineering and Operations for ISI from July 1996 to May 1997. From July 1996 to October 1996, Mr. Heiliger was Website Network Architect for Netscape. From May 1995 to July 1996, Mr. Heiliger was a member of National Technical Support and Senior Technical Staff for MFS. From July 1994 to May 1995, Mr. Heiliger was a Principal of Aimnet Corp., an ISP. From January 1994 to July 1994, Mr. Heiliger was a Network Engineer for BARRNet, an ISP. From September 1992 to September 1993, Mr. Heiliger was Senior Visualization Engineer for the Electric Power Research Institute.

  John Hummer has been a director of the Company since January 1997. Since September 1989, Mr. Hummer has been a general partner of Hummer Winblad Equity Partners, a venture capital firm. Mr. Hummer is a director of numerous private companies.

  Michael Moritz has been a director of the Company since January 1997. Since 1988, Mr. Moritz has been a general partner of Sequoia Capital, a venture capital firm. Mr. Moritz is a director of Flextronics International Ltd., Visigenic Software, Inc., Neomagic Corporation and Yahoo!, as well as numerous private companies.

  Eric Hippeau has been a director of the Company since October 1997. Mr. Hippeau has been the Chairman and Chief Executive Officer of Ziff-Davis, Inc., a leading provider of content about computers and the Internet, since November 1991. Mr. Hippeau is a director of Yahoo!, Geocities and SOFTBANK Interactive Marketing.

  Timothy Koogle has been a director of the Company since October 1997. Since August 1995, Mr. Koogle has been President and Chief Executive Officer and a director of Yahoo!. Prior to that time, Mr. Koogle was President of Intermec Corporation, a manufacturer of data collection and data communication products, from 1992 to 1995.

DIRECTOR COMPENSATION

  The Company's directors will not receive any cash compensation in connection with their service as directors. Upon election or appointment to the Board of Directors, and pursuant to the Amended and Restated 1997 Stock Plan, non-employee directors will receive an initial grant of options to purchase 35,000 shares of Common Stock, and will be eligible for automatic grants of options to purchase 5,000 shares of Common Stock for each subsequent year of service. See "Stock Plans--1997 Stock Plan."

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has standing Audit, Compensation and Executive Committees, which assist the Board in the discharge of its responsibilities. Members of each such committee are elected by the Board and serve for one-year terms.

  The Audit Committee reports to the Board regarding the appointment of the independent public accountants of the Company, the scope and fees of prospective annual audits and the results thereof, compliance with the Company's accounting and financial policies and management's procedures and policies relative to the adequacy of the Company's internal accounting controls. The members of the Audit Committee will consist of two outside directors, neither of whom will be an officer or employee of the Company.

  The Compensation Committee reviews and approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement), reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto) and administers the Company's Amended and Restated 1997 Stock Plan and 1997 Employee Stock Purchase Plan and such other employee benefit plans as may be adopted by the Company from time to time. The members of the Compensation Committee will consist of two outside directors, neither of whom will be an officer or employee of the Company.

  The Executive Committee acts in place of the Board between meetings of the Board, except with respect to actions that require stockholder approval, filling Board vacancies, fixing compensation of directors, altering bylaws, or amending or repealing certain resolutions of the entire Board. The Executive Committee currently consists of Messrs. Hickey, Hummer and Moritz.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee was formed in May 1996. No interlocking relationship exists between the Company's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. See "Description of Capital Stock--Limitation of Liability; Indemnification."

  The Company's Amended and Restated Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Limitation of Liability; Indemnification."

  The Company has entered into agreements to indemnify certain of its executive officers and directors in addition to the indemnification provided for in the Company's Amended and Restated Bylaws and intends to enter into such agreements with all of its executive officers and directors. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the fiscal year ended December 31, 1996 for (i) the Company's Chief Executive Officer and
(ii) the Company's other executive officers whose salary and bonus for such fiscal year exceeded $100,000 (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                LONG-TERM
                                 ANNUAL COMPENSATION           COMPENSATION
                          ------------------------------------ ------------
                                                                SECURITIES
NAME AND PRINCIPAL                              OTHER ANNUAL    UNDERLYING      ALL OTHER
POSITION                  SALARY($)   BONUS($) COMPENSATION($)  OPTIONS(#)   COMPENSATION($)
------------------        ---------   -------- --------------- ------------  ---------------
Douglas T. Hickey ......    79,698      --         20,000(3)     138,220(4)        --
 President and Chief
 Executive Officer(2)
Wayne A. Pratt..........   100,000      --            --             --            --
 Senior Vice President
 and Chief Financial
 Officer
Nathan F. Raciborski....   120,149      --            --             --            --
 President, GlobalCenter
 Telecom Services
Allan M. Kaplan.........   179,949(5)   --            --             --            --
 Senior Vice President,
 Operations

--------
(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in the table.
(2) Mr. Hickey became the Chief Executive Officer of GCIS in July 1996 and Chief Executive Officer of the Company upon the completion of the acquisition of GCIS by the Company in January 1997. Mr. Hickey's compensation represents that earned from the inception of his employment to December 31, 1996.
(3) Reflects payments for relocation expenses.
(4) Mr. Hickey was granted an option to purchase 138,220 shares of Common Stock under the GCIS 1996 Stock Option Plan, which options were assumed under the Company's 1995 Stock Option Plan in connection with the acquisition of GCIS by the Company.
(5) Includes $59,949 in income from 1995 paid in 1996.

  Option Grants During 1996. No options were granted to any of the Named Executive Officers by the Company during 1996. In 1996, while employed at GCIS, Mr. Hickey was granted an option to purchase 138,220 shares of Common Stock at a per share exercise price of $0.36 pursuant to GCIS' stock option plan, which option vests 25% upon the first anniversary of the date of grant and 1/48th vesting in each successive month, such that the option becomes fully vested on the fourth anniversary of the date of grant. Prior to the acquisition of GCIS by the Company, Mr. Hickey elected to early exercise his entire option to purchase 138,220 shares of Common Stock, a portion of which shares are subject to a repurchase right held by the Company. The fair market value of Mr. Hickey's shares of Common Stock on the date of exercise was equal to the exercise price of the option on such date. In connection with the acquisition of GCIS by the Company, the Company assumed all of the options under the GCIS stock option plan.

  In January and February 1997, Mr. Hickey was granted options to purchase 155,071 and 263,962 shares of Common Stock, respectively, at a per share exercise price of $0.50 pursuant to the Company's 1995 Stock Option Plan. The vesting commencement date of such options was retroactive to the inception of Mr. Hickey's employment with GCIS in July 1996. In addition, in September 1997, Mr. Hickey was granted options to purchase 190,000 and 475,000 shares of Common Stock at per share prices of $2.00 and $6.00, respectively. The option to purchase 190,000 shares is fully vested, and the option to purchase 475,000 shares vests on the fifth anniversary of the date of grant, subject to acceleration upon the Company's achievement of certain performance milestones.

  Aggregate Option Exercises in 1996 and Year-End Option Values. The following table sets forth, for each of the Named Executive Officers, certain information concerning the exercise of stock options during the last fiscal year and the value of unexercised stock options at December 31, 1996.

                                                          NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                         OPTIONS AT 12/31/96(#)    OPTIONS AT 12/31/96($)(1)
                         SHARES ACQUIRED     VALUE      -------------------------- -------------------------
NAME                     ON EXERCISE(#)  REALIZED($)(1) EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------------- -----------  ------------- ----------- -------------
Douglas T. Hickey.......     138,220(2)         0            --           --           --           --
Wayne A. Pratt..........         --           --          20,000(3)       --             0          --
Nathan F. Raciborski....         --           --             --           --           --           --
Allan M. Kaplan.........         --           --             --           --           --           --

--------
(1) Calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 1996 ($0.36 per share) and the exercise price of such option.
(2) Prior to the GCIS acquisition, Mr. Hickey elected to exercise his option to purchase 138,220 shares of Common Stock, subject to a repurchase right held by the Company. The exercise price as of the date of exercise of the option was equal to the fair market value of the Common Stock as of such date.
(3) Granted on December 4, 1995.

EMPLOYMENT AGREEMENTS

  In January 1997, the Company entered into an employment agreement with Mr. Raciborski, pursuant to which he receives an annual base salary and is eligible to participate in all standard benefit plans accorded to other executives. Mr. Raciborski is entitled to receive options to purchase shares of the Company's Common Stock on the first two occurrences of a dilutive preferred stock issuance (as defined in the agreement), which right expires upon the effectiveness of this Registration Statement. In the event that Mr. Raciborski is terminated other than for cause within three years of the date of the employment agreement, he is entitled to receive severance of an amount equal to the difference between the aggregate salary that Mr. Raciborski would have earned but for the termination and the aggregate salary Mr. Raciborski actually earned. In no event does the severance extend beyond the third anniversary of the date of the employment agreement.

  In January 1997, the Company entered into an employment agreement with Mr. Kaplan, pursuant to which he receives an annual base salary and is eligible to participate in all standard benefit plans accorded to other executives. Mr. Kaplan also is entitled to receive options to purchase shares of the Company's Common Stock on the first two occurrences of a dilutive preferred stock issuance (as defined in the agreement), which right expires upon the effectiveness of this Registration Statement. In the event that Mr. Kaplan is terminated other than for cause within three years of the date of the employment agreement, he is entitled to receive severance of an amount equal to the difference between the aggregate salary that Mr. Kaplan would have earned but for the termination and the aggregate salary Mr. Kaplan actually earned. In no event does the severance extend beyond the third anniversary of the date of the employment agreement.

  In April 1997, the Company entered into an employment agreement with Mr. Rasmussen, pursuant to which he receives an annual base salary and is eligible to participate in all standard benefit plans accorded to other executives. Mr. Rasmussen is also eligible to participate in any management bonus plans adopted by the Company on the same terms as other senior officers. Under the employment agreement, the Company was obligated to loan
Mr. Rasmussen certain amounts stated therein. In the event that Mr. Rasmussen is terminated other than for cause within three years of the date of the employment agreement, he is entitled to receive severance of an amount equal to the difference between the aggregate salary that Mr. Rasmussen would have earned but for the termination and the aggregate salary Mr. Rasmussen actually earned. In addition, Mr. Rasmussen is entitled to participate in medical and health benefit programs of the Company for the remainder of the employment term. In no event does the severance or the right to participate in medical and health benefit programs of the Company extend beyond the third anniversary of the date of the employment agreement. In the event of termination other than for cause, any outstanding shares owned by Mr. Rasmussen subject to a right of repurchase by the Company shall automatically vest.

  In April 1997, the Company entered into an employment agreement with Mr. Heiliger, pursuant to which he receives an annual salary and is eligible to participate in all standard benefit plans accorded to other executives. Mr. Heiliger is also eligible to participate in any management bonus plans adopted by the Company on the same terms as other senior officers. Under the employment agreement, the Company was obligated to loan Mr. Heiliger certain amounts stated therein. In the event that Mr. Heiliger is terminated other than for cause within one year of the employment agreement, he is entitled to receive severance of an amount equal to the difference between the aggregate salary that Mr. Heiliger would have earned but for the termination and the aggregate salary Mr. Heiliger actually earned. In addition, Mr. Heiliger is entitled to participate in medical and health benefit programs of the Company for the remainder of the employment term. In no event does the severance or the right to participate in medical and health benefit programs of the Company extend beyond the first anniversary of the date of the employment agreement. In the event of termination other than for cause, any unvested stock options held by Mr. Heiliger will continue to vest in accordance with his option agreement(s).

  See "Certain Transactions."

EMPLOYEE BENEFIT PLANS

 1995 Stock Option Plan

  The Company's 1995 Stock Option Plan (the "1995 Plan") provides for the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees, directors and consultants of nonstatutory stock options. As of September 30, 1997, options to purchase an aggregate of 1,131,504 shares of Common Stock were outstanding under the 1995 Plan. In January 1997, the Board of Directors of the Company increased the number of shares available for future grants under the 1995 Plan from 400,000 to 1,600,000. Options granted under the 1995 Plan will remain outstanding in accordance with their terms, but no further options have been granted since July 1997, nor will any options be granted under the 1995 Plan in the future.

  In connection with the GCIS and ISI acquisitions, the Company assumed the outstanding options previously issued under option plans administered by each of GCIS and ISI, and as of September 30, 1997 were exercisable for an aggregate of 394,947 shares of Common Stock.

 Amended and Restated 1997 Stock Plan

  In July 1997, the Board of Directors adopted the 1997 Stock Plan. The Amended and Restated 1997 Stock Plan (the "1997 Plan") was approved by the Board of Directors in October 1997, subject to stockholder approval. As of September 30, 1997, options covering 287,700 shares of Common Stock have been granted under the 1997 Plan.

  The 1997 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") to employees (including officers and employee directors) and for the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants. A total of 1,676,277 shares of Common Stock are currently reserved for issuance pursuant to the 1997 Plan. Unless terminated sooner, the 1997 Plan will terminate automatically in July 2007.

  The 1997 Plan may be administered by the Board of Directors or a committee of the Board (as applicable, the "Administrator"). The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1997 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1997 Plan.

  Options and SPRs granted under the 1997 Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten-year term.

  In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement provides that the Company shall have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

  The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the date of grant, and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years.

  The 1997 Plan provides that each non-employee director shall automatically be granted an option to purchase 35,000 shares of Common Stock on the date that such person first becomes a non-employee director, unless immediately prior to becoming a non-employee director, such person was an employee director of the Company. In addition, each non-employee director shall automatically be granted an option to purchase 5,000 shares on the date of the Company's annual meeting of stockholders, if on such date he or she shall have served on the Board for at least six months. Each option granted to a non-employee director shall have a term of ten years, shall vest as to 25% of the optioned stock one year from the date of grant, and 1/48th of the optioned stock shall vest each month thereafter, provided the person continues to serve as a director on such dates. The exercise price of each such option shall be 100% of the fair market value per share of the Common Stock on the date of grant.

  The 1997 Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the Administrator shall provide for the optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

 1997 Employee Stock Purchase Plan

  The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors on October 15, 1997. A total of 400,000 shares of Common Stock has been reserved for issuance under the 1997 Purchase Plan.

  The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period, which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before April 30, 1999.

  Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or
(ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year, may not be granted an option to purchase stock under the 1997 Purchase Plan. The 1997 Purchase Plan permits participants to purchase Common
Stock through payroll deductions of up to   % of the participant's
"compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes overtime, payments for shift premium, incentive compensation, incentive payments, bonuses and other compensation.

  Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each purchase period. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted under the 1997 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution or as otherwise provided under the 1997 Purchase Plan. The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 1997 Purchase Plan will terminate in October 2007. The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1997 Purchase Plan.

 401(k) Plan

  In March 1997, the Company adopted a tax qualified employee savings and retirement plan (the "401(k) Plan") under which eligible employees may elect to defer, in the form of contributions to the 401(k) Plan, up to certain statutorily prescribed annual limits ($9,500 in 1997). Upon completion of one year of service, the 401(k) Plan provides for employer contributions to the 401(k) Plan of an amount equal to 25% of the amount contributed by all eligible employees, up to 6% of individual employee's total compensation. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The 401(k) Plan permits employees to direct investment of their accounts in the 401(k) Plan in selected investment options.

                             CERTAIN TRANSACTIONS

  The Company has licensed local Internet connectivity points from certain employees and other related parties, including Cindy Groves, the sister of Nathan Raciborski. Amounts owed to Ms. Groves exceeded $60,000 at December 31, 1996 and at September 30, 1997. The Company and Ms. Groves entered into a license agreement pursuant to which Ms. Groves paid an initial license fee as well as a percentage of the income from subscriptions in those areas to the Company, in exchange for the exclusive right to provide Internet access in that area across the Company's network. The terms of its relationship with Ms. Groves are substantially similar to its relationship with other licensees.

  In October 1996, the Company entered into a lease agreement with Bill and Karen Foss with respect to real property located at 1111 Karlstad Drive, Sunnyvale, California (the "Karlstad Property"). The lease expires in November 2001. The Company maintains a Media Distribution Center and general office space at the Karlstad Property. Mr. Foss owns in excess of 5% of the outstanding Common Stock of the Company.

  In 1995, the Company established a commercial relationship with Yahoo!. Mr. Koogle, a director of the Company, is President and Chief Executive Officer of Yahoo!. Revenue from Yahoo! for the year ended December 31, 1996 was approximately $290,000. Mr. Koogle joined the Board of Directors of the Company in October 1997. The terms of the Company's relationship with Yahoo! are based on an arm's-length negotiation that occurred prior to Mr. Koogle's joining the Company's Board of Directors.

 Loans to Officers

  The Company's executive officers listed below have been indebted to the Company in an amount in excess of $60,000 at such times since January 1, 1996 as set forth below:

  In connection with employment agreements between the Company and Allan Kaplan and between the Company and Nathan Raciborski, the Company made loans to each of Messrs. Kaplan and Raciborski in the aggregate principal amount of $500,000 and bearing interest at a rate of 6% per annum. Each of the loans is evidenced by a non-recourse promissory note dated March 21, 1997, which notes mature on March 31, 2002 (unless extended pursuant to the terms of such promissory notes). Each of the promissory notes is secured by a pledge of 200,000 shares of the Company's Common Stock owned by Messrs. Kaplan and Raciborski, respectively. The entire principal amount of each loan plus interest accrued thereon remains outstanding on each loan as of the date of this Prospectus.

  In connection with the employment agreement between the Company and Dan Rasmussen, the Company loaned Mr. Rasmussen an aggregate principal amount of $100,000 bearing interest at a rate of 8.25% per annum. The loan is evidenced by a non-recourse promissory note dated June 12, 1997, which note matures on June 12, 1999. The entire principal amount of the loan plus interest accrued thereon remains outstanding as of the date of this Prospectus.

  The Company loaned Joel Davis, an officer of the Company, an aggregate principal amount of $85,000 pursuant to two promissory notes dated December 16, 1996 and October 7, 1997, respectively. The former note evidences a loan of $60,000 bearing interest at a rate of 8% per annum. The latter note evidences a loan of $25,000 bearing interest at a rate of 8.25% per annum. For each note, the principal amount and all accrued interest thereon will be forgiven at a rate of 50% on each of the first two anniversaries of the note, provided that Mr. Davis remains an employee of the Company on such dates.

  In April 1997 the Company borrowed $700,000 from Cocoon Capital Corporation pursuant to a secured promissory note. The note had a original maturity date of July 1998 and bore interest at a annual rate of 14%. Nathan F. Raciborski and Allan M. Kaplan, co-founders and employees of the Company, are the principals of Cocoon Capital Corporation. The Company repaid the promissory note in October 1997.

  In December 1996, the Company borrowed $74,516 from Nathan F. Raciborski, an officer of the Company. The note bears interest at 8% and is payable upon demand. As of September 30, 1997, the outstanding principal balance was $26,117.

  In January 1997, the Company entered into a Stockholders' Agreement (the "Stockholders' Agreement") with certain holders of the Company's Common Stock, including entities affiliated with Sequoia Capital and entities affiliated with Hummer Winblad Equity Partners. Subsequently, the parties have amended the Stockholders' Agreement to include the holders of additional shares of the Company's Common Stock, including entities affiliated with SOFTBANK Corporation and certain individuals holding in excess of 5% of the Company's outstanding Common Stock. Pursuant to the Stockholders' Agreement, stockholders who are a party thereto are entitled to certain registration rights with respect to their shares of the Company's Common Stock. See "Description of Capital Stock--Registration Rights."

 Preferred Stock Issuances

  Since January 1996, the Company sold shares of its preferred stock in private financings as follows (all share amounts set forth herein do not reflect the conversion of outstanding shares of Preferred Stock into shares of Common Stock that will occur immediately prior to the closing of this offering):

  In connection with the acquisition of GCIS in January 1997, the Company sold an aggregate of 1,451,327 shares of Series B Preferred Stock to each of (i) entities affiliated with Sequoia Capital and (ii) entities affiliated with Hummer Winblad Equity Partners.

  In connection with the acquisition of ISI in May 1997, the Company sold 1,468,339 shares of Common Stock to William C. Foss and 1,434,032 shares of Common Stock to Dan M. Rasmussen.

  In July 1997, the Company issued and sold 2,022,472 shares of Series C Preferred Stock to entities affiliated with SOFTBANK Corporation.

  Certain holders of Preferred Stock are entitled to registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights."

  The Company has entered into employment agreements with certain of its senior executive officers. See "Management--Employment Agreements."

  The Company has entered into agreements to indemnify certain of its executive officers and directors in addition to the indemnification provided for in the Company's Restated Bylaws and intends to enter into such agreements with all of its executive officers and directors. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1997, and as adjusted to reflect the sale of shares of Common Stock by the Company and the Selling Stockholders offered hereby, by (i) each person or entity who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company, (ii) each director,
(iii) each of the Named Executive Officers, (iv) each of the Selling Stockholders and (v) all directors and executive officers of the Company as a group. Except as otherwise noted below, officers and directors can be contacted at the principal office of the Company.

                                                   NUMBER
                                      SHARES         OF
                                   BENEFICIALLY    SHARES  SHARES BENEFICIALLY
                                    OWNED PRIOR     BEING      OWNED AFTER
                                  TO OFFERING(1)   OFFERED      OFFERING(1)
                                 -----------------   FOR   --------------------
NAME                              NUMBER   PERCENT  SALE    NUMBER    PERCENT
----                             --------- ------- ------- --------- ----------
Entities Affiliated with         3,370,785  23.4%
 SOFTBANK......................
 10 Langley Road, Suite 403
 Newton Circle, MA 02159
Entities Affiliated with         2,480,536  17.2
 Sequoia Capital (2)...........
 3000 Sand Hill Road, Suite 280
 Menlo Park, CA 94025
William C. Foss ...............  1,468,339  10.2
 Netscape Communication
 501 E. Middlefield Road
 Mountain View, CA 94043
Entities Affiliated with Hummer  1,451,327  10.1
 Winblad Equity Partners (3)...
 No. 2 South Park Street
 San Francisco, CA 94107
Joel A. Davis, Sr. (4).........     60,744    *
Jonathan G. Heiliger...........     68,614    *
Douglas T. Hickey (5)..........    450,437   3.1
John Hummer (2)................  1,451,327  10.1
Allan M. Kaplan................  1,360,510   9.5
Michael Moritz (3).............  2,480,536  17.2
Wayne A. Pratt (6).............     58,333    *
Nathan F. Raciborski...........  1,720,510  12.0
Dan M. Rasmussen (7)...........  1,434,032  10.0
William H. Rinehart............        --    --
Eric Hippeau...................        --    --
Timothy Koogle.................        --    --
Directors and executive          7,724,533  52.3
 officers as a group (11
 persons)......................
Other Selling Stockholders as a
 group (  persons).............

--------
*  Less than one percent.
(1) Percentage of beneficial ownership is based on 14,384,751 shares of Common Stock outstanding as of September 30, 1997 (after giving effect to the conversion of all outstanding shares of preferred stock), and shares of Common Stock outstanding after completion of this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within sixty (60) days of September 30, 1997 are deemed outstanding for computing the beneficial ownership of the person holding such options, but are not deemed outstanding for computing the beneficial ownership of any other person. Except as indicated in the footnotes to this table and subject to any applicable community property laws, the Company believes that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(2) Consists of 2,294,498 shares held by Sequoia Capital VII, 111,623 shares held by Sequoia Technology Partners VII and 74,415 shares held by Sequoia 1995, LLC. Mr. Moritz disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.
(3) Consists of 1,393,276 shares held by Hummer Winblad Venture Partners II, 49,344 shares held by Hummer Winblad Technology Fund II and 8,707 shares held by Hummer Winblad Technology Fund IIA. Mr. Hummer disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.
(4) Includes 34,555 shares subject to a repurchase right held by the Company, which right lapses over time, and 26,189 shares subject to options exercisable within 60 days of September 30, 1997.
(5) Includes 138,220 shares subject to a repurchase right held by the Company, which right lapses over time, and 312,217 shares subject to options exercisable within 60 days of September 30, 1997.
(6) Includes 58,333 shares subject to options exercisable within 60 days of September 30, 1997.
(7) Does not include 17,153 shares held by Max Rasmussen and 17,153 shares held by Mark and Christeen Rasmussen, Mr. Rasmussen's brother, and brother and sister-in-law, respectively. Mr. Rasmussen disclaims beneficial ownership of the shares held by Max Rasmussen and the shares held by Mark and Christeen Rasmussen.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, the authorized capital stock of the Company will be 55 million shares of capital stock, consisting of 50 million shares of Common Stock, par value $0.001 per share, and 5 million shares of Preferred Stock, par value $0.001 per share.

  The following description of the capital stock of the Company and certain provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and Amended and Restated Bylaws (the "Restated Bylaws") is a summary and is qualified in its entirety by the provisions of the Restated Certificate and Restated Bylaws, which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part. Except as otherwise noted, the following description gives effect to the conversion of all outstanding shares of preferred stock and assumes the adoption of the Restated Certificate and Restated Bylaws upon the closing of this offering.

COMMON STOCK

  As of September 30, 1997, there were 14,384,751 shares of Common Stock outstanding (after giving effect to the conversion of all Preferred Stock) held of record by approximately 100 stockholders. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon consummation of the offering will be fully paid and non-assessable.

PREFERRED STOCK

  Upon consummation of this offering, 5,000,000 shares of undesignated preferred stock will be authorized, and no shares will be outstanding. The Company's Board of Directors will have the authority to issue preferred stock in one or more series and to establish the rights, preferences, privileges and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Company's Board of Directors will have authority, without approval of the stockholders, to issue Preferred Stock that has voting and conversion rights superior to the Common Stock and that may affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company currently has no plans to issue any shares of preferred stock.

WARRANTS

  In connection with the private placement of Series A preferred stock in December 1995 and January 1996, the Company issued to the placement agent a warrant to purchase 40,000 shares of its Common Stock at an exercise price of $6.00 per share, exercisable at any time until January 11, 2001. In connection with the extension of a credit facility with Silicon Valley Bank ("SVB") in June 1997, the Company issued a warrant to SVB to purchase 10,000 shares of its Common Stock at an exercise price of $4.45 per share (subject to adjustment for stock splits, stock dividends and the like), exercisable until June 26, 2002. In connection with an equipment financing facility established with Phoenix Leasing Incorporated ("Phoenix Leasing"), the Company issued two warrants to Phoenix Leasing in May 1997 and June 1997, respectively. These warrants entitle Phoenix Leasing to purchase an aggregate of 13,300 shares of its Common Stock at an exercise price of $6.00 per share (subject to adjustment for stock splits, stock dividends and the like). The warrants are exercisable until May 15, 2007 and

June 20, 2007, respectively. In connection with an equipment lease agreement entered into in September 1997 with Comdisco, Inc. ("Comdisco"), the Company issued a warrant to Comdisco to purchase 12,000 shares of its Common Stock at an exercise price of $5.00 per share (subject to adjustment for stock splits, stock dividends and the like), exercisable until three years from the effective date of this offering.

REGISTRATION RIGHTS

  The Company has granted holders of Common Stock issuable upon conversion of the 400,000 shares of Series A preferred stock certain registration rights. If the Company proposes to register any Common Stock under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to include shares of such Common Stock in such registration ("Piggyback Registration Rights"). Additionally, such holders are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock ("Demand Registration Rights") if 50% of such holders so request. The Company is required to use its best efforts to effect one such demand registration. These registration rights are subject to certain conditions and limitations.

  In addition, the Company and certain securityholders of the Company have entered into a Stockholders' Agreement, as amended, pursuant to which the Company has granted certain Demand and Piggyback Registration Rights to certain holders of Common Stock, Common Stock issuable upon conversion of Series B and Series C preferred stock and Common Stock issuable upon exercise of certain warrants. Holders of 10,655,667 of such shares of Common Stock are entitled to Piggyback Registration Rights. Holders of 6,521,690 of such shares of Common Stock are entitled to Demand Registration Rights. To exercise their Demand Registration Rights, the Company must receive a notice by holders of at least 30% of the Registrable Securities (as defined in the Stockholders' Agreement) requesting such registration. The Company may be required to effect up to two demand registrations. In addition, the holders of these Demand Registration Rights have the right to require the Company to file an unlimited number of registration statements on Form S-3, upon the Company being eligible to utilize such registration statements. The registration rights described above terminate upon the earlier to occur of (i) as to any holder at such time as such holder may sell, under Rule 144 in any single three-month period, all Registrable Securities then held by such holder and (ii) upon the fifth anniversary of the closing of this offering. These registration rights are subject to certain conditions and limitations.

CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, RESTATED BY-LAWS AND DELAWARE LAW

 General

  Certain provisions of the Delaware General Corporation Law and the Company's Restated Certificate and Restated Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions of Delaware law and the Company's Restated Certificate and Restated Bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. The Restated Certificate allows the Company to issue Preferred Stock with rights senior to those of the Common Stock and other rights that could adversely affect the interests of holders of Common Stock, which could decrease the amount of earnings or assets available for distribution to the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock, as well as having the anti-takeover effect discussed above. See "Risk Factors--Antitakeover Effects of Certificate of Incorporation and Delaware Law."

  Upon completion of this offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in business combinations with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, (ii) an affiliate or associate of that corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (iii) an affiliate or associate of the persons described in the foregoing clauses (i) or (ii). Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

 Restated Certificate of Incorporation and Bylaws

  The Company's Restated Bylaws require that special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chief Executive Officer of the Company or by any person or persons holding
shares representing at least   % of the outstanding capital stock. The
Company's Restated Bylaws also require advance written notice, which must be received by the Secretary of the Company not less than 90 days prior to the meeting, by a stockholder of a proposal or directors' nomination which such stockholder desires to present at an annual or special meeting of stockholders. Action by written consent of the stockholders is prohibited by the Restated Bylaws. The Company's Restated Certificate does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring hostile takeover or delaying or preventing changes in control or management of the Company.

  The Company's Restated Bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws adopted by the Board of Directors or by the stockholders. Vacancies in the Board of Directors may be filled either by holders of a majority of the Company's voting stock or a majority of directors in office, although less than a quorum. See "Risk Factors--Antitakeover Effects of Certificate of Incorporation and Delaware Law."

  The number of directors which shall constitute the whole Board of Directors shall be fixed by resolution of the Board of Directors. The size of the initial Board is fixed at five members, subject to amendment by the Board. The Directors shall be elected at the annual meeting of the stockholders, except for filling vacancies. Directors may be removed with the approval of the holders of a majority of the Company's voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly created directorships on the Board of Directors resulting from any increase in the number of directors may be filled by a majority of the Directors then in office, although less than a quorum, a sole remaining Director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders.

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally shall constitute a quorum for stockholder action at any meeting.

LIMITATION OF LIABILITY; INDEMNIFICATION

  The Company's Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, including (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Restated Bylaws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers. See "Management--Limitation of Liability and Indemnification Matters."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.

LISTING

  The Company has applied to list its Common Stock on the Nasdaq National Market under the trading symbol GCTR.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock of the Company. Sales of substantial numbers of shares of Common Stock into the public market after this offering, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock prevailing from time to time or could impair the Company's future ability to obtain capital through an offering of equity securities. The Company cannot predict the effect, if any, that sales of shares of Common Stock, or the availability of such shares for future sales, will have on future market prices of the Common Stock. Such sales also may make it more difficult for the Company to sell equity securities or equity-related securities in the future at the time and price it deems appropriate.

  Upon completion of this offering there will be      shares of Common Stock
Outstanding, or up to      shares if the underwriters over-allotment option is
exercised in full. The           shares sold in this offering will be freely
tradeable without restriction or further registration under the Securities Act, unless such shares are held by "affiliates" of the Company ("Affiliates") or persons deemed to be acting as "underwriters" (as such terms are defined in
Rule 144 under the Securities Act). The remaining      shares of Common Stock
held by existing stockholders are "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, shares of Common Stock will be available for sale in the public market prior to expiration of the lock-up agreements 180 days after the date of this Prospectus.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are required to be aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of
Common Stock then outstanding (which will equal approximately         shares
immediately after this offering) or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

  The holders of substantially all of the shares of Common Stock, options and warrants currently outstanding and all executive officers and directors of the Company have agreed that for a period of 180 days after the date of this Prospectus they will not offer, sell or otherwise dispose of, any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into Common Stock. However, Hambrecht & Quist LLC, in its sole discretion, may release such persons from these lock-up agreements, in whole or in part, at any time without notice.
Following the 180-day lock-up period,      of the Restricted Securities will
become eligible for sale, subject to the manner of sale, volume, notice and information requirements of Rule 144 of the Securities Act. After the 180-day
lock-up period,      shares of Common Stock will become immediately saleable.

  After this offering, the Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's 1995 Plan, the 1997 Plan and the 1997

Purchase Plan. Based on the number of shares reserved for issuance at September 30, 1997 under such plans, such registration statement would register approximately 3,602,728 shares. See "Management--Stock Plans." Such registration statement is expected to be filed and become effective as soon as practicable after the consummation of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the above-described lock-up agreements. As of September 30, 1997, 1,814,151 options were outstanding under the Company's option plans. See "Management--Stock Plans."

  After the closing of this offering, the holders of      shares of Common
Stock, including      shares of Common Stock issuable upon exercise of
outstanding warrants, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC and Volpe Brown Whelan & Company, LLC, have severally agreed to purchase from the Company and the Selling Stockholders the following respective number of shares of Common Stock:

                                                                          NUMBER
                                                                            OF
   NAME                                                                   SHARES
   ----                                                                   ------
   Hambrecht & Quist LLC.................................................
   Volpe Brown Whelan & Company, LLC.....................................
                                                                          -----
     Total...............................................................
                                                                          =====

  The Underwriting Agreement provides that the obligations of the several Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $   per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $   per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The Company and certain Selling Stockholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of
this Prospectus, to purchase up to     additional shares of Common Stock at
the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company and the Selling Stockholders will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  The Selling Stockholders and certain other stockholders of the Company, including the executive officers and directors, who will own in the aggregate shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the rate hereof and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.

  Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price set forth on the cover of this preliminary Prospectus is subject to change as a result of market conditions and other factors, the history of and the prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of this offering and the recent market prices of securities of generally comparable companies.

  Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock of the Company at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Alan K. Austin, a partner of Wilson Sonsini Goodrich & Rosati, and WS Investment Company 97A, an investment vehicle for partners of Wilson Sonsini Goodrich & Rosati, together own an aggregate of 6,179 shares of Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The audited financial statements of Voyager Networks, Inc. included in this Prospectus and elsewhere in the Registration Statement have been audited by Marcum & Kliegman LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

I. CONSOLIDATED FINANCIAL STATEMENTS OF GLOBALCENTER, INC.
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets--December 31, 1995, 1996 and June 30, 1997
   (unaudited)............................................................  F-3
  Consolidated Statements of Operations for the years ended December 31,
   1994, 1995, 1996 and the six months ended June 30, 1996 and 1997 (unau-
   dited).................................................................  F-4
  Consolidated Statements of Stockholders' Equity for the years ended De-
   cember 31, 1994, 1995, 1996 and the six months ended June 30, 1997 (un-
   audited)...............................................................  F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1994, 1995, 1996 and the six months ended June 30, 1996 and 1997 (unau-
   dited).................................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
II. PRO FORMA COMBINED FINANCIAL STATEMENTS OF GLOBALCENTER, INC.
  Introduction............................................................ F-20
  Pro Forma Balance Sheet--June 30, 1997 (unaudited)...................... F-21
  Pro Forma Statement of Operations for the six months ended June 30, 1997
   (unaudited)............................................................ F-22
  Pro Forma Statement of Operations for the year ended December 31, 1996
   (unaudited)............................................................ F-23
  Notes to Pro Forma Combined Financial Statements........................ F-24
III. FINANCIAL STATEMENTS OF VOYAGER NETWORKS, INC.
  Independent Auditors' Report............................................ F-25
  Balance Sheets--December 31, 1995, 1996 and June 30, 1997 (unaudited)... F-26
  Statements of Operations for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited)............ F-27
  Statements of Stockholders' Equity for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 (unaudited)............ F-28
  Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited)............ F-29
  Notes to Financial Statements........................................... F-30
IV. FINANCIAL STATEMENTS OF GCIS
  Report of Independent Public Accountants ............................... F-36
  Balance Sheet--December 31, 1996 ....................................... F-37
  Statement of Operations for the eleven months ended December 31, 1996... F-38
  Statement of Stockholders' Equity for the eleven months ended December
   31, 1996............................................................... F-39
  Statement of Cash Flows for the eleven months ended December 31, 1996... F-40
  Notes to Financial Statements........................................... F-41
V. FINANCIAL STATEMENTS OF GCIS--A DIVISION OF GLOBAL VILLAGE COMMUNICA-
 TION, INC.
  Report of Independent Public Accountants................................ F-46
  Statement of Net Assets to be Sold--January 31, 1996.................... F-47
  Statement of Revenues and Expenses for the ten months ended January 31,
   1996................................................................... F-48
  Notes to Financial Statements........................................... F-49

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GlobalCenter, Inc.:

  We have audited the accompanying consolidated balance sheets of GlobalCenter, Inc. (a Delaware corporation), and its subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GlobalCenter, Inc. and its subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows (after restatement for the May 6, 1997 pooling-of-interests) for the years ended December 31, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.

Phoenix, Arizona,
 March 28, 1997 (except
 with respect to the
 matter discussed in Note
 2, as to which the date
 is May 6, 1997).

                               GLOBALCENTER, INC.

                          CONSOLIDATED BALANCE SHEETS

                                        DECEMBER 31, DECEMBER 31,    JUNE 30,
                                            1995         1996          1997
                                        ------------ ------------  ------------
                                                                   (UNAUDITED)
                                   ASSETS
CURRENT ASSETS:
 Cash.................................   $   36,992  $  6,462,823  $    526,877
 Accounts receivable, net of allowance
  for doubtful accounts of $207,000,
  $608,000 and $660,400, respectively.      615,709     1,230,475     2,356,415
 Inventory............................       89,884       223,482       578,656
 Deferred tax asset...................      131,850       267,650       251,620
 Prepaid expenses and other current
  assets..............................      190,408       343,077       475,544
                                         ----------  ------------  ------------
  Total current assets................    1,064,843     8,527,507     4,189,112
PROPERTY AND EQUIPMENT, net...........    1,737,410     4,723,072     6,687,722
NOTES RECEIVABLE AND OTHER ASSETS.....       21,195       211,268     1,314,599
GOODWILL..............................           --     2,316,586     2,084,926
                                         ----------  ------------  ------------
  Total assets........................   $2,823,448  $ 15,778,433  $ 14,276,359
                                         ==========  ============  ============
                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Bank overdraft.......................   $  119,270  $         --  $         --
 Accounts payable.....................      325,285     2,385,192     4,266,260
 Income taxes payable.................      323,800         5,124            --
 Accrued liabilities..................      342,168     2,228,548     1,238,928
 Current portion of notes payable.....      881,485     1,675,878     2,291,294
 Revolving credit line................           --            --     2,000,000
                                         ----------  ------------  ------------
  Total current liabilities...........    1,992,008     6,294,742     9,796,482
NOTES PAYABLE, net of current portion.           --     2,526,813     2,949,132
                                         ----------  ------------  ------------
  Total liabilities...................    1,992,008     8,821,555    12,745,614
                                         ----------  ------------  ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Preferred stock, Series A, $.001 par
  value; $5.00 liquidation preference;
  1,000,000 shares authorized; 121,900
  issued and outstanding at December
  31, 1995; and 400,000 issued and
  outstanding at December 31, 1996 and
  June 30,1997........................          122           400           400
 Preferred stock, Series B, $.001 par
  value; $3.77 liquidation preference;
  10,000,000 shares authorized,
  3,939,310 shares issued and
  outstanding at December 31, 1996 and
  June 30, 1997.......................           --         3,939         3,939
 Common stock, $.001 par value;
  20,000,000 shares authorized;
  6,584,698, 7,912,162 and 7,978,415
  shares issued and outstanding at
  December 31, 1995, 1996 and June 30,
  1997, respectively..................        6,585         7,912         7,978
 Additional paid-in capital...........      517,664    26,391,976    28,941,649
 Notes receivable for common shares
  purchased...........................           --       (15,000)      (15,000)
 Deferred compensation................           --            --    (2,061,890)
 Retained earnings (deficit)..........      307,069   (19,432,349)  (25,346,331)
                                         ----------  ------------  ------------
    Total stockholders' equity........      831,440     6,956,878     1,530,745
                                         ----------  ------------  ------------
      Total liabilities and
       stockholders' equity...........   $2,823,448  $ 15,778,433  $ 14,276,359
                                         ==========  ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                               GLOBALCENTER, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                      FOR THE                          FOR THE
                                    YEARS ENDED                   SIX MONTHS ENDED
                                    DECEMBER 31,                      JUNE 30,
                         ------------------------------------  ------------------------
                            1994        1995         1996         1996         1997
                         ----------  ----------  ------------  -----------  -----------
                                                               (UNAUDITED)  (UNAUDITED)
REVENUE:
 Service................ $  204,932  $4,399,151  $ 11,484,595  $4,643,981   $ 9,126,611
 Customer premise
  equipment.............  3,667,001   2,303,050     1,465,765     832,556       840,662
                         ----------  ----------  ------------  ----------   -----------
   Total revenue........  3,871,933   6,702,201    12,950,360   5,476,537     9,967,273
                         ----------  ----------  ------------  ----------   -----------
COSTS AND EXPENSES:
 Cost of revenue--
  Service...............     77,053   1,929,586     5,546,761   2,147,400     6,495,823
  Customer premise
   equipment............  3,174,196   2,068,538     1,176,189     706,303       684,797
 Sales and marketing....    116,488     162,023       640,593     239,536     2,583,968
 Research and
  development...........         --          --            --          --     1,632,346
 General and
  administrative........    455,151   1,793,407     5,300,662   1,754,832     2,569,162
 Noncash compensation...         --          --            --          --       466,110
 Depreciation...........     44,506     184,363     1,014,029     408,900     1,101,056
 Amortization of
  goodwill..............         --          --            --          --       231,660
 Write-off of in-process
  research and
  development...........         --          --    18,933,115          --            --
                         ----------  ----------  ------------  ----------   -----------
   Total costs and
    expenses............  3,867,394   6,137,917    32,611,349   5,256,971    15,764,922
                         ----------  ----------  ------------  ----------   -----------
INCOME (LOSS) FROM
 OPERATIONS.............      4,539     564,284   (19,660,989)    219,566    (5,797,649)
                         ----------  ----------  ------------  ----------   -----------
OTHER INCOME (EXPENSE):
 Interest income........        907       1,236        22,739       6,624        62,094
 Interest expense.......     (5,539)    (15,795)     (142,433)    (52,613)     (231,000)
 Other..................         --          --         1,790          --            --
                         ----------  ----------  ------------  ----------   -----------
   Total other expense..     (4,632)    (14,559)     (117,904)    (45,989)     (168,906)
                         ----------  ----------  ------------  ----------   -----------
INCOME (LOSS) BEFORE
 INCOME TAXES...........        (93)    549,725   (19,778,893)    173,577    (5,966,555)
PROVISION (BENEFIT) FOR
 INCOME TAXES...........      3,000     230,300       (39,475)     80,000       (52,573)
                         ----------  ----------  ------------  ----------   -----------
Net income (loss)....... $   (3,093) $  319,425  $(19,739,418) $   93,577   $(5,913,982)
                         ==========  ==========  ============  ==========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               GLOBALCENTER, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                         NOTE
                                                                      RECEIVABLE
                        PREFERRED STOCK    COMMON STOCK   ADDITIONAL     FOR                     RETAINED        TOTAL
                        ---------------- ----------------   PAID-IN     COMMON     DEFERRED      EARNINGS    STOCKHOLDERS'
                         SHARES   AMOUNT  SHARES   AMOUNT   CAPITAL     STOCK    COMPENSATION   (DEFICIT)       EQUITY
                        --------- ------ --------- ------ ----------- ---------- ------------  ------------  -------------
BALANCE, December 31,
 1993.................         -- $   -- 3,600,000 $3,600 $     6,400  $     --  $        --   $    (18,267) $     (8,267)
 Equity transaction of
  pooled company......         --     --        --     --          --        --           --         12,960        12,960
 Net income...........         --     --        --     --          --        --           --          5,911         5,911
                        --------- ------ --------- ------ -----------  --------  -----------   ------------  ------------
BALANCE, December 31,
 1994.................         --     -- 3,600,000  3,600       6,400        --           --            604        10,604
 Sale of Series A
  preferred stock, net
  of issuance costs of
  $117,551............    121,900    122        --     --     491,827        --           --             --       491,949
 Equity transactions
  of pooled Company...         --     -- 2,984,698  2,985      19,437        --           --        (12,960)        9,462
 Net income...........         --     --        --     --          --        --           --        319,425       319,425
                        --------- ------ --------- ------ -----------  --------  -----------   ------------  ------------
BALANCE, December 31,
 1995.................    121,900    122 6,584,698  6,585     517,664        --           --        307,069       831,440
 Sale of Series A
  preferred stock, net
  of issuance costs of
  $232,588............    278,100    278        --     --   1,157,634        --           --             --     1,157,912
 Issuance of common
  and Series B
  preferred stock in
  connection with GCIS
  Merger..............  3,939,310  3,939   178,179    178  21,625,827        --           --             --    21,629,944
 Note receivable for
  common stock
  purchased...........         --     --        --     --          --   (15,000)          --             --       (15,000)
 Equity transaction of
  pooled company......         --     -- 1,149,285  1,149   3,090,851        --           --             --     3,092,000
 Net loss.............         --     --        --     --          --        --           --    (19,739,418)  (19,739,418)
                        --------- ------ --------- ------ -----------  --------  -----------   ------------  ------------
BALANCE, December 31,
 1996.................  4,339,310  4,339 7,912,162  7,912  26,391,976   (15,000)          --    (19,432,349)    6,956,878
 Sale of common stock.         --     --    66,253     66      21,673        --           --             --        21,739
 Deferred
  compensation........         --     --        --     --   2,528,000        --   (2,061,890)            --       466,110
 Net loss (unaudited).         --     --        --     --          --        --           --     (5,913,982)   (5,913,982)
                        --------- ------ --------- ------ -----------  --------  -----------   ------------  ------------
BALANCE, June 30, 1997
 (unaudited)..........  4,339,310 $4,339 7,978,415 $7,978 $28,941,649  $(15,000) $(2,061,890)  $(25,346,331) $  1,530,745
                        ========= ====== ========= ====== ===========  ========  ===========   ============  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                               GLOBALCENTER, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       FOR THE                          FOR THE
                                      YEAR ENDED                   SIX MONTHS ENDED
                                     DECEMBER 31,                      JUNE 30,
                          ------------------------------------  ------------------------
                            1994        1995          1996         1996         1997
                          ---------  -----------  ------------  -----------  -----------
                                                                (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss)......  $  (3,093) $   319,425  $(19,739,418) $    93,577  $(5,913,982)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities
 Depreciation and
  amortization..........     44,506      181,363     1,014,029      408,900    1,332,716
 Deferred income taxes..    (20,000)     (92,850)     (135,800)    (227,150)      16,030
 Bad debt expense.......     18,085      492,590       561,413      221,434      371,495
 Write-off of in-process
  research and
  development...........         --           --    18,933,115           --           --
 Noncash compensation...         --           --        27,000           --      466,110
 Changes in assets and
  liabilities, net of
  effect of GCIS Merger
  (Note 2)
 Increase in accounts
  receivable............   (106,526)    (922,102)     (973,802)    (409,072)  (1,497,436)
 (Increase) decrease in
  note receivable.......    (31,400)      31,400            --           --           --
 Increase in inventory..     (7,680)     (62,143)      (75,763)      (9,983)    (355,174)
 Increase in prepaid
  expenses and other
  current assets........     (2,680)    (220,834)     (218,402)     (18,401)    (132,467)
 (Increase) decrease in
  other assets..........     (7,216)     (11,529)           --      (28,820)      15,643
 Increase in accounts
  payable...............    219,520       50,190     1,720,016    1,068,312    1,881,068
 Increase (decrease) in
  accrued liabilities...     60,982      587,324       539,897      296,596     (994,744)
                          ---------  -----------  ------------  -----------  -----------
  Net cash provided by
   (used in) operating
   activities...........    164,498      352,834     1,652,285    1,395,383   (4,810,741)
                          ---------  -----------  ------------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchases of property
  and equipment, net of
  effect of GCIS Merger
  (Note 2)..............   (239,557)  (1,696,212)   (2,698,298)  (2,266,057)  (1,534,680)
 Funding of notes
  receivable............         --           --            --           --   (1,150,000)
                          ---------  -----------  ------------  -----------  -----------
  Net cash used in
   investing activities.   (239,557)  (1,696,212)   (2,698,298)  (2,266,057)  (2,684,680)
                          ---------  -----------  ------------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Increase (decrease) in
  bank overdraft........     39,398       54,953      (119,270)    (119,270)          --
 Borrowings on revolving
  line of credit........         --           --            --           --    2,000,000
 Proceeds from notes
  payable...............     36,500      832,000       297,860      104,860      700,040
 Repayment of notes
  payable...............    (60,147)     (24,314)     (241,654)    (156,485)  (1,162,305)
 Capital contribution
  (distribution)........     21,964      (12,961)           --           --           --
 Sale of preferred
  stock.................         --      491,949     4,207,912    1,157,912           --
 Sale of common stock...         --       22,422            --           --       21,740
 Cash received in GCIS
  Merger (Note 2).......         --           --     3,326,996           --           --
                          ---------  -----------  ------------  -----------  -----------
  Net cash provided by
   financing activities.     37,715    1,364,049     7,471,844      987,017    1,559,475
                          ---------  -----------  ------------  -----------  -----------
NET INCREASE (DECREASE)
 IN CASH................    (37,344)      20,671     6,425,831      116,343   (5,935,946)
CASH, beginning of
 period.................     53,665       16,321        36,992       36,992    6,462,823
CASH, end of period.....  $  16,321  $    36,992  $  6,462,823  $   153,335  $   526,877
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid for interest.  $   5,200  $     4,300  $    110,000  $    49,700  $   299,700
 Cash paid for income
  taxes.................  $     600  $     5,600  $    327,800  $   202,300  $         0
SUPPLEMENTAL DISCLOSURE
 OF NONCASH INVESTING
 AND FINANCING
 ACTIVITIES:
 Capital leases.........  $      --  $        --  $    665,000  $        --  $ 1,500,000


  The accompanying notes are an integral part of these consolidated financial statements.

                              GLOBALCENTER, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Operations

  GlobalCenter, Inc. ("GlobalCenter" or the "Company") is a provider of high-speed content management and distribution services over the Internet. In addition, the Company provides web hosting, design and development services and various connectivity solutions to small and medium-sized businesses and end users. GlobalCenter's scalable, comprehensive Digital Distribution solution combines its proprietary software technology, content management services, multiple Media Distribution Centers and public and private peering arrangements. The Company has also recently established co-marketing relationships with leading corporations to provide complementary coordinated services to these partners' customers.

  A primary component of the Company's Digital Distribution solution is its proprietary software, which enables the intelligent and reliable distribution of Internet content, circumvents bottlenecks and expedites delivery to end users. The Company offers a comprehensive suite of services for businesses of all sizes, ranging from Express Lane, a maximum performance, multiple-server Digital Distribution service for rapid delivery of robust content, to PrimeWeb, an entry-level, shared server Digital Distribution service. In addition, the Company has developed Software Express and Event Express, services designed for customers with occasional requirements for high bandwidth distributions to a large number of end users, such as software downloads or live media coverage of public events.

  GlobalCenter coordinates content delivery via the Company's network platform, consisting of five Media Distribution Centers linked to a fully meshed ATM backbone connecting ten major metropolitan area hubs. Customers of the Company can place dedicated servers with replicated content at multiple Media Distribution Centers, increasing routing efficiencies and protecting against delivery delays and the loss of data. In addition to its Media Distribution Centers and ATM backbone, the Company maintains public peering arrangements with key service providers and has established private peering relationships with certain major carriers.

  GlobalCenter manages content delivery for some of the world's most trafficked web sites, providing state-of-the-art services and facilities and efficient, high-speed distribution of content to end users. For businesses with mission-critical applications, GlobalCenter enables continual high-speed content management via dedicated servers while providing substantial additional bandwidth capacity on short notice. Finally, for those companies just establishing an Internet presence, GlobalCenter offers access to shared or individual servers, providing reliable, high-performance content delivery in a cost-effective manner.

  The Company was incorporated in October 1993 as Impact Technology, Inc. ("Impact") to assemble and distribute personal computers and computer peripherals to commercial and individual consumers. Impact began providing full-service Internet access in June 1994, offering a wide range of Internet access services to individuals and businesses in various areas of the western United States.

  In October 1995, Impact formed a wholly owned subsidiary, Primenet Services for the Internet, Inc., a Delaware corporation ("Primenet"), and immediately thereafter Impact was merged with and into Primenet (the "Primenet Merger") with Primenet being the surviving corporation. Stockholders of Impact each received shares of Primenet at an exchange rate of 36,000-for-1. The merger did not change total stockholders' equity and had no effect on the carrying value of assets or liabilities of Impact. Accordingly, all references in the financial statements to the number of shares of common stock have been restated to reflect this exchange.

  On December 31, 1996, Primenet formed a wholly owned subsidiary that merged with and into GCIS, Inc. ("GCIS") (the "GCIS Merger"). In connection with the GCIS Merger, Primenet changed its name to GlobalCenter, Inc. As used herein, the term "Company" refers to Impact prior to the Primenet Merger, Primenet prior to the GCIS Merger, and to GlobalCenter, Inc. thereafter.

                              GLOBALCENTER, INC.

 Management Plans

  In May 1997, the Company acquired I-Systems, Inc. ("ISI"). During the second and third quarters of 1997, the Company was involved in combining the operations of ISI with those of the Company, eliminating duplicate costs and activities, productizing and developing marketing programs for ISI's services, and significantly increasing the Company's direct sales force. Additionally, during this time, the Company opened new Media Distribution Centers in London, England and Washington, D.C. The Company recently agreed to acquire Voyager Networks, Inc., a New York-based provider of content management solutions and as a result of the acquisition, will add two Media Distribution Centers in New York City upon completion of the acquisition.

  In July 1997, Company completed a private offering of Series C preferred stock through which it raised approximately $9.0 million. The Company also has a $2.0 million lease financing facility available and is planning an initial public offering of its common stock. Although there can be no assurance that such debt, lease or equity financing will be available to the Company on commercially favorable terms, or at all, the Company believes that current cash available, and debt, lease or equity financing believed to be available to the Company will be sufficient to fund operations over the next year.

  If the Company does not complete the initial public offering or other financing is not available, the Company would be forced to curtail its growth and, possibly to implement cost reduction measures. Such cost reduction measures might include closing under-utilized Media Distribution Centers, reducing personnel costs and eliminating certain marketing activities. Implementation of such cost reduction measures could have a material adverse effect on the Company's ability to provide competitive service to its existing customers and to attract new customers.

  Successful future operations are subject to certain risks and uncertainties including, among others, actual and potential competition by entities with greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company. As a result, certain of these competitors may be able to develop and expand their network infrastructures more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than can the Company. Additionally, the Company's future success will be substantially dependent on the continued growth of the Internet, particularly with respect to its commercialization. Rapid growth in the use of and interest in the Internet is a recent phenomenon, and there can be no assurance that such growth will continue at the same rate or at all, or that commerce over the Internet will become widespread. The Company has recently experienced rapid expansion of its operations through acquisitions of other businesses, which has placed, and is expected to continue to place, significant demands on the Company's administrative, operational and financial personnel and systems. The Company's future operating results will depend substantially on the ability of its officers and key employees to manage changing business conditions and to implement and improve operational, financial control and reporting systems. Further risks and uncertainties relate to technological advancements. The regulatory environment and the ability of the Company to generate sufficient revenue and obtain additional financing.

 Principles of Consolidation

  The financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The concentration of credit risk is limited due to the large number of customers comprising the Company's customer base.

 Inventory

  Inventory consists of computer hardware and components for resale, which are stated at the lower of cost (first-in, first-out method) or market.

                              GLOBALCENTER, INC.

 Property and Equipment

  Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives and consist of the following:

                                                DECEMBER 31,
                                  USEFUL   -----------------------   JUNE 30,
                                   LIFE       1995        1996         1997
                                 --------- ----------  -----------  -----------
                                                                    (UNAUDITED)
   Land........................     --     $   85,000  $    85,000  $    98,958
   Building....................  40 years     994,765    1,144,170    1,160,188
   Network and computer
    equipment..................  2-5 years    839,634    4,021,174    6,589,714
   Customer premise equipment..   3 years         --       464,659      588,645
   Furniture and fixtures......   4 years      17,609      122,307      280,145
   Leasehold improvements......   2 years      19,628      162,105      314,033
   Automobile..................   5 years       4,000       13,659       16,071
                                           ----------  -----------  -----------
                                            1,960,636    6,013,074    9,047,754
   Less: Accumulated
    depreciation...............              (223,226)  (1,290,002)  (2,360,032)
                                           ----------  -----------  -----------
   Property and equipment, net.            $1,737,410  $ 4,723,072  $ 6,687,722
                                           ==========  ===========  ===========

  Customer premise equipment represents network routers which are leased to customers under agreements with month-to month terms.

  In the event that facts and circumstances indicate that the cost of property and equipment may be impaired, an evaluation of recoverability would be performed. This evaluation would include the comparison of the future estimated undiscounted cash flows associated with the assets to the carrying amount of these assets to determine if a writedown to market value of discounted cash value is required.

 Notes Receivable and Other Assets (unaudited)

  Included in notes receivable and other assets at June 30, 1997 are the following notes receivable:

   Notes receivable from officers and stockholders, interest at
    6.7%, due in March 2002 collateralized by 400,000 shares of the
    Company's common stock held by the stockholders................. $1,000,000
   Notes receivable from employees, interest at rates ranging from
    8% to 8.25%, due through June 1999 ............................. $  210,000

 Goodwill

  Goodwill represents costs in excess of fair value of net assets of an acquired business. These costs are amortized over a five-year period using the straight-line method. The Company has evaluated whether events and circumstances have occurred subsequent to its acquisition that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segment's discounted future cash flows over the remaining life of the goodwill in measuring whether the goodwill is recoverable (See Note 9).

 Accrued Liabilities

  Accrued liabilities consist of the following:

                          YEARS ENDED DECEMBER 31,
                          ------------------------- SIX MONTHS ENDED
                             1995         1996       JUNE 30, 1997
                          ------------------------- ----------------
Accrued professional
 fees...................  $    95,000 $     549,000    $        0
Accrued bonuses.........       15,000       296,000       271,000
Accrued payroll related
 benefits...............       19,000       279,000       473,000
Accrued concession fees.      159,000       200,000       136,000
Accrued
 telecommunication line
 fees...................          --        226,000           --
Other accrued
 liabilities............       54,000       679,000       359,000
                          ----------- -------------    ----------
                          $   342,000 $   2,229,000    $1,239,000
                          =========== =============    ==========

                              GLOBALCENTER, INC.

 Revenue Recognition

  Service revenue includes one-time setup fees and monthly fees charged to customers for content distribution and web hosting services as well as fees for Internet connectivity services provided to customers. This revenue is recognized as the service is provided.

  Customer premise equipment revenue consists of revenue derived from the sale of Company's computer peripherals and networking equipment. This is recognized when installation of the equipment is completed.

 Cost of Revenue

  Cost of service revenue consists primarily of telecommunications costs, depreciation of Media Distribution Center and network equipment, and personnel costs related to network operations, technical and customer support.

  Cost of customer premise equipment revenue consists primarily of the cost of equipment sold to customers.

 Software Development Costs

  Costs for the internal development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs directly associated with the development would be capitalized. To date, the Company has essentially completed its software development concurrently with the establishment of technological feasibility and, accordingly, no such costs have been capitalized.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interim Periods

  The results of operations for the six months ended June 30, 1997, are not necessarily indicative of the results to be expected for the full year. All information as of and for the six month periods ended June 30, 1996 and 1997, is unaudited and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the respective periods.

 Fair Value of Financial Instruments

  The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. The carrying amounts of cash, accounts receivable, accounts payable and notes payable approximate fair values.

(2) BUSINESS COMBINATIONS:

 I-Systems, Inc. Merger

  On May 6, 1997, the Company merged with ISI (the "ISI Merger"), a Sunnyvale, California-based provider of web hosting and digital distribution services, and in connection therewith issued 4,133,977 shares of common stock for all of ISI's issued and outstanding voting stock. Additionally, all outstanding options for common stock of ISI were assumed by the Company in connection with the ISI Merger.

  The ISI Merger was accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements have been restated to include the results of ISI for all periods presented.

                              GLOBALCENTER, INC.

  Separate revenue, net income (loss), and stockholders' equity of the merged entities are presented in the following table:

                                                                      FOR THE
                                                        FOR THE     SIX MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31,   JUNE 30,
                                                          1996         1997
                                                      ------------  -----------
   Revenue
    GlobalCenter..................................... $ 11,241,343  $ 7,714,055
    ISI..............................................    1,709,017    2,253,218
                                                      ------------  -----------
     Combined........................................ $ 12,950,360  $ 9,967,273
                                                      ============  ===========
   Net income (loss)
    GlobalCenter..................................... $(19,792,637) $(5,286,592)
    ISI..............................................       53,219     (627,390)
                                                      ------------  -----------
     Combined........................................ $(19,739,418) $(5,913,982)
                                                      ============  ===========
   Stockholders' Equity
    GlobalCenter..................................... $  3,760,129  $(1,038,609)
    ISI..............................................    3,196,749    2,569,354
                                                      ------------  -----------
     Combined........................................ $  6,956,878  $ 1,530,745
                                                      ============  ===========

 GCIS Merger

  On December 31, 1996, the Company formed a wholly owned subsidiary that merged with and into GCIS, a Sunnyvale, California-based provider of business Internet management services. In connection with the GCIS Merger, the Company issued 178,179 shares of common stock and 3,939,310 shares of Series B preferred stock in exchange for all of the issued and outstanding voting stock of GCIS. Additionally, all outstanding options for common stock of GCIS were assumed by the Company in connection with the GCIS Merger.

  The GCIS Merger has been accounted for as a purchase in accordance with Accounting Principles Board No. 16 and, accordingly, the purchase price was allocated to the assets of GCIS based on their relative fair market values. The value of the common and preferred stock issued in this transaction was based on an analysis using financing proposals issued to the Company as well as comparisons to similar companies that are publicly traded. In connection with the purchase price allocation, the Company determined that $18,933,000 of the acquired assets consisted of in-process research and development. Since there could be no assurance that the Company would be able to successfully complete the development and integration of certain GCIS products or that the acquired technology had any alternative future use, the acquired in-process research and development was charged to expense by the Company in its quarter ended December 31, 1996. The results of operations of GCIS are included in the consolidated financial statements beginning on January 1, 1997.

  The fair value of assets purchased and liabilities assumed have been allocated net of write-off of $18,933,000 of in-process research and product development, as follows:

     Cash............................................................ $3,327,000
     Property and equipment..........................................    536,000
     Goodwill........................................................  2,317,000
     Other assets....................................................    488,000
     Current liabilities.............................................  1,371,000
     Notes payable...................................................  2,600,000

                              GLOBALCENTER, INC.

  The following unaudited pro forma combined results of operations data is presented as though the GCIS Merger had occurred on January 1, 1996.

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              ------------------
     Operating revenue.......................................    $12,460,000
                                                                 ===========
     Net loss................................................    $25,807,000
                                                                 ===========

  These pro forma combined results of operations are presented for comparative purposes only and do not purport to be indicative of the actual results that would have occurred had the GCIS Merger been consummated on January 1, 1996, or of future operations of the combined Company.

(3) INCOME TAXES:

  The Company records income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

  The components of the provision (benefit) for income taxes consist of the following:

                                                         DECEMBER 31,
                                                  -----------------------------
                                                    1994      1995      1996
                                                  --------  --------  ---------
   Current income taxes.......................... $ 23,000  $323,000  $ 100,000
   Deferred income taxes.........................  (20,000)  (93,000)  (140,000)
                                                  --------  --------  ---------
     Total provision (benefit) for income taxes.. $  3,000  $230,000  $ (40,000)
                                                  ========  ========  =========

  The effective income tax rate is different than the amount that would be computed by applying the United States corporate income tax rate to the income
(loss) before income taxes. The differences are summarized as follows:

                                                        DECEMBER 31,
                                                -----------------------------
                                                 1994      1995      1996
                                                -------  -------- -----------
   Income tax at the statutory rate (34%)...... $ 3,030  $187,000 $(6,716,000)
   Expenses not deductible for income tax
    purposes, predominantly the write-off of
    in-process research and product
    development................................      --    16,000   6,450,000
   State income taxes, net of federal benefit..   1,100    27,000     (44,000)
   Deferred tax asset valuation allowance......  (1,130)       --     270,000
                                                -------  -------- -----------
    Income tax expense (benefit)............... $ 3,000  $230,000 $   (40,000)
                                                =======  ======== ===========

                              GLOBALCENTER, INC.

  Significant components of the Company's deferred tax assets (liabilities) as of December 31, 1995 and 1996, are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                            1995       1996
                                                          --------  -----------
   Inventory............................................. $     --  $    43,000
   Depreciable and amortizable property and equipment....       --      156,000
   Accruals not deductible for tax purposes..............   73,000      238,000
   Prepaid expenses......................................  (29,000)      (3,000)
   Allowance for doubtful accounts.......................   88,000      262,000
   Net operating loss carryforward.......................       --    1,160,000
   Charitable contributions..............................       --       20,000
   Other.................................................       --       (3,000)
   Less: valuation allowance.............................       --   (1,605,000)
                                                          --------  -----------
                                                          $132,000  $   268,000
                                                          ========  ===========

  Management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided. As a result of the GCIS Merger, the Company had approximately $2,900,000 of unused net operating loss carryforwards for both federal and state purposes at December 31, 1996. The utilization of these carryforwards is limited under various tax law provisions as a result of the change of ownership of GCIS.

(4) REVOLVING CREDIT AND TERM LOAN FACILITY

  The Company has available a Revolving Credit and Term Loan Facility ("Facility Agreement"). The Facility Agreement was entered into by GlobalCenter in November 1996, prior to the GCIS Merger. The maximum amount available to the Company under the committed revolving credit line is $3,000,000 less the aggregate of all term loans outstanding. The committed term loan provides for a maximum of $2,000,000, less the revolving credit line advances in excess of $1,000,000. Amounts outstanding under this agreement bear interest at the prime rate plus .75%. Amounts borrowed under the revolving line may be repaid and reborrowed any time until November 1997, at which time all advances are due. Unpaid principal balances under the term loan are payable in thirty-six equal installments, plus interest, beginning in December 1997.

  The Company is required to meet certain financial covenants as described in the Facility Agreement. The Facility Agreement is collateralized by cash, accounts receivable, property and other assets of the Company. There was no outstanding balance on this Facility Agreement at December 31, 1996. The balance outstanding at June 30, 1997 was $2,000,000.

                               GLOBALCENTER, INC.

(5) NOTES PAYABLE

                                                DECEMBER 31,         JUNE 30,
                                            ----------------------  -----------
                                              1995        1996         1997
                                            ---------  -----------  -----------
                                                                    (UNAUDITED)
Notes payable consist of the following:
Term loan to stockholder, interest at
 prime (8.25% at December 31, 1996),
 $125,000 payable per quarter with the
 first payment due March 31, 1997.
 Principal is due upon the successful
 completion of an initial public
 offering.................................  $      --  $ 2,600,000  $ 2,475,000
Note payable to a finance company bearing
 interest at the greater of 13% or the
 prime rate plus 4.25%, secured by a first
 deed of trust on the Company's Phoenix,
 Arizona facility, furniture and fixtures
 and inventory, guaranteed by the
 principal stockholders, due in February
 1997. This note was repaid in March 1997.    725,000      700,000           --
Note payable to stockholders, bearing
 interest at 14.5% secured by a first deed
 of trust on the Company's Phoenix,
 Arizona facility, furniture and fixtures
 and inventory, due in July 1998..........         --           --      700,000
Note payable to stockholder, bearing
 interest at the prime rate (8.25% at
 December 31, 1996), $70,000 paid in
 January 1997 with balance due in equal
 installments of $6,900 including interest
 through December 1997....................     91,293      149,032       46,202
Note payable to related party, bearing
 interest at 9%, due on demand. This note
 was repaid in January 1997...............     65,192       42,195           --
Capital lease obligations, interest
 ranging from 2.8% to 14.2%, principal and
 interest due in monthly installments
 ranging from $5,600 to $14,800 through
 November 2000............................         --      606,604    2,019,224
Note payable to stockholder, bearing
 interest at 10%. This note was repaid in
 January 1997.............................         --      104,860           --
                                            ---------  -----------  -----------
                                              881,485    4,202,691    5,240,426
Less: Current portion.....................   (881,485)  (1,675,878)  (2,291,294)
                                            ---------  -----------  -----------
Long-term notes payable...................  $      --  $ 2,526,813  $ 2,949,132
                                            =========  ===========  ===========

  Aggregate debt maturities for each of the years ending December 31, are as follows:

                                                             NOTES     CAPITAL
                                                            PAYABLE    LEASES
                                                           ---------- ---------
   1997................................................... $1,496,087 $ 248,369
   1998...................................................    500,000   248,360
   1999...................................................    500,000   236,507
   2000...................................................    500,000        --
   2001...................................................    500,000        --
   Thereafter.............................................    100,000        --
                                                           ---------- ---------
                                                            3,596,087   733,236
   Less: Amounts representing interest....................         --  (126,632)
                                                           ---------- ---------
                                                           $3,596,087 $ 606,604
                                                           ========== =========

                              GLOBALCENTER, INC.

(6) COMMITMENTS AND CONTINGENCIES

 Licensing Agreements

  The Company has granted licenses for Points of Presence ("POPs") to third parties in specified geographical areas to utilize the Company's network and access the Internet through the Company's network in exchange for a licensing fee. Each licensee is responsible for the costs of the equipment, hardware and software, as well as for the line charges for telephone lines connecting the local node to the Company's network. The Company provides technical support to all subscribers, and maintains responsibility for all billings and collections of accounts for the licensee. The Company typically receives an initial fee for connection and access to the Company's network and retains a percentage of the gross income from subscriptions in that area. Continuing license fees are recognized as revenue as the fees are earned. Accrued concession fees are included in accrued liabilities the accompanying financial statements (See
Note 1) and represent amounts to be paid to licensees upon collection of outstanding accounts receivable related to subscriber revenues from the licensed POPs.

  The Company has licensed POPs to certain employees and other related parties. These related parties earned approximately $350,000, $662,000 and $315,000 during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively. Amounts owed to these related parties were approximately $64,000, $107,000 and $68,000 at December 31, 1995 and 1996 and
June 30, 1997, respectively.

  The Company has not granted any new licenses since January 1996.

 Telecommunication Lines

  The Company has guaranteed monthly usage levels with its communication vendors. The commitments require minimum monthly payments exclusive of usage discounts. Total payments under these agreements aggregated $17,900, $975,000 and $2,879,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The service terms of the telecommunication line agreements are in effect through October 2005.

 Facilities

  The Company has entered into various lease agreements for office space and for unmanned telecommunication suites. Rent expense was $41,400, $105,300 and $81,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

  In October 1996, the Company entered into an agreement with a related party to lease office space. The lease expires in November 2001. Monthly lease payments required under this lease are $21,000.

  Future minimum lease payments under the telecommunication lines and noncancelable facility lease agreements as of December 31, 1996 are as follows:

      DECEMBER 31,
      ------------
       1997......................................................... $ 3,310,000
       1998.........................................................   3,180,000
       1999.........................................................   2,450,000
       2000.........................................................   1,655,000
       2001.........................................................   1,557,000
       Thereafter...................................................     567,000
                                                                     -----------
                                                                     $12,719,000
                                                                     ===========

                              GLOBALCENTER, INC.

 Other

  The Company is a party to various lawsuits arising in the ordinary course of business. Management believes, based on discussions with legal counsel, that the resolution of such lawsuits will not have a material effect on the financial statements taken as a whole.

(7) STOCK OPTION PLANS:

  In 1995, the Company adopted a stock option plan (the "Plan") with 400,000 shares of common stock reserved for issuance thereunder. The Plan provides for discretionary grants of stock options, stock awards, stock appreciation right, and other cash awards to employees, officers and independent contractors, and automatic grants of stock options to independent directors. The Board of Directors has the discretion to determine who will receive discretionary awards, the type of awards to be granted and the term, vesting, and exercise prices. At December 31, 1996, 150,000 shares of stock were exercisable. The Plan allows for immediate exercise of unvested options, however, any such shares so purchased will be subject to repurchase by the Company upon the cessation of employment of the optionholder prior to the vesting of such shares. The Company's repurchase rights lapse with respect to option shares in accordance with the vesting periods determined by the Company's Board of Directors. Any shares repurchased by the Company will be purchased at the original per share exercise price of such shares. In January 1997, the number of shares of common stock reserved for issuance under the Company's Plan was increased to 1,600,000 from 400,000.

  In connection with the ISI Merger on May 6, 1997, all outstanding options to purchase ISI common stock were converted into options to purchase common stock of the Company on terms economically identical to the terms of the ISI options (see Note 2). Options granted under the ISI stock option plan (the "ISI Plan") vest as determined by the ISI Plan administrator, provided that options must vest at the rate of at least 20% per year over five years from the date of grant. The ISI Plan terminates in November 2006. The term of each option granted under the ISI Plan shall not exceed ten years. No options had been granted under the ISI Plan as of December 31, 1996. Subsequent to year end, but prior to the ISI Merger, pursuant to the ISI Plan, options to purchase 372,230 shares were issued at exercise prices of $.29 per share. These options may be immediately exercised pursuant to an early exercise provision, however, any such shares so purchased will be subject to repurchase by the Company upon the cessation of employment of the optionholder prior to the vesting of such shares. The Company's repurchase rights lapse with respect to the option shares, and the optionees shall vest in their respective option shares at a rate of 25% upon completion of one year of service, with the balance vesting in equal monthly installments over 36 months. Any shares repurchased by the Company will be purchased at the original per share exercise price of such shares.

  In connection with the GCIS Merger on December 31, 1996, all outstanding options to purchase GCIS common stock were converted into options to purchase common stock of the Company on terms economically identical to the terms of the GCIS options (see Note 1).

  The Company accounts for the Plan pursuant to the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. ("SFAS No. 123"). As permitted under SFAS No. 123, the Company has elected to continue to account for stock transactions with its employees pursuant to the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock-Issued to Employees, under which no compensation cost has been recognized as the exercise price of the issued options was equal to the fair market value at the time of issuance. Had compensation cost for the plan been recorded consistent with SFAS No. 123, the Company's net income would have been reduced to the following pro forma amounts:

                                                           1995       1996
                                                         -------- ------------
   Net income (loss): As reported....................... $275,000 $(19,793,000)
   Pro forma............................................ $248,000 $(19,848,000)

                              GLOBALCENTER, INC.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1995 and 1996: risk-free interest rates of 5.09% to 5.75% expected life of 1.5 to 2.1 years.

  The following table summarizes stock option activity under the Plan:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                        NUMBER OF EXERCISE PRICE
                                                         SHARES     PER SHARE
                                                        --------- --------------
   Balance at January 1, 1995..........................       --      $  --
    Granted............................................  187,000       5.00
    Exercised..........................................       --         --
    Forfeited..........................................   (1,000)      5.00
                                                         -------
   Balance at December 31, 1995........................  186,000       5.00
    Granted............................................    4,000       6.50
    Exercised..........................................       --         --
    Forfeited..........................................  (40,000)      5.00
                                                         -------
   Balance at December 31, 1996........................  150,000      $5.04
                                                         =======
   Weighted average fair value of options granted......  $   .55

  In connection with the repurchase of one of the licensed POPs in 1995, the Company granted an option to purchase 750 shares of the Company's common stock at an exercise price of $20.00 per share. This option became exercisable on December 2, 1996 and expires December 31, 2000.

  In connection with the GCIS Merger, the Company assumed 241,332 of outstanding options of GCIS' employees and converted the GCIS options to options in the Company. The fair market value of these options were valued using the Black Scholes option pricing model and included in the purchase price. These options have an exercise price of $.30 per share. The vesting terms of these options is four years from the original date of grant. None of these options were exercisable at December 31, 1996.

  Subsequent to year end, the Company modified the Plan and the exercise prices of all options outstanding on December 31, 1996 were changed to $.50 per share.

  During the six months ended June 30, 1997, the Company granted approximately
2.0 million options to employees with grant prices ranging from $.50 per share to $2.00 per share. In connection with these option grants, the Company has recorded deferred compensation and non cash compensation expense of $2,062,000 and $466,000, respectively, was recorded in the accompanying financial statements as of June 30, 1997. The deferred compensation will be expensed over the four year vesting term of the options.

(8) ISSUANCE OF PREFERRED STOCK:

  On January 12, 1996, the Company completed a private offering of 400,000 shares of Series A preferred stock at a per share price of $5.00. This offering was completed in two closings. The first closing occurred on December 15, 1995, when the Company issued 121,900 shares and received proceeds of $491,949, net of placement agent commissions and other offering costs of $117,000. On January 12, 1996, the Company issued the remaining 278,100 shares and received proceeds of $1.2 million, net of placement agent commissions and offering costs of $232,588. In connection with the Series A preferred stock offering, the Company issued warrants to the placement agent to purchase up to 40,000 shares of the Company's common stock at a price of $6.00 per share.

                              GLOBALCENTER, INC.

  In connection with the GCIS Merger, the Company issued 3,939,310 shares of Series B preferred stock.

  The shares of Series A and B preferred stock are convertible, at the option of the holders, into shares of common stock. The 400,000 shares of Series A preferred stock are convertible into 406,504 shares of Common Stock; and the 3,939,307 shares of Series B preferred stock are convertible into 3,939,307 shares of Common Stock. The shares of preferred stock will be converted automatically into shares of common stock at the then effective conversion price upon an initial public offering of common stock.

  The shares of preferred stock have a liquidation preference equal to $5.00 and $3.78 per share plus accrued but unpaid dividends, for Series A preferred stock and Series B preferred stock, respectively, and have voting rights equivalent to the same proportion of common stock to be owned after conversion. The preferred stockholders have the right to receive dividends equal to the dividends per share declared on the common stock into which the preferred shares are convertible. As a class, the holders of the preferred stock have the right, until such time as the preferred stock have been converted to common stock, to elect one member of the Company's Board of Directors in the case of Series A preferred stock and two members in the case of Series B preferred stock. The preferred stockholders also have certain registration rights for offerings more than 180 days after an initial public offering.

(9) SUBSEQUENT EVENTS (UNAUDITED):

 Equity Offering

  In July 1997, the Company completed a private offering of approximately 2.0 million shares of Series C preferred stock at a per share price of $4.45. Each share of Series C is convertible, at the option of the holder, into common stock at an initial conversion price of $4.45 per share. The shares of Series C preferred stock will be converted automatically into shares of common stock at the then effective conversion price upon an initial public offering of the Company's common stock.

  The shares of Series C preferred stock have a liquidation preference equal to $4.45 and have voting rights equivalent to the same proportion of common stock to be owned after conversion. The holders of the Series C preferred stock have the right to receive dividends equal to the dividends per share declared on the common stock into which the shares are convertible. As a class, the holders of the Series C preferred stock have the right, until such time as the shares have been converted to common stock, to elect one member of the Company's Board of Directors. The holders of the Series C preferred stock also have certain registration rights for offerings more than 180 days after an initial public offering.

 Revolving Credit and Term Loan Facility

  Subsequent to year end, the Facility Agreement (see Note 5) was amended to increase the maximum amount available to the Company under the committed revolving credit line to $5,000,000 and to change the maturity date to September 1998.

 Initial Public Offering

  Subsequent to December 31, 1996, the Company is planning an initial public offering of its common stock. There can be, however, no assurance that the offering will be completed.

 Acquisition

  In October 1997, the Company signed a definitive agreement to acquire Voyager Networks, Inc. ("Voyager Merger") for approximately 1.5 million shares of common stock.

                              GLOBALCENTER, INC.

 Stock Option Plans

  In October 1997, the Company's Board of Directors approved the Amended and Restated 1997 Stock Option Plan providing for the grant of incentive stock options to employees and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. Additionally, the Company's Board of Directors adopted the 1997 Employee Stock Purchase Plan whereby eligible employees may purchase shares of common stock through payroll deductions, subject to certain restrictions.

 Impairment of Long Lived Assets

  During the third quarter of 1997, the Company discontinued further product development efforts associated with the products acquired in the GCIS Merger. In connection with this action, the Company evaluated the recoverability of certain assets acquired from GCIS, including inventory, property and equipment and certain intangible assets including goodwill. The sum of undiscounted future cash flows was less than the carrying amount of assets and accordingly, the Company expects to record an impairment loss of approximately $2.0 million in the third quarter of 1997.

 NonCash Compensation

  Subsequent to June 30, 1997 the Company granted approximately 959,200 options to employees with a grant prices ranging from $2.00 per share to $6.00 per share. Additionally, the Company granted approximately 139,900 options to certain management employees with an exercise price of $.50 during 1997. The options vest over a period of four years beginning when the market capitalization of the Company exceeds a specific threshold. This market capitalization threshold was exceeded in the third quarter of 1997. In connection with these option grants, the Company has recorded deferred compensation and noncash compensation expense of $2,023,500 and $925,300, respectively, as of and for the three months ended September 30, 1997. The deferred compensation will be amortized over the four year vesting term of these options.

  The total noncash compensation expense recognized in the third quarter of 1997 was $1,083,000.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma combined balance sheet as of June 30, 1997 gives effect to the acquisition of Voyager Networks, Inc. and the Series C preferred stock offering as if they had occurred on June 30, 1997. The unaudited pro forma combined statement of operations for the six months ended June 30, 1997 gives effect to the acquisition of Voyager Networks, Inc. as if it had occurred on January 1, 1996. The unaudited pro forma combined statement of operations for the year ended December 31, 1996 gives effect to the acquisition of Voyager Networks, Inc. and GCIS as if each had occurred on January 1, 1996.

  These statements do not purport to be indicative of the financial position or results of operations of GlobalCenter that might have occurred, nor are they indicative of future financial position or results of operations.

  The pro forma combined financial data should be read in conjunction with the Pro Forma Combined Financial Statements and the notes thereto, included elsewhere herein, and GlobalCenter's Consolidated Financial Statements and the notes thereto, included herein. See "Disclosure Regarding Forward Looking Statements."

                               GLOBALCENTER, INC.

                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)

                                           JUNE 30, 1997
                          ------------------------------------------------------
                          GLOBALCENTER   VOYAGER
                           HISTORICAL     MERGER
                            (NOTE 1)     (NOTE 2)   ADJUSTMENTS      PRO FORMA
                          ------------  ----------  -----------     ------------
                                 ASSETS
CURRENT ASSETS:
  Cash..................  $    526,877  $  543,210  $ 9,000,000 (a) $ 10,070,087
  Accounts receivable...     2,356,415   1,103,193          --         3,459,608
  Inventory.............       578,656         --           --           578,656
  Deferred income Taxes.       251,620     131,377          --           382,997
  Intercompany..........           --          --           --               --
  Prepaids/other Assets.       475,544     101,549          --           577,093
                          ------------  ----------  -----------     ------------
    Total...............     4,189,112   1,879,329    9,000,000       15,068,441
NON-CURRENT ASSETS:
  Property, plant &
   Equipment............     6,687,722   1,713,692          --         8,401,414
  Notes receivable and
   other assets.........     1,314,599     199,525          --         1,514,124
  Intangible assets.....     2,084,926         --     8,228,425 (e)   10,313,351
                          ------------  ----------  -----------     ------------
    Total Assets........  $ 14,276,359  $3,792,546  $17,228,425     $ 35,297,330
                          ============  ==========  ===========     ============
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable......  $  4,266,260  $2,492,396  $       --      $  6,758,656
  Accrued liabilities...     1,238,928     397,246          --         1,636,174
  Current portion of
   long-term debt.......     2,291,294     100,950          --         2,392,244
  Revolving credit line.     2,000,000         --           --         2,000,000
                          ------------  ----------  -----------     ------------
    Total...............     9,796,482   2,990,592          --        12,787,074
NON-CURRENT LIABILITIES:
  Long Term Debt........     2,949,132     263,109          --         3,212,241
  Deferred Tax
   Liability............           --        4,364          --             4,364
                          ------------  ----------  -----------     ------------
  Total non-current
   liabilities .........     2,949,132     267,473          --         3,216,605
                          ------------  ----------  -----------     ------------
  Total liabilities.....    12,745,614   3,258,065          --        16,003,679
                          ------------  ----------  -----------     ------------
COMMITMENTS AND
 CONTINGENCIES .........
STOCKHOLDERS' EQUITY:
  Preferred stock.......         4,339         --         2,022 (d)        6,361
  Common Stock..........         7,978         248         (248)(e)        9,515
                                   --          --         1,537 (e)          --
  Additional Paid-in
   Capital..............    28,941,649   1,522,100   (1,522,100)(e)   46,700,996
                                   --          --     8,997,978 (a)          --
                                   --          --     8,761,369 (e)          --
  Notes receivable for
   common shares
   purchased............       (15,000)        --           --           (15,000)
  Deferred Compensation.    (2,061,890)        --           --        (2,061,890)
  Retained Earnings.....   (25,346,331)   (987,867)     987,867 (e)  (25,346,331)
                          ------------  ----------  -----------     ------------
    Total Stockholders'
     Equity.............     1,530,745     534,481   17,228,425       19,293,651
                          ------------  ----------  -----------     ------------
    Total Liabilities
     and Stockholders'
     Equity.............  $ 14,276,359  $3,792,546   17,228,425     $ 35,297,330
                          ============  ==========  ===========     ============

                               GLOBALCENTER, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                               FOR THE SIX MONTHS ENDED JUNE 30, 1997
                           -----------------------------------------------------
                           GLOBALCENTER   VOYAGER
                            HISTORICAL     MERGER    ADJUSTMENTS
                             (NOTE 1)     (NOTE 2)    (NOTE 3)        PRO FORMA
                           ------------  ----------  -----------     -----------
Revenue
  Service................  $ 9,126,611   $3,491,875  $(2,062,898)(b) $10,555,588
  Customer premise
   equipment.............      840,662          --           --          840,662
                           -----------   ----------  -----------     -----------
    Total................    9,967,273    3,491,875   (2,062,898)     11,396,250
                           -----------   ----------  -----------     -----------
Cost of Revenue
  Service................    6,495,823    2,875,090   (1,972,318)(b)   7,398,595
  Customer premise
   equipment.............      684,797          --           --          684,797
Sales and Marketing......    2,583,968      159,676          --        2,743,644
Research & Development...    1,632,346          --           --        1,632,346
General and
 Administrative..........    2,569,162    1,004,954          --        3,574,116
Noncash compensation
 expense.................      466,110          --           --          466,110
Depreciation.............    1,101,056          --           --        1,101,056
Amortization of Goodwill.      231,660          --       822,842 (c)   1,054,502
                           -----------   ----------  -----------     -----------
    Total................   15,764,922    4,039,720   (1,149,476)     18,655,166
                           -----------   ----------  -----------     -----------
Loss from Operations.....   (5,797,649)    (547,845)    (913,422)     (7,258,916)
                           -----------   ----------  -----------     -----------
Other Income & Expense
  Interest Income........       62,094        4,398          --           66,492
  Interest Expense.......     (231,000)     (29,737)         --         (260,737)
                           -----------   ----------  -----------     -----------
    Total................     (168,906)     (25,339)         --         (194,245)
                           -----------   ----------  -----------     -----------
Income Before Income
 Taxes...................   (5,966,555)    (573,184)    (913,422)     (7,453,161)
Income Tax Benefit.......      (52,573)         --           --          (52,573)
                           -----------   ----------  -----------     -----------
Net Loss.................  $(5,913,982)  $ (573,184) $  (913,422)    $(7,400,588)
                           ===========   ==========  ===========     ===========

                               GLOBALCENTER, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                     FOR THE YEAR ENDED DECEMBER 31, 1996
                         -------------------------------------------------------------------
                         GLOBALCENTER     GCIS-      VOYAGER
                          HISTORICAL     MERGER       MERGER    ADJUSTMENTS
                           (NOTE 1)     (NOTE 2)     (NOTE 2)    (NOTE 3)        PRO FORMA
                         ------------  -----------  ----------  -----------     ------------
Revenue
  Service............... $ 11,484,595  $ 1,218,055  $8,139,557  $(6,090,557)(b) $ 14,751,650
  Customer premise
   equipment............    1,465,765          --                                  1,465,765
                         ------------  -----------  ----------  -----------     ------------
    Total...............   12,950,360    1,218,055   8,139,557   (6,090,557)      16,217,415
  Cost of Service.......    5,546,761    1,384,161   6,444,804   (5,011,606)(b)    8,364,120
  Customer premise
   equipment............    1,176,189          --          --           --         1,176,189
Sales and Marketing.....      640,593    1,687,105     100,330          --         2,428,028
Research & Development..          --     2,648,463         --           --         2,648,463
General and
 Administrative.........    5,300,662    1,056,319   1,335,070          --         7,692,051
Depreciation............    1,014,029      143,590     207,718          --         1,365,337
Amortization of
 Goodwill...............          --           --          --       463,317 (c)    2,109,001
                                                                  1,645,684 (d)
Write-off of inventory
 and property...........          --       453,500         --           --           453,500
Write-off of in-process
 research and
 development............   18,933,115          --          --           --        18,933,115
                         ------------  -----------  ----------  -----------     ------------
    Total...............   32,611,349    7,373,138   8,087,922   (2,902,605)      45,169,804
                         ------------  -----------  ----------  -----------     ------------
Loss from Operations....  (19,660,989)  (6,155,083)     51,635   (3,187,952)     (28,952,389)
                         ------------  -----------  ----------  -----------     ------------
Other Income & Expense
  Interest Income.......       22,739          --        3,987          --            26,726
  Interest Expense......     (142,433)    (115,196)    (39,696)         --          (297,325)
  Other.................        1,790          --          --           --             1,790
                         ------------  -----------  ----------  -----------     ------------
    Total...............     (117,904)    (115,196)    (35,709)         --          (268,809)
                         ------------  -----------  ----------  -----------     ------------
Loss Before Income
 Taxes..................  (19,778,893)  (6,270,279)     15,926   (3,187,952)     (29,221,198)
Income Taxes Benefit....      (39,475)         --     (133,611)         --          (173,086)
                         ------------  -----------  ----------  -----------     ------------
Net Loss................ $(19,739,418) $(6,270,279) $  149,537  $(3,187,952)    $(29,048,112)
                         ============  ===========  ==========  ===========     ============

                              GLOBALCENTER, INC.

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. GLOBALCENTER HISTORICAL

  The historical balances represent the financial position and results of operations of GlobalCenter for each of the indicated dates and periods as reported in the Company's historical consolidated financial statements.

2. VOYAGER MERGER AND GCIS MERGER

  The Voyager and GCIS balances represent the financial position and results of operations of Voyager and GCIS for each of the indicated dates and periods as reported in the respective financial statements.

3. ADJUSTMENTS

  The pro forma adjustments reflected in the pro forma combined financial statements give effect to the following:

    (a) To reflect the issuance of approximately 2.0 million shares of Series C preferred stock at $4.45 per share.

    (b) To reflect the removal of revenue and costs directly related to Voyager's voice services business, which was discontinued in the third quarter of 1997.

    (c) To reflect amortization of approximately $2.3 million of goodwill over 5 years, recorded in connection with the GCIS Merger.

    (d) To reflect amortization of approximately $8.2 million of goodwill over 5 years, recorded in connection with the Voyager Merger.

    (e) To reflect the allocation of the purchase price consideration issued in connection with the Voyager Merger.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Voyager Networks, Inc.

  We have audited the accompanying balance sheets of Voyager Networks, Inc. as of December 31, 1995 and 1996 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voyager Networks, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Marcum & Kliegman LLP

May 5, 1997

                             VOYAGER NETWORKS, INC.

                                 BALANCE SHEETS

                                                DECEMBER 31,
                                            ----------------------   JUNE 30,
                                               1995        1996        1997
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
                  ASSETS
CURRENT ASSETS
 Cash...................................... $   30,958  $  424,200  $  543,210
 Accounts receivable, net of allowance of
  doubtful accounts of $150,000 and
  $435,835 in 1995 and 1996, respectively
  and $597,296 as of June 30, 1997.........    966,609   1,502,663     627,007
 Other receivables.........................         --         758     476,186
 Stock subscription receivable.............         --          --          --
 Prepaid expenses..........................      2,284      41,536      26,378
 Deferred commissions......................         --          --      75,171
 Deferred income tax.......................         --     131,377     117,927
                                            ----------  ----------  ----------
  Total Current Assets.....................    999,851   2,100,534   1,865,879
                                            ----------  ----------  ----------
PROPERTY AND EQUIPMENT, Net................    391,963   1,197,353   1,713,692
                                            ----------  ----------  ----------
OTHER ASSETS
 Security deposits.........................     28,582     107,285     133,027
 Other assets..............................         --         675       1,937
 Intangible assets, net....................     58,201      67,258      64,561
                                            ----------  ----------  ----------
  Total Other Assets.......................     86,783     175,218     199,525
                                            ----------  ----------  ----------
  TOTAL ASSETS............................. $1,478,597  $3,473,105  $3,779,096
                                            ==========  ==========  ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable and accrued expenses..... $1,221,181  $2,044,142  $2,778,812
 Income taxes payable......................      1,425       6,079           0
 Note payable, bank........................     27,000          --           0
 Current maturities, long-term debt........     18,453     130,542     100,949
                                            ----------  ----------  ----------
  Total Current Liabilities................  1,268,059   2,180,763   2,879,761
                                            ----------  ----------  ----------
OTHER LIABILITIES
 Long-term debt, less current maturities...     67,495     132,326     263,109
 Customer deposits payable.................     44,150      52,349     101,743
                                            ----------  ----------  ----------
  Total Other Liabilities..................    111,645     184,675     364,852
                                            ----------  ----------  ----------
  TOTAL LIABILITIES........................  1,379,704   2,365,438   3,244,613
                                            ----------  ----------  ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
 Common stock, $.01 par value; 100,000
  shares authorized, 10,511 issued and
  outstanding for 1995 and 24,796 issued
  and outstanding for 1996.................        106         248         248
 Additional paid-in capital................    727,054   1,522,100   1,522,100
 Accumulated deficit.......................   (628,267)   (414,681)   (987,865)
                                            ----------  ----------  ----------
  TOTAL STOCKHOLDERS' EQUITY...............     98,893   1,107,667     534,483
                                            ----------  ----------  ----------
  TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY.................................. $1,478,597  $3,473,105  $3,779,096
                                            ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                             VOYAGER NETWORKS, INC.

                            STATEMENTS OF OPERATIONS

                                                          FOR THE SIX MONTHS
                                 FOR THE YEARS ENDED             ENDED
                                    DECEMBER 31,               JUNE 30,
                                ----------------------  ------------------------
                                   1996        1995        1997         1996
                                ----------  ----------  -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
NET SALES...................... $8,139,557  $3,731,973  $3,490,360   $4,037,093
COST OF SALES..................  6,444,804   2,849,185   2,875,090    3,190,039
                                ----------  ----------  ----------   ----------
 GROSS PROFIT..................  1,694,753     882,788     615,270      847,054
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES.......  1,643,118   1,137,835   1,164,630      597,278
                                ----------  ----------  ----------   ----------
  OPERATING INCOME (LOSS)......     51,635    (255,047)   (549,360)     249,776
                                ----------  ----------  ----------   ----------
OTHER INCOME (EXPENSE)
 Interest income...............      3,041         132       4,398           35
 Interest expense..............    (39,696)    (13,853)    (29,737)     (19,049)
 Other income..................        946          --       1,515           --
                                ----------  ----------  ----------   ----------
  TOTAL OTHER EXPENSE..........    (35,709)    (13,721)    (23,824)     (19,014)
                                ----------  ----------  ----------   ----------
  INCOME (LOSS) BEFORE INCOME
   TAXES AND CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING
   PRINCIPLES..................     15,926    (268,768)   (573,184)     230,762
INCOME TAX (BENEFIT) EXPENSE...   (133,611)        704          --      (56,942)
                                ----------  ----------  ----------   ----------
  INCOME (LOSS) BEFORE
   CUMULATIVE EFFECT OF A
   CHANGE IN ACCOUNTING
   PRINCIPLES..................    149,537    (269,472)   (573,184)     287,704
CUMULATIVE EFFECT OF A CHANGE
 IN ACCOUNTING PRINCIPLES, Net
 of taxes of $15,192...........     64,049          --          --       64,049
                                ----------  ----------  ----------   ----------
  NET INCOME (LOSS)............ $  213,586  $ (269,472) $ (573,184)  $  351,753
                                ==========  ==========  ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                             VOYAGER NETWORKS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK  ADDITIONAL                   TOTAL
                            -------------  PAID-IN    ACCUMULATED  STOCKHOLDERS'
                            SHARES AMOUNT  CAPITAL      DEFICIT       EQUITY
                            ------ ------ ----------  -----------  -------------
BALANCE December 31, 1994.  10,571  $106  $  727,054  $  (358,795)  $  368,365
 Net loss.................      --    --          --     (269,472)    (269,472)
                            ------  ----  ----------  -----------   ----------
BALANCE December 31, 1995.  10,571   106     727,054     (628,267)      98,893
                            ------  ----  ----------  -----------   ----------
 Issuance of 2,480 shares
  of restricted common
  stock for services
  rendered ...............   2,480    25      50,542           --       50,567
 Unearned compensation on
  restricted common stock
  issued..................      --    --     (35,379)          --      (35,379)
 Issuance of 11,745 shares
  of common stock.........  11,745   117     779,883           --      780,000
 Net income...............      --    --          --      213,586      213,586
                            ------  ----  ----------  -----------   ----------
BALANCE, December 31,
 1996.....................  24,796  $248  $1,522,100  $  (414,681)  $1,107,667
                            ------  ----  ----------  -----------   ----------
Net loss..................      --    --          --     (613,184)    (613,184)
                            ------  ----  ----------  -----------   ----------
BALANCE, June 30, 1997....  24,796  $248  $1,522,100  $(1,027,865)  $  494,483
                            ======  ====  ==========  ===========   ==========


    The accompanying notes are an integral part of the financial statements.

                             VOYAGER NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS

                                FOR THE YEARS ENDED     FOR THE SIX MONTHS
                                   DECEMBER 31,           ENDED JUNE 30,
                                --------------------  -----------------------
                                  1996       1995        1997        1996
                                ---------  ---------  ----------- -----------
                                                      (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net income (loss)............. $ 213,586  $(269,472)  $(573,184)  $ 351,753
                                ---------  ---------   ---------   ---------
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
  Depreciation and
   amortization................   207,718    141,041     164,842      74,499
  Increase in allowance of
   doubtful accounts...........   285,835    150,000     161,325          --
  Increase in accounts
   receivable..................  (821,889)  (711,815)    711,633    (527,825)
  (Increase) decrease in other
   receivables.................      (758)     4,483    (475,428)         --
  Decrease in subscription
   receivable..................        --    230,000          --    (300,000)
  Increase in prepaid expenses.   (39,252)      (707)     15,158     (30,073)
  Increased in deferred
   commisions..................        --         --     (75,171)         --
  Increase in deferred income
   tax.........................  (131,377)        --      13,450     (48,020)
  Increase in security
   deposits....................   (78,702)   (16,728)    (25,742)    (70,092)
  Increase in other assets.....      (675)        --      (1,262)
  Increase in accounts payable
   and accrued expenses........   822,961    771,128     734,670     385,826
  Increase (decrease) in
   customer deposits payable...     8,199    (13,950)     49,394          --
  Increase in income tax
   payable.....................     4,654        704      (6,079)      4,654
  Cumulative effect of a change
   in accounting principle.....        --         --          --     (79,242)
                                ---------  ---------   ---------   ---------
   TOTAL ADJUSTMENTS...........   256,714    554,156   1,266,790    (590,273)
                                ---------  ---------   ---------   ---------
   Net cash provided by (used
    in) operating activities...   470,300    284,684     693,606    (238,520)
                                ---------  ---------   ---------   ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES
 Payments for the purchase of
  property and equipment.......  (725,380)  (289,774)   (675,787)   (400,891)
 Payments for the purchase of
  intangible assets............   (14,300)   (58,512)         --          --
 Cash received from security
  deposits.....................        --         --          --       7,950
                                ---------  ---------   ---------   ---------
   Net cash used in investing
    activities................. $(739,680) $(348,286)   (675,787)  $(392,941)
                                ---------  ---------   ---------   ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Principal (repayments)
  proceeds of long-term debt,
  net.......................... $(105,565) $  62,133     101,191   $  67,116
 (Repayment) proceeds of note
  payable, bank................   (27,000)    27,000          --     (27,000)
 Issuance of common stock......   795,187         --          --     760,133
 Proceeds from sale of when
  issued common stock..........        --         --          --          --
                                ---------  ---------   ---------   ---------
   Net cash provided by
    financing activities.......   662,622     89,133     101,191     800,249
                                ---------  ---------   ---------   ---------
NET INCREASE (DECREASE) IN
 CASH..........................   393,242     25,531     119,010     168,788
CASH--Beginning................    30,958      5,427     424,200      30,958
                                ---------  ---------   ---------   ---------
CASH--Ending................... $ 424,200  $  30,958     543,210   $ 199,746
                                =========  =========   =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
 Cash paid during the years
  ended December 31, 1995 and
  1996:
  Interest..................... $  39,696  $  13,853      24,946   $  19,047
  Income taxes................. $   6,958  $      --          --   $     270
 Noncash financing and
  investing activities:

  During 1996, the Company incurred equipment loans payable of $282,485 for the purchase of equipment.

   The accompanying notes are an integral part of these financial statements.

                            VOYAGER NETWORKS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  Voyager Networks, Inc. (the "Company"), a Delaware corporation, was formed April 22, 1992 and began operations on July 1, 1993 to provide worldwide data and voice communication services.

 Basis of Accounting

  The accompanying financial statements have been prepared on the accrual basis of accounting, from the books and records of the Company.

 Property and Equipment

  Property and equipment are carried at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed by the use of accelerated methods for income tax purposes and by the use of straight-line methods for financial reporting purposes. The Company enacted a change in accounting principles for depreciation for the period ended December 31, 1996 (See Note 6).

 Intangible Assets

  Intangible assets consist of licensing fees to conduct business in various states and organization costs which are amortized on a straight line basis over 15 and five years, respectively.

 Customer Deposits

  The Company takes deposits from customers for service and equipment purchases. These deposits are recognized by the Company as income when earned in accordance with the specific agreement with the customer.

 Advertising Costs

  Advertising costs, consisting of advertising and promotional materials, are capitalized over their estimated useful life, ranging from one to three years.

 Use of Estimates in the Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Stock Based Compensation

  In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires compensation expense to be recorded either by using the new fair value method or by using existing accounting rules prescribed by Accounting Principles Board Option No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for its stock based compensation plans in accordance with the provisions of APB 25 along

                            VOYAGER NETWORKS, INC.

with the related proforma disclosures. During 1996, no significant difference resulted in measuring compensation costs under either APB 25 or SFAS 123.

 Management Plans

  Successful future operations are subject to certain risks and uncertainties including, among others, actual and potential competition by entities with greater financial resources, experience and market presence than the Company, risks associated with consolidation in the industry, the need to manage growth and expansion, certain technology and regulatory risks and the ability of the Company to generate sufficient revenue and obtain additional financing. The Company's future success will be substantially dependent on the continued growth of the Internet, particularly with respect to its commercialization. Rapid growth in the use of and interest in the Internet is a recent phenomenon, and there can be no assurance that such growth will continue at the same rate or at all or that commerce over the Internet will become widespread.

  The Company has entered into an agreement, subject to the approval by the stockholders of the Company, to merge with GlobalCenter, Inc. ("Global") a provider of high speed content management and distribution services over the Internet. Subsequent to December 31, 1996 Global is planning an initial public offering of its common stock. There can be, however, no assurance that the offering will be successful.

  If the Company does not complete its merger with Global or obtain other financing, the Company would be forced to curtail its growth and, possibly to implement cost reduction measures. Such cost reduction measures might include reducing personnel costs and eliminating certain marketing activities among other reductions. Implementation of such cost reduction measures could have a material adverse effect on the Company's ability to provide competitive service to its existing customers and to attract new customers.

  In September 1997 Voyager decided to terminate the business of providing voice telephone service to customers and concentrate its efforts on providing digital distribution services.

 Interim Periods

  The results of operations for the six months ended June 30, 1997, are not necessarily indicative of the results to be expected for the full year. All information as of and for the six month periods ended June 30, 1996 and 1997, is unaudited and, in the opinion of management, contains all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of such information for the respective periods.

 Fair Value of Financial Instrument

  The estimated fair value of finacial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgement is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. The carrying amounts of cash, accounts receivable, accounts payable and notes payable approximate fair values.

                            VOYAGER NETWORKS, INC.

NOTE 2--PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1995 and 1996 consists of the following:

                                                                     ESTIMATED
                                                  1995      1996    USEFUL LIVES
                                                -------- ---------- ------------
Network and switching equipment................ $413,133 $1,108,050  5-7 years
Office equipment...............................   65,378    125,314    5 years
Furniture and fixtures.........................   33,111    101,788    5 years
Leasehold improvements.........................   54,585    159,806
                                                -------- ----------
                                                 566,207  1,494,958
Less: accumulated depreciation.................  174,244    297,605
                                                -------- ----------
 Property and Equipment, net................... $391,963 $1,197,353
                                                ======== ==========

  Depreciation expense for the years ended December 31, 1995 and 1996 was $138,980 and $202,475, respectively.

NOTE 3--INTANGIBLE ASSETS

  Intangible assets at December 31, 1995 and 1996 consist of the following:

                                                                  1995    1996
                                                                 ------- -------
   Licensing fees............................................... $58,512 $72,324
   Organization costs...........................................   2,500   2,861
                                                                 ------- -------
                                                                  61,012  75,185
   Less: accumulated amortization...............................   2,811   7,927
                                                                 ------- -------
    Intangible assets, net...................................... $58,201 $67,258
                                                                 ======= =======

  Amortization expense for the years ended December 31, 1996 and 1995 was $5,243 and $2,061, respectively.

                             VOYAGER NETWORKS, INC.

NOTE 4--LONG-TERM DEBT

  Long-term debt as December 31, 1995 and 1996 consists of the following:

                                                               1995     1996
                                                              ------- --------
Equipment loan, payable due in thirty-six (36) monthly
 installments of $927, including principal and interest
 through December 1997, secured by underlying equipment...... $17,630 $  9,832
Equipment loan, payable due in thirty-six (36) monthly
 installments of $170, including principal and interest
 through December 1997, secured by underlying equipment......   3,785    2,073
Equipment loan, payable due in sixty (60) monthly
 installments of $1,452, including principal and interest
 through February 2001, secured by underlying equipment......  64,533   46,233
Equipment loan, payable due in thirty-six (36) monthly
 installments of $279, including principal and interest
 through November 1999, secured by underlying equipment......      --    7,422
                                                              ------- --------
                                                              $85,948  $65,560
                                                              ------- --------
Equipment loan, payable due in thirty-six (36) monthly
 installments of $1,308, including principal and interest
 through October 1999, secured by underlying equipment.......      --   30,949
Equipment loan, payable due in twenty-four (24) monthly
 installments of $5,194, including principal and interest
 through August 1998, secured by underlying equipment, with a
 balloon payment of $13,440..................................      --  102,736
Equipment loan, payable due in twelve (12) monthly
 installments of $1,197, including principal and interest
 through May 1997, secured by underlying equipment...........      --    4,568
Equipment loan, payable in twenty-four (24) monthly
 installments of $4,493, including principal and interest
 through December 1997, secured by underlying equipment......      --   59,055
                                                              ------- --------
 Total Long-Term Debt........................................  85,948  262,868
Less: Current Maturities.....................................  18,453  130,542
                                                              ------- --------
 Total Long-Term Debt, Less Current Maturities............... $67,495 $132,326
                                                              ======= ========

  Maturities of long-term debt at December 31, 1996 for the next five (5) years and in the aggregate are as follows:

      YEAR ENDING
      DECEMBER 31,                                                       AMOUNT
      ------------                                                      --------
       1997...........................................................  $130,542
       1998...........................................................    88,500
       1999...........................................................    26,172
       2000...........................................................    14,833
       2001...........................................................     2,821
                                                                        --------
       Total..........................................................  $262,868
                                                                        ========

NOTE 5--NOTE PAYABLE, BANK

  On June 1, 1995, the Company entered into a credit facility agreement for a revolving credit line of $99,000 which bears interest at 2% over the prime rate. As of December 31, 1995 and 1996 the outstanding balance was $27,000 and $0, respectively. The line is collateralized by all of the Company's assets and personally guaranteed by three of the Company's stockholders.

                             VOYAGER NETWORKS, INC.

NOTE 6--CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLES

  In 1996 the Company changed their method of recording depreciation on their property and equipment from the accelerated method to the straight-line method. This charge would correctly reflect the actual useful lives of the assets. This change, which has been accounted for as a cumulative effect of a change in accounting principles amounted to $64,049 net of related income taxes (See Note
1).

NOTE 7--COMMITMENTS AND CONTINGENCIES

 Operating Lease Arrangements

  The Company conducts its operations from facilities that are leased under noncancelable operating leases expiring in 2001. The Company pays property taxes, insurance, maintenance and other expenses related to the leased properties. Rental expense in 1995 and 1996 amounted to $72,800 and $137,756, respectively.

  The Company leases equipment under various noncancelable operating leases expiring between 1997 to 2001.

  Future minimum rental payments under the above noncancelable operating leases as of December 31, 1996 are as follows:

       YEAR ENDING
       DECEMBER 31,                                                     AMOUNT
       ------------                                                   ----------
        1997......................................................... $  419,179
        1998.........................................................    330,121
        1999.........................................................    333,046
        2000.........................................................    288,651
        2001.........................................................    150,922
                                                                      ----------
        Total........................................................ $1,521,919
                                                                      ==========

 Stock Option Plan

  In 1996 the Company adopted a Stock Option Plan ("the Plan"). Each option granted under the Plan is intended to be an incentive stock option within the meaning of Section 422A of the Internal Revenue Code. The options may be granted to any eligible employee of the Company at the discretion of the Board of Directors (the "Board"). The stock may be issued pursuant to options granted under the Plan, these options shall be shares of the Company's common stock, $0.01 par value, which may be either treasury stock or authorized but unissued stock not to exceed 2,500 shares. The option price shall be fixed by the Board and stated in each option agreement, and shall not be less than the fair market value of a share of the stock. As of December 31, 1996, the Board of Directors granted 1,750 shares of options that range between $67 per share to $85 per share.

 Litigation

  The Company is involved in litigation through the normal course of business. The Company believes that the resolution of these matters will not have a material adverse effect on the financial position of the Company.

                             VOYAGER NETWORKS, INC.

NOTE 8--STOCKHOLDERS' EQUITY

  In May 1996, an employee was issued 2,480 shares of the Company's common stock for services rendered to the Company in lieu of compensation of $50,567. This stock is subject to the terms of an employment agreement and will vest over five years period as follows:

                              NUMBER OF
                               SHARES     VESTING DATE
                              --------- -----------------
                                  496   May 31, 1996
                                  248   December 31, 1996
                                  248   December 31, 1997
                                  248   December 31, 1998
                                1,240   December 31, 1999
                                -----
Total........................   2,480
                                =====

  The unvested portion of the common stock is subject to forfeiture provisions contained in the employment agreement that are effective upon the occurrence of early termination of the agreement or various other criteria by April 30, 1999. The vested portion is being amortized as compensation expense on a pro rata basis over the vesting period, based on the amount of shares vested during each period. Compensation expense for such shares amounted to $15,187 during 1996.

NOTE 9--INCOME TAXES

  The Company recognizes deferred tax assets for the future tax consequences of events that have been recognized in their financial statements or tax returns. Accordingly, the Company has recorded a deferred tax asset for the reduction in income taxes payable in future years related to operating loss carryforwards which the Company believes will be utilized against future taxable income.

  The provision for income taxes for the years ended December 31, 1995 and 1996 consists of the following:

                                                                 1995   1996
                                                                 ---- ---------
   Deferred..................................................... $ -- $(146,569)
   Current......................................................  704    12,958
                                                                 ---- ---------
     Total...................................................... $704 $(133,611)
                                                                 ==== =========

  The Company utilized approximately $178,606 of net operating losses in 1996 to reduce the current period tax expense and has available $394,740 of net operating loss carryforwards as of December 31, 1996 to reduce future taxable income. These carryforwards expire in years through 2010.

NOTE 10--ECONOMIC DEPENDENCY

 Major Customers

  During 1995 and 1996, the Company sold a substantial portion of its products to four customers. During the years ended December 31, 1995 and 1996, sales to these customers were approximately $1,614,000 (43%) and $4,396,000 (54%), respectively. As of December 31, 1995 and 1996, the amounts due from these customers included in accounts receivable were $589,578 and $1,012,448, respectively.

 Major Suppliers

  During 1995 and 1996, the Company purchased a substantial portion of its carrier charges from one supplier. During the years ended December 31, 1995 and 1996, purchases from this supplier were approximately $1,538,000 (86%) and $2,352,000 (49%), respectively. At December 31, 1995 and 1996, the amounts due this supplier included in accounts payable were $515,947 and $937,000, respectively.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GCIS, Inc.:

  We have audited the accompanying balance sheet of GCIS, Inc. (a Delaware corporation), as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the eleven months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GCIS, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the eleven months then ended in conformity with generally accepted accounting principles.

Phoenix, Arizona,
October 8, 1997.

                                   GCIS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                                    ASSETS
CURRENT ASSETS:
 Cash............................................................. $ 3,326,997
 Accounts receivable, net of allowance for doubtful accounts of
  $46,811.........................................................     202,377
 Inventory........................................................      57,835
 Prepaid telecommunication access fees............................     600,000
 Prepaid expenses and other current assets........................     146,736
                                                                   -----------
  Total current assets............................................   4,333,945
PROPERTY AND EQUIPMENT, net.......................................     536,198
OTHER ASSETS......................................................     167,800
                                                                   -----------
  Total assets.................................................... $ 5,037,943
                                                                   ===========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable................................................. $   339,891
 Accrued professional fees........................................     243,489
 Accrued telecommunication access fees............................     188,422
 Accrued bonuses..................................................     184,990
 Accrued payroll related benefits accrual.........................     137,195
 Accrued interest.................................................     108,132
 Current portion of notes payable.................................     500,000
 Other accrued liabilities........................................     131,720
                                                                   -----------
  Total current liabilities.......................................   1,833,839
NOTES PAYABLE, net of current portion.............................   2,100,000
                                                                   -----------
  Total liabilities...............................................   3,933,839
                                                                   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Preferred stock, Series A, $.001 par value; $.52 liquidation preference; 8,000,000 shares authorized; 7,500,000 shares issued
  and outstanding.................................................       7,500
 Preferred stock, Series B, $.001 par value; $.52 liquidation
  preference; 7,666,960 shares authorized, issued and outstanding.       7,667
 Preferred stock, Series C, $.001 par value; $.15 liquidation preference; 13,333,332 shares authorized, issued and
  outstanding.....................................................      13,333
 Common stock, $.001 par value; 40,000,000 shares authorized;
  1,289,000 shares issued and outstanding.........................       1,289
 Additional paid-in capital.......................................   7,344,594
 Accumulated deficit..............................................  (6,270,279)
                                                                   -----------
  Total stockholders' equity......................................   1,104,104
                                                                   -----------
   Total liabilities and stockholders' equity..................... $ 5,037,943
                                                                   ===========

       The accompanying notes are an integral part of this balance sheet.

                                   GCIS, INC.

                            STATEMENT OF OPERATIONS

                 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1996

SERVICE, ACCESS AND OTHER REVENUE................................. $ 1,218,055
                                                                   -----------
COSTS AND EXPENSES:
 Cost of revenue..................................................   1,384,161
 Sales and marketing..............................................   1,687,105
 General and administrative.......................................   1,199,909
 Engineering and operations.......................................   2,648,463
 Write down of property and equipment.............................     377,000
 Write down of inventory..........................................      76,500
                                                                   -----------
  Total costs and expenses........................................   7,373,138
                                                                   -----------
LOSS FROM OPERATIONS..............................................  (6,155,083)
                                                                   -----------
INTEREST AND OTHER EXPENSE........................................     115,196
                                                                   -----------
  Net loss........................................................ $(6,270,279)
                                                                   ===========


         The accompanying notes are an integral part of this statement.

                                   GCIS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1996

                          PREFERRED STOCK     COMMON STOCK   ADDITIONAL                  TOTAL
                         ------------------ ----------------  PAID-IN   ACCUMULATED  STOCKHOLDERS'
                           SHARES   AMOUNT   SHARES   AMOUNT  CAPITAL     DEFICIT       EQUITY
                         ---------- ------- --------- ------ ---------- -----------  -------------
 Capitalization of the
  Company, February
  1996..................  6,000,000 $ 6,000       100 $   -- $  547,680 $        --   $   553,680
 Issuance of Series A
  preferred stock.......  1,500,000   1,500        --     --    748,500          --       750,000
 Issuance of Series B
  preferred stock,......  7,666,960   7,667        --     --  3,994,486          --     4,002,153
 Issuance of Series C
  preferred stock....... 13,333,332  13,333        --     --  1,986,667          --     2,000,000
 Issuance of common
  stock.................         --      -- 1,288,900  1,289     67,261          --        68,550
 Net loss...............         --      --        --     --         --  (6,270,279)   (6,270,279)
                         ---------- ------- --------- ------ ---------- -----------   -----------
BALANCE, December 31,
 1996................... 28,500,292 $28,500 1,289,000 $1,289 $7,344,594 $(6,270,279)  $ 1,104,104
                         ========== ======= ========= ====== ========== ===========   ===========



         The accompanying notes are an integral part of this statement.

                                   GCIS, INC.

                            STATEMENT OF CASH FLOWS

                 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss......................................................... $(6,270,279)
 Adjustments to reconcile net loss to net cash used in operating activities
  Depreciation....................................................     143,590
  Write down of property and equipment............................     377,000
  Write down of inventory.........................................      76,500
 Changes in assets and liabilities:
  Increase in accounts receivable, net............................     (34,798)
  Increase in inventories.........................................    (130,790)
  Increase in prepaid telecommunication access fees...............    (600,000)
  Decrease in prepaid expenses and other current assets...........       4,794
  Increase in other assets........................................     (92,800)
  Increase in accounts payable....................................      92,543
  Increase in accrued telecommunication access fees...............     188,422
  Decrease in accrued professional fees...........................     (59,511)
  Increase in accrued bonuses.....................................      79,990
  Increase in accrued payroll related benefits....................     137,195
  Increase in accrued interest....................................     108,132
  Decrease in other accrued liabilities...........................     (45,952)
                                                                   -----------
   Net cash used in operating activities..........................  (6,025,964)
                                                                   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment..............................    (274,064)
                                                                   -----------
   Net cash used in investing activities..........................    (274,064)
                                                                   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable......................................   2,600,000
 Issuance of Series A preferred stock.............................     750,000
 Issuance of Series B preferred stock.............................   4,002,153
 Issuance of Series C preferred stock.............................   2,000,000
 Issuance of common stock.........................................      68,550
                                                                   -----------
   Net cash provided by financing activities......................   9,420,703
                                                                   -----------
NET INCREASE IN CASH..............................................   3,120,675
CASH, beginning of period.........................................     206,322
                                                                   -----------
CASH, end of period............................................... $ 3,326,997
                                                                   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest........................................... $    44,000
                                                                   ===========

         The accompanying notes are an integral part of this statement.

                                  GCIS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Operations

  Global Village Communication, Inc. ("GVCI"), a Delaware corporation, was founded in June 1989, designs, develops and markets easy-to-use integrated communication products and services for users of personal computers with Windows, Macintosh, OS/2 or DOS operating systems. GCIS, Inc. ("GCIS" or "the Company"), a former division of GVCI, delivers worldwide e-mail and full Internet access in a plug-and-play package, which includes services ranging from the router hardware to the service registration. In February 1996, GCIS became a wholly owned subsidiary of GVCI, and accordingly, the financial statements presented are for the period from February 1, 1996 through December 31, 1996.

 Primenet Merger

  On December 31, 1996, the Company merged with Primenet Services for the Internet, Inc. ("Primenet"). In connection with the Primenet merger, Primenet issued 178,179 shares of its common stock and 3,939,310 shares of its Series B preferred stock in exchange for all of the issued and outstanding voting stock of GCIS. Additionally, all outstanding options for common stock of GCIS were assumed by Primenet in connection with the merger.

  This merger was accounted for as a purchase in accordance with Accounting Principles Board No. 16 and 17 accordingly. The purchase price was allocated to the assets of GCIS based on their relative fair market values.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The concentration of credit risk is limited due to the large number of customers comprising the Company's customer base, which is located primarily in the western United States.

 Inventory

  Inventory consists of computer hardware and components for resale, which are stated at the lower of cost (first-in, first-out method) or market.

 Property and Equipment

  Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives and consist of the following:

                                                           USEFUL   DECEMBER 31,
                                                            LIFE        1996
                                                          --------- ------------
   Network and computer equipment........................ 3 years    $ 192,320
   Customer premise equipment............................ 3 years      464,659
   Software.............................................. 3-5 years     51,966
                                                                     ---------
                                                                       708,945
   Less: accumulated depreciation........................             (172,747)
                                                                     ---------
   Property and equipment, net...........................            $ 536,198
                                                                     =========

                                  GCIS, INC.

  Customer premise equipment represents network routers which are leased to customers under agreements with month-to-month terms.

  In the event that facts and circumstances indicate that the cost of property and equipment may be impaired, an evaluation of recoverability would be performed. This evaluation would include the comparison of the future estimated undiscounted cash flows associated with the assets to the carrying amount of these assets to determine if a writedown to market value or discounted cash value is required.

  Based on an evaluation performed as of December 31, 1996, it was determined that an impairment loss of approximately $377,000 should be recognized for customer premise equipment as a result of technological advancements.

 Revenue Recognition

  Service, access and other revenue includes initial fixed connection charges, fees related to the licensing agreements and monthly access fees. These revenues are recognized as the service is provided.

 Cost of Revenue

  Cost of revenue consists primarily of network telecommunications costs, referral fees, depreciation of network equipment, and personnel costs related to network operations, technical and customer support.

 Software Development Costs

  Costs for the internal development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs directly associated with the development would be capitalized. To date, the Company has essentially completed its software development concurrently with the establishment of technological feasibility and, accordingly, no such costs have been capitalized.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) INCOME TAXES:

  The Company records income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

                                  GCIS, INC.

  The income tax expense (benefit) is different than the amount that would be computed by applying the United States corporate income tax rate to the loss before income taxes. The differences are summarized as follows:

   Income tax at the statutory rate (34%).......................... $ 2,081,000
   Expenses not deductible for income tax purposes.................      (4,400)
   Deferred tax asset valuation allowance..........................  (2,076,600)
                                                                    -----------
    Income taxes .................................................. $        --
                                                                    ===========

  Management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided. The utilization of these carryforwards is limited under various tax law provisions as a result of the change of ownership of GCIS.

(3) NOTE PAYABLE:


   Term loan to stockholder, interest at the prime rate (8.25% at
    December 31, 1996),
    $125,000 payable per quarter with the first payment due March
    31, 1997....................................................... $2,600,000
   Less: Current portion...........................................   (500,000)
                                                                    ----------
   Long-term debt.................................................. $2,100,000
                                                                    ==========

  The note matures as follows:

                                                                        NOTES
                                                                       PAYABLE
                                                                      ----------
   1997.............................................................. $  500,000
   1998..............................................................    500,000
   1999..............................................................    500,000
   2000..............................................................    500,000
   2001..............................................................    500,000
   Thereafter........................................................    100,000
                                                                      ----------
                                                                      $2,600,000
                                                                      ==========

  The Company has available a Revolving Credit and Term Loan Facility ("Facility Agreement"). The Facility Agreement was entered into by GCIS in November 1996, prior to the Primenet merger. The maximum amount available to the Company under the committed revolving credit line is $3,000,000, less the aggregate term loan then outstanding. The committed term loan provides for a maximum of $2,000,000, less the revolving credit line advances in excess of $1,000,000. Amounts outstanding under this agreement bear interest at the prime rate plus .75%. Amounts borrowed under the revolving line may be repaid and reborrowed at anytime until November 1997, at which time all advances are due. Unpaid principal balances under the term loan are payable in 36 equal installments, plus interest, beginning in December 1997.

  The company is required to meet certain financial covenants as described in the Facility Agreement. The Facility Agreement is collateralized by cash, accounts receivable, property and other assets of the Company. There was no outstanding balance on this Facility Agreement at December 31, 1996.

  This Facility Agreement was assumed by Primenet in connection with Primenet merger and the terms have been subsequently modified.

                                  GCIS, INC.

(4) COMMITMENTS AND CONTINGENCIES:

 Facilities

  The Company has entered into a lease agreement for office space. Rent expense was approximately $86,000 for the eleven months ended December 31, 1996.

  Future minimum lease payments under noncancelable facility lease agreements as of December 31, 1996 are as follows:

      YEAR ENDING
      DECEMBER 31,
      ------------
      1997............................................................. $171,012
      1998.............................................................  171,012
      1999.............................................................   42,753
      2000.............................................................       --
      2001.............................................................       --
      Thereafter.......................................................       --
                                                                        --------
                                                                        $384,777
                                                                        ========

(5) STOCK OPTION PLANS:

  In 1996, the Company adopted a stock option plan (the "Plan") with 5,009,250 shares of common stock reserved for issuance thereunder. The Plan provides for discretionary grants of incentive stock options or nonstatutory stock options to employees, officers, and independent contractors. The Board of Directors has the discretion to determine the employees, officers, and independent contractors who will receive discretionary awards, the type of awards to be granted, and the term, vesting, and exercise prices.

  The Plan allows for the exercise of unvested options. The shares purchased under such options are subject to repurchase by the Company at the original exercise price paid per share upon cessation of employment prior to vesting in such shares. Such repurchase rights shall lapse with respect to the option shares, and the options shall vest in their respective option shares based on the vesting period determined by the Board of Directors.

  All options outstanding at December 31, 1996 vest at a rate of 25% at the end of the first year and 2% per month thereafter. These option exercise price was $.05 per share. At December 31, 1996, no options had vested.

  In connection with the Primenet merger on December 31, 1996, Primenet assumed the options of employees of GCIS and converted the GCIS options to options in the Company's common stock at terms economically identical to the grantee.

  The Company accounts for the Plan pursuant to the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation. As permitted under SFAS No. 123, the Company has elected to continue to account for stock transactions with their employees pursuant to the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock-Issued to Employees, under which no compensation cost has been recognized as the exercise price of the issued options was equal to the fair market value at the time of issuance. Had compensation cost for the plan been recorded consistent with SFAS No. 123, the Company's net income would have been reduced to the following pro forma amounts:

                                             1996
                                          -----------
         Net loss: As reported........... $(6,121,779)
         Pro forma....................... $(6,130,994)

                                  GCIS, INC.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1996; risk-free interest rates of 5.05% to 5.83% expected life of .5 to 3.5 years.

  The following table summarizes stock option activity under the Plan:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                      NUMBER OF   EXERCISE PRICE
                                                        SHARES      PER SHARE
                                                      ----------  --------------
   Balance at January 31, 1996.......................         --       $ --
    Granted..........................................  3,145,000        .05
    Exercised........................................ (1,399,000)        --
    Forfeited........................................         --        .05
                                                      ----------
   Balance at December 31, 1996......................  1,746,000       $.05
                                                      ==========

(6) ISSUANCE OF PREFERRED STOCK:

  In April 1996, GCIS issued 1,500,000 shares of Series A Convertible preferred stock to UUNET Technologies, Inc. in exchange for telecommunication access services. These shares were valued at $750,000 at the date of issuance and are recorded as prepaid telecommunication line fees. The prepaid telecommunication line fees are expensed over five years. In connection with The Primenet merger the Series A were exchanged for Series B Convertible preferred stock which had similar terms as disclosed below.

  In July 1996, GCIS completed its first round of third party financing, issuing 7,666,960 shares of Series B Convertible preferred stock to two venture capital firms at a price of $0.52 per share. On December 23, 1996, GCIS completed a second round of venture capital financing. This round raised approximately $2.0 million dollars in exchange for 13,333,332 shares of Series C preferred stock at a price of $0.15 per share.

  Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder, into one share of common stock. The shares of Convertible Preferred Stock will be converted automatically into shares of common stock at the then effective conversion price upon an initial public offering of common stock.

  The shares of Convertible Preferred Stock have a liquidation preference equal to $3.77 per share plus accrued but unpaid dividends and have voting rights equivalent to the same proportion of common stock to be owned after conversion. The preferred stockholders have the right to receive dividends equal to the dividends per share declared on the common stock into which the preferred shares are convertible. As a class, the holders of the preferred shares have the right, until such time as the preferred shares have been converted to common stock, to elect two members of the Company's Board of Directors.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GCIS, Inc.

  We have audited the accompanying statement of net assets to be sold of GCIS, Inc. (a former division of Global Village Communication, Inc.), as of January 31, 1996, and the related statement of revenues and expenses for the ten months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statements have been prepared pursuant to the Merger Agreement described in Note 1 between GCIS and Primenet Services for the Internet, Inc. dated December 31, 1996, and are not intended to be a complete presentation of the GCIS' assets and liabilities or revenues and expenses.

  In our opinion, the statements referred to above present fairly, in all material respects, the net assets of GCIS, Inc. as of January 31, 1996, to be sold pursuant to the Purchase Agreement referred to in Note 1 and the operating revenues and expenses for the ten months then ended in conformity with generally accepted accounting principles.

Phoenix, Arizona,
October 8, 1997.

                                   GCIS, INC.

                       STATEMENT OF NET ASSETS TO BE SOLD

                                JANUARY 31, 1996

                                     ASSETS

CURRENT ASSETS:
 Cash............................................................... $  206,322
 Accounts receivable................................................    167,579
 Inventory..........................................................      3,545
 Prepaid royalty....................................................     79,320
 Deposits...........................................................     50,000
 Prepaid expenses and other.........................................     22,210
                                                                     ----------
  Total current assets..............................................    528,976
                                                                     ----------
PROPERTY AND EQUIPMENT, net.........................................    782,824
OTHER ASSETS........................................................     75,000
                                                                     ----------
  Total assets...................................................... $1,386,800
                                                                     ==========
                                  LIABILITIES
LIABILITIES:
 Accounts payable................................................... $  247,348
 Accrued professional fees..........................................    303,000
 Accrued bonuses....................................................    105,000
 Other accrued liabilities..........................................    177,672
                                                                     ----------
  Total liabilities.................................................    833,020
                                                                     ----------
NET ASSETS TO BE SOLD............................................... $  553,780
                                                                     ==========


         The accompanying notes are an integral part of this statement.

                                   GCIS, INC.

                       STATEMENT OF REVENUES AND EXPENSES

                   FOR THE TEN MONTHS ENDED JANUARY 31, 1996

REVENUE:
 Service, access and other.......................................... $  375,941
 Customer premise equipment.........................................    142,674
                                                                     ----------
   Total revenue....................................................    518,615
                                                                     ----------
COSTS AND EXPENSES:
 Cost of revenue
 Service, access and other..........................................    816,709
 Customer premise equipment.........................................    101,422
 Sales and marketing................................................  1,597,546
 General and administrative.........................................    436,232
 Engineering and operations.........................................  2,080,361
                                                                     ----------
   Total costs and expenses.........................................  5,032,270
                                                                     ----------
NET LOSS FROM OPERATIONS............................................ (4,513,655)
                                                                     ----------


         The accompanying notes are an integral part of this statement.

                                  GCIS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Operations

  Global Village Communication, Inc. ("GVCI"), a Delaware corporation, was founded in June 1989, and designs, develops and markets easy-to-use integrated communications products and services for users of personal computers with Windows, Macintosh, OS/2 or DOS operating systems. GCIS, Inc. ("GCIS" or "the Company"), a former division of GVCI, delivers worldwide e-mail and full Internet access in a plug-and-play package, which includes everything from the router hardware to the service registration. GCIS became a separate reporting division of GVCI in April 1995 and in February 1996, became a wholly owned subsidiary of GVCI. Accordingly, the financial statements presented represent the period from April 1, 1995 to January 31, 1996, when the Company was a separate reporting division.

 Primenet Merger

  On December 31, 1996, the Company was acquired by Primenet Services for the Internet, Inc. (Primenet) pursuant to an agreement of merger ("Merger Agreement"). In connection with the Primenet merger, Primenet issued 178,179 shares of common stock and 3,939,310 shares of Series B Preferred Stock in exchange for all of the issued and outstanding voting stock of GCIS. Additionally, all outstanding options for the purchase of common stock of GCIS were assumed by Primenet in connection with the merger.

 Basis of Presentation

  The accompanying financial statements represent the operations of GCIS which were acquired by Primenet on December 31, 1996. All significant intercompany accounts and transactions have been eliminated.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The concentration of credit risk is limited due to the large number of customers comprising the Company's customer base, which is located primarily in the western United States.

 Inventory

  Inventory consists of computer hardware and components for resale, which are stated at the lower of cost (first-in, first-out method) or market.

 Property and Equipment

  Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives and consist of the following:

                                                                     JANUARY 31,
                                                         USEFUL LIFE    1996
                                                         ----------- -----------
   Customer premise equipment...........................  3 years     $780,162
   Software.............................................  3-5 years     31,817
                                                                      --------
                                                                       811,979
   Less: accumulated depreciation.......................               (29,155)
                                                                      --------
   Property and equipment, net..........................              $782,824
                                                                      ========

                                  GCIS, INC.

  Customer premise equipment represents network routers which are leased to customers under agreements with month-to-month terms.

  In the event that facts and circumstances indicate that the cost of property and equipment may be impaired, an evaluation of recoverability would be performed. This evaluation would include the comparison of the future estimated undiscounted cash flows associated with the assets to the carrying amount of these assets to determine if a writedown to market value or discounted cash value is required.

 Revenue Recognition

  Service, access and other revenue includes initial fixed connection charges, fees related to the licensing agreements and monthly access fees. This revenue is recognized as the service is provided.

  Customer premise equipment revenue is recognized when installation of the equipment is completed.

 Cost of Revenue

  Cost of revenue - service, access, and other consists primarily of network telecommunications costs, referral fees, depreciation of network equipment, and personnel costs related to network operations, technical and customer support.

  Cost of revenue - customer premise equipment consists primarily of the cost of equipment sold to customers.

 Software Development Costs

  Costs for the internal development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs directly associated with the development would be capitalized. To date, the Company has essentially completed its software development concurrently with the establishment of technological feasibility and, accordingly, no such costs have been capitalized.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) INCOME TAXES:

  The Company records income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

  The Company has recorded no provision or benefit for income taxes because of its operating loss.

                                  GCIS, INC.

  The income tax expense (benefit) is different than the amount that would be computed by applying the United States corporate income tax rate to the loss before income taxes. The differences are summarized as follows:

   Income tax at the statutory rate (34%)......................... $(1,500,000)
   State taxes, net of Federal benefit............................    (264,000)
   Expenses not deductible for income tax purposes................       2,000
   Deferred tax asset valuation allowance.........................   1,762,000
                                                                   -----------
     Income taxes ................................................ $        --
                                                                   ===========

  Significant components of the Company's deferred tax asset as of January 31, 1996, are as follows:

   Depreciable and amortizable property and equipment.............     (20,000)
   Accruals not deductible for tax purposes.......................      68,000
   Net operating loss carryforward................................   1,714,000
   Less: valuation allowance......................................  (1,762,000)
                                                                   -----------
                                                                   $        --
                                                                   ===========

  Management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided. The Company has generated approximately $4,285,000 of federal net operating loss carryforwards for GVCI.

(3) SUBSEQUENT EVENTS:

 Stock Option Plans

  In 1996, the Company adopted a stock option plan (the "Plan") with 5,009,250 shares of common stock reserved for issuance thereunder. The Plan provides for discretionary grants of incentive stock options or nonstatutory stock options to employees, officers, and independent contractors. The Board of Directors has the discretion to determine the employees, officers, and independent contractors who will receive discretionary awards, the type of awards to be granted, and the term, vesting, and exercise prices.

  In connection with the Primenet merger on December 31, 1996, Primenet assumed options of employees of GCIS and converted the GCIS options to options in the Company at terms economically identical to the grantee (see Note 1).

===============================================================================

   NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL OR A SOLICI-TATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANC-ES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
  Prospectus Summary......................................................   3
  Risk Factors............................................................   6
  Use of Proceeds.........................................................  15
  Dividend Policy.........................................................  15
  Capitalization..........................................................  16
  Dilution................................................................  17
  Selected Consolidated Financial Data....................................  18
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  19
  Business................................................................  29
  Management..............................................................  43
  Certain Transactions....................................................  52
  Principal and Selling Stockholders......................................  54
  Description of Capital Stock............................................  56
  Shares Eligible for Future Sale.........................................  60
  Underwriting............................................................  62
  Legal Matters...........................................................  63
  Experts.................................................................  64
  Additional Information..................................................  64
  Index to Financial Statements........................................... F-1
  Report of Independent Auditors..........................................

                                  -----------

   UNTIL , 199 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBU-TION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

===============================================================================

===============================================================================

                                    SHARES

                  [LOGO OF GLOBALCENTER, INC. APPEARS HERE]

                                 COMMON STOCK

                                  -----------
                                  PROSPECTUS
                                  -----------

                               HAMBRECHT & QUIST

                         VOLPE BROWN WHELAN & COMPANY


                                       , 1997

===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        AMOUNT
                                                                        TO BE
                                                                         PAID
                                                                       --------
   SEC registration fee............................................... $ 10,455
   NASD filing fee....................................................    3,950
   Nasdaq National Market listing fee.................................    *
   Printing and engraving expenses....................................  150,000
   Legal fees and expenses............................................  350,000
   Accounting fees and expenses.......................................  150,000
   Blue Sky qualification fees and expenses...........................    5,000
   Transfer agent and registrar fees..................................   10,000
   Miscellaneous fees.................................................    *
                                                                       --------
   Total.............................................................. $   *
                                                                       ========

  --------
   *To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Reference is made to the Restated Certificate of Incorporation of the Registrant to be effective upon the completion of this offering, filed herewith as Exhibit 3.1; the Restated Bylaws of the Registrant, filed herewith as Exhibit 3.2; Section 145 of the Delaware General Corporation Law; and the form of indemnification agreement filed herewith as Exhibit 10. , which, among other things, and subject to certain conditions, authorize the Registrant to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the Registrant against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

  Section 7 of the form of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Registrant and its controlling persons on the other hand, for certain liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended.

  The Registrant intends to obtain directors and officers insurance providing indemnification for certain of the Registrant's directors, officers, affiliates, partners or employees for certain liabilities.

  The indemnification provisions in the Restated Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                        EXHIBIT
   DOCUMENT                                                             NUMBER
   --------                                                             -------
   Form of Underwriting Agreement......................................    1.1
   Restated Certificate of Incorporation...............................    3.2
   Amended and Restated Bylaws.........................................    3.4
   Form of Indemnification Agreement entered into by the Registrant with each of its directors and officers............................  10.10

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since October 1994, the Registrant has sold and issued the following
securities (without giving effect to the      split of the Company's Common
Stock to be effected prior to the closing of this offering):

    1. In October 1995, the Registrant issued and sold an aggregate of 3,600,000 shares of Common Stock to its founders in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

    2. During the period from October 1995 to July 1997, the Registrant granted options to purchase an aggregate of 1,526,451 shares of Common Stock to directors, officers, employees and consultants pursuant to the Registrant's 1995 Stock Plan in reliance on Rule 701 promulgated under the Securities Act.

    3. On December 15, 1995 and January 12, 1996, the Registrant issued and sold an aggregate of 400,000 shares of Series A Preferred Stock in a private placement to 65 investors for aggregate consideration of $2,000,000 in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

    4. On January 12, 1996, the Registrant issued a warrant to purchase up to 40,000 shares of the Registrant's Common Stock at an exercise price of $6.00 per share to Fox & Company in connection with the private placement of Series A Preferred Stock. The warrant expires, if not earlier exercised, on January 11, 2001. Issuance of the warrant to purchase Common Stock was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

    5. On January 10, 1997, the Registrant issued an aggregate of 3,939,304 shares of Series B Preferred Stock in a private placement to 13 investors in connection with the acquisition of GCIS. The issuance of Common Stock was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

    6. On May 6, 1997, the Registrant issued an aggregate of 4,133,977 shares of Common Stock in a private placement to 14 investors in connection with the acquisition of ISI. The issuance was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

    7. On May 15 and June 20 1997, the Registrant issued warrants to purchase up to an aggregate of 13,300 shares of the Registrant's Common Stock at an exercise price of $6.00 per share to Phoenix Leasing in connection with the establishment of an equipment financing facility. The warrants expire, if not earlier exercised, on May 15, 2007 and June 20, 1997, respectively. Issuance of the warrants was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

    8. On June 26, 1997, the Registrant issued a warrant to purchase up to 10,000 shares of the Registrant's Common Stock at an exercise price of $4.45 per share to SVB in connection with the expansion of a credit facility. The warrant expires, if not earlier exercised, on June 26, 2002. Issuance of the warrant was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

    9. During the period from July 1997 to October 1997, the Registrant granted options to purchase an aggregate of 287,700 shares of Common Stock to directors, officers, employees and consultants pursuant to the Registrant's 1997 Stock Plan in reliance on Rule 701 promulgated under the Securities Act.

    10. On July 24, 1997, the Registrant issued and sold an aggregate of 2,028,651 shares of Series C Preferred Stock in a private placement to three investors for aggregate consideration of $9,027,500.50 in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

    11. On September 8, 1997, the Registrant issued a warrant to purchase up to 12,000 shares of the Registrant's Common Stock at an exercise price of $5.00 per share to Comdisco in connection with the execution of equipment leases. The warrant expires, if not earlier exercised, three years from the effective date of this Registration Statement. Issuance of the warrant was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

    12. As of September 30, 1997, the Registrant has granted (i) an aggregate of 1,526,451 shares of Common Stock pursuant to the exercise of options issued under the 1995 Stock Option Plan, and (ii) an aggregate of 287,700 shares of Common Stock pursuant to the exercise of options issued under the 1997 Stock Plan.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
    1.1    Form of Underwriting Agreement.
    2.1    Agreement and Plan of Reorganization by and among Primenet Services for the Internet, Inc., GlobalCenter, Inc. and Primenet Acquisition
           Corporation, dated December 31, 1996.
    2.2    Agreement and Plan of Reorganization by and among GlobalCenter Inc.,
           GlobalCenter Acquisition Corporation and I-Systems, Inc., dated
           April 11, 1997.
    2.3*   Agreement and Plan of Reorganization by and among GlobalCenter,
           Inc., GlobalCenter Merger Corporation and Voyager Networks, Inc.,
           dated October 8, 1997.
    3.1*   Certificate of Incorporation of Registrant (pre-offering).
    3.2*   Restated Certificate of Incorporation of Registrant (post-offering).
    3.3*   Bylaws of Registrant (pre-offering).
    3.4*   Amended and Restated Bylaws of Registrant (post-offering).
    4.1*   Form of Registrant's Common Stock Certificate.
    5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
   10.1*   Employment Agreement between Registrant and Nathan F. Raciborski dated as of January 10, 1997.
   10.2*   Employment Agreement between Registrant and Allan M. Kaplan dated as of January 10, 1997.
   10.3*   Employment Agreement between Registrant and Jonathan G. Heiliger dated as of May 30, 1997.
   10.4*   Employment Agreement between Registrant and Dan M. Rasmussen dated as of April 30, 1997.
   10.5*   Promissory Note by Dan M. Rasmussen in favor of Registrant dated as of June 12, 1997.
   10.6*   Promissory Note by Joel Davis in favor of Registrant dated as of
           December 16, 1996.
   10.7*   Promissory Note by Joel Davis in favor of Registrant dated as of
           October 7, 1997.
   10.8    Promissory Note by Nathan F. Raciborski in favor of Registrant dated as of March 21, 1997.
   10.9*   Promissory Note by Allan M. Kaplan in favor of Registrant dated as of March 21, 1997.
   10.10   Form of Indemnification Agreement.
   10.11*  1995 Stock Option Plan.
   10.12*  Amended and Restated 1997 Stock Plan.
   10.13*  1997 Employee Stock Purchase Plan.
   10.14*  Master Service Agreement between Registrant and MFS Datanet, Inc.
           dated as of November 21, 1995.
   10.15*  Master Service Agreement Amendment between Registrant and MFS
           Datanet, Inc. dated as of June 6, 1996.
   10.16*  Lease Agreement between Registrant and Bill and Karen Foss dated as of October 16, 1996 for facility located at 1111 Karlstad Drive,
           Sunnyvale, California.
   10.17*  Sublease Agreement between Registrant and American Bankers
           Association Service Corporation for facility located at 380 Herndon
           Parkway, Herndon, Virginia.
   10.18*  Consent to Sublease between JBG/Spring Park Limited Partnership and
           American Bankers Association Service Corporation for facility located at 380 Herndon Parkway, Herndon, Virginia.
   10.19   Sub-Lease Agreement among Registrant, Global Village Communication,
           Inc. and Herman and Raymond Christensen dated as of April 1, 1996 for facility located at 1154 East Arques, Sunnyvale, California.
   10.20*  Lease and services agreement between Registrant and Telehouse
           International Corporation of Europe, Ltd. dated January 27, 1997 for the facility located at Coriander Avenue, East India Dock, London,
           England E14.
   10.21*  Stock Pledge Agreement between Registrant and Nathan F. Raciborski dated March 21, 1997.
   10.22*  Stock Pledge Agreement between Registrant and Allan M. Kaplan dated
           March 21, 1997.

   EXHIBIT
     NO.                               DESCRIPTION
   -------                             -----------
   10.23*  Deed of Trust, Assignment of Rents, Security Agreement, Financing
           Statement and Fixture Filing between Registrant, Lawyers Title of
           Arizona, Inc. and Cocoon Capital Corporation dated April 22, 1997.
   10.24*  Stockholders' Agreement, as amended, between Registrant and certain securityholders dated as of October 3, 1997.
   11.1*   Statement of computation of earnings per share.
   21.1*   List of Subsidiaries of the Registrant.
   23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).
   23.2    Consent of Arthur Andersen LLP, Independent Public Accountants.
   23.3    Consent of Marcum & Kliegman LLP, Certified Public Accountants.
   24.1    Power of Attorney (included on page II-4).
   27      Financial Data Schedule.

  --------
* To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULE

  None.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUNNYVALE, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, ON THIS 16TH DAY OF OCTOBER 1997.

                                          GlobalCenter, Inc.

                                                  /s/ Douglas T. Hickey
                                          By___________________________________
                                              DOUGLAS T. HICKEY PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER (PRINCIPAL
                                                    EXECUTIVE OFFICER)

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas T. Hickey and Wayne A. Pratt and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURES                        TITLE                 DATE

        /s/ Douglas T. Hickey          President, Chief        October 16, 1997
-------------------------------------   Executive Officer
          DOUGLAS T. HICKEY             and Director
                                        (Principal
                                        Executive Officer)

         /s/ Wayne A. Pratt            Senior Vice             October 16, 1997
-------------------------------------   President, Finance
           WAYNE A. PRATT               and Administration,
                                        Chief Financial
                                        Officer (Principal
                                        Financial and
                                        Accounting Officer)

           /s/ John Hummer             Director                October 16, 1997
-------------------------------------
             JOHN HUMMER

         /s/ Michael Moritz            Director                October 16, 1997
-------------------------------------
           MICHAEL MORITZ

          /s/ Eric Hippeau             Director                October 16, 1997
-------------------------------------
            ERIC HIPPEAU

                                       Director                October 16, 1997
-------------------------------------
           TIMOTHY KOOGLE

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  1.1    Form of Underwriting Agreement.
  2.1    Agreement and Plan of Reorganization by and among Primenet Services for the Internet, Inc., GlobalCenter, Inc. and Primenet Acquisition
         Corporation, dated December 31, 1996.
  2.2    Agreement and Plan of Reorganization by and among GlobalCenter Inc.,
         GlobalCenter Acquisition Corporation and I-Systems, Inc., dated April
         11, 1997.
  2.3*   Agreement and Plan of Reorganization by and among GlobalCenter, Inc.,
         GlobalCenter Merger Corporation and Voyager Networks, Inc., dated
         October 8, 1997.
  3.1*   Certificate of Incorporation of Registrant (pre-offering).
  3.2*   Restated Certificate of Incorporation of Registrant (post-offering).
  3.3*   Bylaws of Registrant (pre-offering).
  3.4*   Amended and Restated Bylaws of Registrant (post-offering).
  4.1*   Form of Registrant's Common Stock Certificate.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Employment Agreement between Registrant and Nathan F. Raciborski dated as of January 10, 1997.
 10.2*   Employment Agreement between Registrant and Allan M. Kaplan dated as of January 10, 1997.
 10.3*   Employment Agreement between Registrant and Jonathan G. Heiliger dated as of May 30, 1997.
 10.4*   Employment Agreement between Registrant and Dan M. Rasmussen dated as of April 30, 1997.
 10.5*   Promissory Note by Dan M. Rasmussen in favor of Registrant dated as of
         June 12, 1997.
 10.6*   Promissory Note by Joel Davis in favor of Registrant dated as of
         December 16, 1996.
 10.7*   Promissory Note by Joel Davis in favor of Registrant dated as of
         October 7, 1997.
 10.8    Promissory Note by Nathan F. Raciborski in favor of Registrant dated as of March 21, 1997.
 10.9*   Promissory Note by Allan M. Kaplan in favor of Registrant dated as of
         March 21, 1997.
 10.10   Form of Indemnification Agreement.
 10.11*  1995 Stock Option Plan.
 10.12*  Amended and Restated 1997 Stock Plan.
 10.13*  1997 Employee Stock Purchase Plan.
 10.14*  Master Service Agreement between Registrant and MFS Datanet, Inc.
         dated as of November 21, 1995.
 10.15*  Master Service Agreement Amendment between Registrant and MFS Datanet,
         Inc. dated as of June 6, 1996.
 10.16*  Lease Agreement between Registrant and Bill and Karen Foss dated as of
         October 16, 1996 for facility located at 1111 Karlstad Drive,
         Sunnyvale, California.
 10.17*  Sublease Agreement between Registrant and American Bankers Association
         Service Corporation for facility located at 380 Herndon Parkway,
         Herndon, Virginia.
 10.18*  Consent to Sublease between JBG/Spring Park Limited Partnership and
         American Bankers Association Service Corporation for facility located at 380 Herndon Parkway, Herndon, Virginia.
 10.19   Sub-Lease Agreement among Registrant, Global Village Communication,
         Inc. and Herman and Raymond Christensen dated as of April 1, 1996 for facility located at 1154 East Arques, Sunnyvale, California.
 10.20*  Lease and services agreement between Registrant and Telehouse
         International Corporation of Europe, Ltd. dated January 27, 1997 for the facility located at Coriander Avenue, East India Dock, London,
         England E14.
 10.21*  Stock Pledge Agreement between Registrant and Nathan F. Raciborski dated March 21, 1997.
 10.22*  Stock Pledge Agreement between Registrant and Allan M. Kaplan dated
         March 21, 1997.
 10.23*  Deed of Trust, Assignment of Rents, Security Agreement, Financing
         Statement and Fixture Filing between Registrant, Lawyers Title of
         Arizona, Inc. and Cocoon Capital Corporation dated April 22, 1997.
 10.24*  Stockholders' Agreement, as amended, between Registrant and certain securityholders dated as of October 3, 1997.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENT
 -------                        -----------------------
 11.1*   Statement of computation of earnings per share.
 21.1*   List of Subsidiaries of the Registrant.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).
 23.2    Consent of Arthur Andersen LLP, Independent Public Accountants.
 23.3    Consent of Marcum & Kliegman LLP, Certified Public Accountants.
 24.1    Power of Attorney (included on page II-4).
 27      Financial Data Schedule.

--------
* To be filed by amendment.